EXHIBIT 99a


[State                              STATE OF CONNECTICUT
 Seal]                      DEPARTMENT OF PUBLIC UTILITY CONTROL
                                    TEN FRANKLIN SQUARE
                                   NEW BRITAIN, CT 06051



Docket No. 01-10-10  DPUC REVIEW OF THE UNITED ILLUMINATING COMPANY'S RATE
                     FILING AND RATE PLAN PROPOSAL




                               September 26, 2002

                         By the following Commissioners:


                                John W. Betkoski, III
                                Donald W. Downes
                                Jack R. Goldberg






                                    DECISION
                                    --------





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Docket No. 01-10-10                                              Page 2


I.    INTRODUCTION...........................................................1

   A.    SUMMARY.............................................................1
   B.    BACKGROUND OF THE PROCEEDING........................................2
   C.    CONDUCT OF THE PROCEEDING...........................................2
   D.    PARTIES AND INTERVENORS.............................................3
   E.    PUBLIC COMMENT......................................................3

II.   COMPANY PROPOSAL.......................................................3


III.  DEPARTMENT ANALYSIS....................................................4

   A.    RATE PLAN...........................................................4
      1.    Office of Consumer Counsel.......................................5
      2.    Office of Attorney General.......................................8
      3.    Prosecutorial....................................................8
      4.    Rate Plan Analysis...............................................9
   B.    TEST YEAR/RATE YEAR................................................11
   C.    COST OF EQUITY.....................................................12
      1.    Introduction....................................................13
      2.    Company ROE Proposal............................................14
      3.    ROE Position of Parties.........................................16
      4.    Cost of Equity Analysis.........................................20
   D.    COST OF CAPITAL/CAPITAL STRUCTURE..................................29
   E.    RATE BASE..........................................................31
      1. Rate Base..........................................................31
      2. Rate A Meter Replacements..........................................32
      3. Accumulated Depreciation...........................................32
      4. Prepayments........................................................32
      5. Reserves...........................................................32
      6. Accrued Vacation...................................................33
      7. Pension Liability..................................................33
      8. Working Capital....................................................33
      a.    Net Income......................................................35
      b.    Energy and Capacity.............................................36
      c.    Nuclear.........................................................37
      d.    Interest........................................................38
      e.    Payroll.........................................................38
      f. Customer Deposits..................................................39
      g.    Non-Cash Expenses...............................................39
      h.    Income Taxes....................................................40
      i. Prepayments........................................................40
      j. Deferred Taxes and Amortizations...................................41
      k.    Conclusion on Working Capital...................................41
      9. Capital Expenditures...............................................42
      a.    Transmission System Upgrade.....................................42
      b.    Capital Budget..................................................42
      10. CTA...............................................................43
      11. SBC...............................................................44
      Summary of Rate Base..................................................44
   F.    EXPENSES...........................................................45
      1. Budget.............................................................45
      2. Rate Case Expense..................................................45
      3. Uncollectibles.....................................................46
      4. Rate A Meter Timers................................................46
      5. Vault Inspections..................................................47
      6. Steel Point Remediation............................................47
      7. Legal Services.....................................................48

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Docket No. 01-10-10                                              Page 3

      8. DOT Right-of Way Lease Expense.....................................49
      9. Administrative Costs of Standard Offer and Retail Access...........49
      10. Property Taxes....................................................49
      11. Allocation of Affiliate Income Taxes..............................50
      12. Depreciation Expense..............................................51
      13. Employee Development..............................................51
      A.    Education and Training..........................................52
      a.    Workforce Development...........................................52
      b.    Various Training Initiative under $15,000.......................53
      B.    Tuition Assistance..............................................53
      14. Advertising.......................................................54
      15. Purchased PC Software.............................................54
      16. Telephone & Telegram Expense......................................55
      17. Travel Expense for Trips..........................................55
      18. Statement of Position.............................................56
      19. Severance.........................................................56
      20. Payroll Expense...................................................57
      a.    Health Insurance................................................59
      b.    Pension Expense.................................................59
      c.    401K Contribution...............................................59
      d.    Life Insurance..................................................59
      21. Insurance.........................................................59
      22. Executive Compensation and Management Incentive Compensation......60
      23. American Stock Transfer...........................................61
      24. UIL Holdings Cost Allocation......................................62
      25. Transmission Agreement Savings....................................62
      26. Interest Synchronization..........................................62
      27. Pensions..........................................................62
      28. 401(k) Employee Stock Ownership Plan..............................65
      OPEB..................................................................66
      29. English Station...................................................66
      30. Tree Trimming Program.............................................67
      31. Network Metering..................................................67
      32. Low Voltage Substation Removal....................................68
      33. Expense Adjustment for Sales Adjustment...........................69
      Summary of Expense Adjustments........................................69
   G.    REVENUEs...........................................................69
      1. Test Year Revenues.................................................69
      2. Sales and Revenue Forecast.........................................69
      3. Conservation Adjustment............................................75
      4. Other Revenue......................................................76
      a.    Cross Sound LLC Lease...........................................76
      b. Water Heaters......................................................77
      c. Late Payment Charge................................................78
      d. Account 454........................................................80
      Summary of Revenue Adjustments........................................80
   H.    RATES AND RATE DESIGN..............................................80
      1. Distribution Rates.................................................80
      a.    Rate RHP........................................................81
      b.    Residential Time of Use Tariff - Rate RT........................82
      c.    Purchased Power Adjustment Clause...............................84
      d.    Non-Utility Generating Facility Standby Service - Rate NUS......84
      2. Transmission - General.............................................85
      3. Conservation and Load Management...................................87
      4. Renewables Charge..................................................87
      5. Generation Service Charge Rates....................................88
      6. Special Contracts..................................................89
      7. Final Rates........................................................89

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Docket No. 01-10-10                                              Page 4

   I.    SERVICE QUALITY....................................................89
      1. Customer Service Issues............................................89
      a.    Standard Bill Form..............................................89
      b.    Customer Deposit Requirements...................................90
      c.    Telephone Answering Responsiveness..............................91
      d.    Department Complaints...........................................91

IV.   FINDINGS OF FACT......................................................92


V.    CONCLUSION AND ORDERS................................................102

   A.    CONCLUSION........................................................102
   B.    ORDERS............................................................104
      Index A:  Allowed Rate Base Summary..................................106
      Index B:  Allowed Operating Income Summary...........................107
      Index C:  Allowed Rate Base Detail...................................108
      Index D:  Expense Detail.............................................109
      Index E:  Revenue Detail.............................................110
      Index F:  Cost of Capital............................................111



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                                    DECISION
                                    --------
I.       INTRODUCTION

A.       SUMMARY

         This full rate setting proceeding pursuant to General Statutes of Connecticut (Conn. Gen. Stat.) section 16-19 was ordered by the Department of Public Utility Control to review the current rates and over-earnings identified by the Department in its October 31, 2001 Decision in Docket No. 01-02-07, Petition for An Investigation of Over-earnings by The United Illuminating Company. In this Decision, the Department approves new revenue requirements for The United Illuminating Company that show an excess of revenues at current rates of approximately $30.9 million. The Department's adjustments to address this excess include: 1) a $20.3 million reduction to transmission and distribution rates, 2) $2.0 million annually to be used for the funding of conservation programs, 3) $8.3 million to be applied annually to reduce the customer's balance of stranded costs, and 4) $0.3 million applied to a combination of uncollectibles, taxes, and impacts of changes to rate base associated with the increased amortizations ordered in the Decision. Due to the increased amortizations for stranded costs, the customer will realize an actual rate decrease of 3% to rates overall. The Department will apply the rate reductions in an across-the-board manner and makes no change in rate design. Pertinent adjustments include the reduction in the Company's allowed ROE to 10.45%; a reduction to rate base of $27.2 million, and a finding of increased sales over those projected in the filing. The Department also approves an earnings sharing mechanism during the term these rates remain in effect such that any earnings over the allowed ROE will be shared by the Company and ratepayers on a 50/50% basis.

         In addition, the Generation Service Charge (GSC) component of rates will be increased to stimulate electric competition and to achieve uniformity in electric generation rates throughout the state. The increase in the GSC rates will be offset by a corresponding reduction to the Competitive Transition Assessment (CTA).

         The earnings sharing mechanism (ESM) provides for a 50/50% (Company/ratepayers) sharing of earnings above UI's allowed ROE of 10.45%. In this regard, 50% shall be retained by the shareholders of UI, 25% will be returned to the customers of UI through bill surcredits, and the remaining 25% will be used to reduce the customer's balance of stranded costs.

         The Department finds that these rates are just and reasonable and will provide UI with the necessary monetary stability to meet the Company's operating, financial, and budgetary requirements, while maintaining high quality service to its customers. Further, the requirements in this Decision will benefit ratepayers through a reduction in transmission and distribution rates, and increased pay-downs of the customer's balance of stranded costs. The acceleration of these write-offs will enable the reduction of the stranded cost balance to occur more quickly, thereby reducing interest costs (8.41%) that customers must pay on the outstanding stranded cost balance into the future.

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Docket No. 01-10-10                                              Page 2

B.       BACKGROUND OF THE PROCEEDING

         The United Illuminating Company (UI or Company) has been operating under an existing five-year rate plan established in the Department of Public Utility Control's (Department) December 31, 1996 Decision, in Docket No. 96-03-29, DPUC Financial and Operational Review of The United Illuminating
          ----------------------------------------------------------------
Company. In this Decision, UI was allowed, among other things, a return on
-------
equity (ROE) of 11.5%.

         Further, the Decision, in Docket No. 96-03-29, allowed the Company an earnings-sharing mechanism (ESM) to address excess earnings. Such Decision held that all earnings above 11.5% would be allocated equally among ratepayers, shareholders and increased amortizations. Accordingly, under this ESM, one-third of excess earnings were to be flowed back to customers in the form of an additional surcredit, one-third added to increased amortizations, and one-third to remain with the Company as earnings. Decision, Docket No.
                                                   --------
96-03-29, p. 59.

         In the Department's October 31, 2001 Decision, in Docket No. 01-02-07, Petitions of the Office of Attorney General and Office of Consumer Counsel for
------------------------------------------------------------------------------
an Investigation of Over-earnings by The United Illuminating Company, the
--------------------------------------------------------------------
Department evaluated the need for an interim rate decrease in the rates being charged by UI. In that Decision, the Department concluded that while UI had exhibited over-earnings, customers had benefited from the ESM. Therefore, no adjustment to rates was made. The ESM was scheduled to end on December 31, 2001; however, UI proposed to extend it through year 2002 or until the Department had completed its rate case proceeding. Therefore, the Decision, in Docket No. 01-02-07, required that, effective January 1, 2002, any earnings above the allowed ROE of 11.5% would continue to be shared in accordance with the existing ESM until new rates became effective.

         The Decision further found that just and reasonable rates for UI could only be determined in the context of a full rate review. The Department, therefore, initiated a full rate case proceeding pursuant to Paragraph 16-19 of the General Statutes of Connecticut (Conn. Gen. Stat.).  Decision, Docket No.
                                                            --------
01-02-07. p. 6. Accordingly, the Department ordered UI to file rate case schedules pursuant to Conn. Gen. Stat. Paragraph 16-19 and the standard filing requirements, subject to the waivers granted by the Department on August 28, 2001. In compliance with Order No. 1 of such Decision, the Company filed its rate plan proposal and rate case schedules on November 15, 2001 in this instant docket.

         The Department notes that for the twelve months ended December 31, 2001, March 31, 2002, and June 30, 2002, UI's Order No. 1 filings, Docket No. 76-03-07, show that the Company had ROEs of 11.98%, 12.83%, and 14.05%, respectively, after sharing. The pre-sharing returns for UI are estimated to be 12.94%, 15.5%, and 19.15% ((14.05%-11.5%) x 3 +11.5%) for the same time periods, respectively.

C.       CONDUCT OF THE PROCEEDING

         By Notice of Audit dated January 25, 2002, the Department conducted an audit of the books and records of the Company, at UI's offices, 157 Church Street, New Haven, Connecticut 06506, beginning February 28, 2002.


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Docket No. 01-10-10                                              Page 3

         By Notice of Hearing dated January 24, 2002, pursuant to Conn. Gen. Stat. Paragraphs 16-11 and 16-19, the Department held a public hearing on this matter on March 21, 2002, in the New Haven Hall of Records, New Haven, Connecticut 06510. Thereafter, the hearing continued on April 8, 9, 10, 12, 15, 17, 19, 22, and May 1 and 21, at the offices of the Department, Ten Franklin Square, New Britain, Connecticut 06051.

         The Department issued a draft Decision in this matter on August 15, 2002. All Parties and Intervenors were provided an opportunity to file written exceptions to and present oral arguments on the draft Decision.

D.       PARTIES AND INTERVENORS

         The Department designated The United Illuminating Company, 157 Church Street, New Haven, Connecticut 06506-0901 and the Office of Consumer Counsel
(OCC), Ten Franklin Square, New Britain, Connecticut 06051, as Parties to this proceeding. Additionally, pursuant to Conn. Gen. Stat. Paragraph 16-19j, various members of Department staff (Prosecutorial) were designated to serve jointly as a Party in this proceeding for the purpose of pursuing settlement with the Parties.

         Intervenor status was granted the to the Office of Attorney General
(AG), Ten Franklin Square, New Britain, Connecticut 06051, and to AES NewEnergy, 530 Atlantic Avenue, Boston, Massachusetts, by letter from the Department dated March 5, 2002.

E.       PUBLIC COMMENT

         The Department held the March 21, 2002 hearing for the purpose of taking public comment on UI's application. No members of the public attended or spoke at such hearing. Furthermore, the Department did not receive any letters from customers regarding UI's application.

II.      COMPANY PROPOSAL

         By application received on November 15, 2001, UI requested approval of a proposed rate plan (UI rate plan) for a period of five full years through December 31, 2007, effective with the Department's Decision in this matter. In its application, UI proposed no change in fully bundled rates, excluding generation, except as authorized by the Department under the Plan.

         UI's rate plan proposed, among other items, continuance of the Company's allowed ROE (return on earnings) of 11.5%. The Company also proposed an ESM (earnings sharing mechanism) which provides for first dollar sharing of earnings above 11.5%. The ESM allowed for such earnings, if realized, to be shared 50% to customers through accelerated amortization of stranded cost balances, and 50% retained as earnings by UI. The Company's standard filing requirements, supplemented by material supplied in its Late-Filed Exhibit No. 89, indicate that UI expects an ROE of approximately 11.5% annually through 2007. The basic elements of UI's rate plan are further enumerated in Section III, A, Rate Plan.



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Docket No. 01-10-10                                              Page 4

III.     DEPARTMENT ANALYSIS

A.       RATE PLAN

         The Company submitted a revised rate plan in Late-Filed Exhibit No. 89. The Company's multi-year rate plan proposal extends through 2007. It is a rate plan under which fully bundled rates are not expected to change, excluding generation costs. The primary features are:

      o Plan is in effect for five calendar years after the date of decision - i.e., through December 31, 2007.

      o No change in fully bundled rates, excluding generation, except as authorized by the Department under the Plan. The transmission component is the rate derived from the revenue requirements filed with the Federal Energy Regulatory Commission ("FERC").

      o First dollar sharing of earnings over 11.5% authorized return on equity, with the return measured annually on a cost of capital basis and an actual capital structure which the Company expects to maintain at approximately 50% equity.

      o 50/50 sharing of earnings over 11.5%: 50% to customers through accelerated amortization of stranded cost balances, 50% retained as earnings.

      o Accelerated amortization in UI's forecasted financial data for 2002 as appropriate to result in projected 11.5% return on equity; where the Company's projected data result in lower than 11.5% return on equity for 2003-2007, adjustments are made to reduce the competitive transition assessment ("CTA") rate as appropriate to result in a projected 11.5% return on equity.

      o Accelerated amortization may be backed off in a calendar year if the Company's return on equity is less than 10.5%, to a level that, if scheduled amortizations are available, would restore the return to 10.5%.

      o UI can seek rate relief in the event that an act of God, government, war and/or a terrorist act substantially adversely affects the Company, or if the Company's projected return on equity on a forward-looking twelve-month basis is less than 10.5%.

      o Generation services charges for default service or other supplier of last resort will be adjusted January 1, 2004 and thereafter, to reflect the Company's actual total costs of supplying the service, together with any appropriate adders determined by the Department.


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Docket No. 01-10-10                                              Page 5

      o Total bundled rates may otherwise be adjusted as permitted by Conn. Gen. Stat. Paragraph 16-244c, including the Purchased Power Adjustment Clause.

         UI proposes that the revenue requirements determination in this docket be made for the post-decision remainder of 2002 and for each calendar year 2003 through 2007. The proposed procedure, outlined below, provides for the Department to determine the total delivery (transmission and distribution) revenue requirements for each year. In this proceeding, the expected transmission rate ("T rate") is subtracted from the total to establish the distribution component of rates ("D rate") for each year. Because transmission revenue requirements are filed at FERC on or about July 1 of each year, the Company suggests that the decision in this docket not become final until the transmission revenue requirements for the remainder of 2002 are filed at FERC. When the transmission revenue requirements are filed at FERC, the transmission rate should be subtracted from the total delivery (T&D) rate to establish the distribution rate for 2002. The distribution rate for each year 2003-2007 is calculated in this proceeding in a similar manner--subtracting the projected T rate from the total T&D rate for that year.

         The transmission rate charged to customers will be the rate accepted at FERC. UI suggests that each June, 2003 through 2007, the Company notify the Department of the transmission revenue requirements filed at FERC and the associated transmission rate. This docket could then be reopened for the limited purpose of adjusting the retail transmission rate. The change in the transmission rate can be reflected either in a corresponding adjustment to the CTA or an adjustment to the total bundled rate. UI anticipates that the filing and proceeding would be similar to fuel clause type hearings.

         UI has supplied calendar year data, and while the Company notes the Department is not setting rates for all of calendar year 2002, UI proposed that the revenue requirements 2003 through 2007 would be established based on the calendar year data, as submitted and updated in this docket.

         According to UI, the total T&D (delivery) rate, the current projection of the future T rates, and the D rates to be set in this proceeding are:
Late Filed Exhibit No. 89.

                         2002      2003      2004     2005      2006      2007
T&D Rate               0.043411  0.043849  0.044922  0.045391 0.045230  0.045461
Less: Projected T Rate 0.005460  0.005629  0.005968  0.006554 0.006833  0.006655
                       ---------------------------------------------------------
D Rate                 0.037951  0.038220  0.038954  0.038837 0.038397  0.038806
                       =========================================================

1.       Office of Consumer Counsel

         OCC argued the following summary points with regard to UI's filing and proposed rate plan design: OCC Brief, 6/5/02, p. 4.

      1. There should be a $46.3 million rate reduction in this proceeding.

Docket No. 01-10-10                                              Page 6

      2. The Company's request for return on equity and over-all rate of return of 11.5% and 8.97% respectively, were excessive and should be reduced to 9.75% and 8.16%, respectively.

      3. The Company's current ESM, contains no deadband above the allowed ROE and allocates excess earnings, one-third to shareholders, one-third to ratepayers, and one-third to accelerate the amortization of regulatory assets/stranded costs, should not be altered in this proceeding.

      4. The Department should not approve the Company's rate plan without any meaningful service quality performance standards. Moreover, UI should be required to file a proposed service quality plan that will be the subject of a future Department proceeding.

      5. The Department should reject the Company's attempts to set revenue requirements for the years 2003-2007 and to tap into the CTA to guarantee earnings levels for periods outside the rate year.

       When comparing to UI's present rate plan that has been in place for some five years, OCC argued that the Company's rate plan proposal initially filed in this proceeding has increased the up-side earnings to shareholders, and reduced benefits and increased risks to ratepayers. OCC Brief, 6/5/02, p. 59. OCC contended that the Company's rate plan proposed has eliminated the potential for current rate reductions, reduced amortization of stranded costs (reserving the right to take back the small remaining amortizations), established an asymmetric off-ramp, and imposed a purchased-power cost adjustment. OCC noted that even though UI has recently changed its power supplier, the Company has proposed to shift all the costs and risks of that transition to its customers, while retaining half of any positive outcomes over the next five years. (Chernick PFT, pp.4-5.)

         Responding to the Company's original rate plan, OCC recommended the following: OCC Brief, 6/5/02, pp. 59 and 60.

         1. Maintain or increase the previously approved level of overearnings allocated to ratepayers. OCC opposed the 50/50 sharing between ratepayers and shareholders of excess earnings as proposed by UI, and recommends that ratepayers receive no less than the two-thirds (one-third of excess earnings credited against stranded costs and one-third of excess earnings returned as bill credits) of excess earnings allocated to ratepayers under the current rate plan.

         2. Create an off-ramp from the rate plan, if projected ROE rises above some trigger level, such as 200 basis points above the target return. Also, the rate plan would be terminated by a new rate case.

         3. Limit UI's ability to reverse accelerated amortization to offset earnings shortfalls in the period before the Company files for rate relief. Once the Company files for rate relief, no further reversals should be allowed.

Docket No. 01-10-10                                              Page 7

         4.    Establish performance standards.

         In the OCC's view Late-Filed Exhibit No. 89, represented a significant change in the Company's proposed rate plan. OCC strongly opposed UI's efforts to institute major structural changes to its proposed rate plan so late in the rate proceeding. The OCC argued that the Company's new filing, in conjunction with Late-filed Exhibit No. 89, effectively attempted to increase rates annually in the years 2003-2007. The attempt to turn the current proceeding into a multi-year rate case has been done without the Company's filing of the Department's Standard Filing Requirements and without detailed financial information for rate years subsequent to 2002. As a result, the revisions to the UI proposed plan should be rejected by the Department. OCC Brief, 6/5/02, p. 63.

         OCC argues that the limited amount of information filed in Late-Filed
Exhibit 89 is inadequate to substantiate the setting of revenue requirements for each individual year subsequent to 2002. The OCC further argues that it is too late for the Company to be seeking a multi-year rate increase as the result of a LFE that was intended to contain "UI's summary of changes including field numbers, description of changes and the update (Including rate base, income statement, and return calculations." Instead of correcting and updating the Company's Application for areas of adjustment that arose during the hearing and discovery process, UI instead is attempting to change the scope and focus of the rate application. OCC Brief, 6/5/02, p. 64.

         OCC argued in opposition of the Department determining separate levels of revenue requirements for each year during the proposed term of UI's rate plan. Moreover, the Company's original application and testimony did not propose setting revenue requirements after the initial rate year. As such, OCC proposed that the Department make a revenue requirement determination based on a traditional rate year methodology, for a single rate year, which would be 2002 for this proceeding. OCC Brief, 6/5/02, p. 18.

         While OCC indicated that it did not oppose a multi-year rate plan that has the setting of base line revenue requirements for a 2002 rate year and an appropriate earnings sharing mechanism to allocate excess earnings among ratepayers and shareholders, OCC opposed any mechanism that attempts to tap into the CTA to set revenue requirements or guarantee earnings levels for periods outside the rate year. OCC Brief, 6/5/02, pp. 18 and 19. OCC contended that UI's attempts to tap into the CTA for the years 2003-2007 as a mechanism to avoid revenue requirement shortfalls, contravenes the purpose for which the intent the CTA was established. The CTA was statutorily created as a means for Connecticut electric utilities to collect from ratepayers the amortization of stranded costs. The CTA is not a rate moderation fund nor is it a means to guarantee that a company meets its authorized ROE. OCC Brief, 6/5/02, p. 64.

         Finally, OCC noted that the Department should not approve the Company's rate plan without a meaningful set of performance standards. Further, the Department should require the Company to file a proposed plan for service quality performance standards which should build upon all of performance measures considered by the Company and the Department in Docket No. 99-06-21, DPUC Investigation into
-----------------------

Docket No. 01-10-10                                              Page 8

Performance-Based Regulation for Electric Distribution Companies. OCC Brief,
----------------------------------------------------------------
6/5/02, p. 66. Moreover, that the service quality performance standards proposed by the Company should be supported with meaningful financial penalties.
OCC Brief, 6/5/02, p. 67.

2.       Office of Attorney General

         The AG argued that the Department should impose a rate reduction of at least $40 million. Further, the AG noted that UI's rates, in particular, are substantially higher than the Connecticut average, the regional average, and the national average. AG Brief, 6/5/02, p. 2; Tr. 1347-49. On a bundled rate basis, UI's residential electric rates are 50% higher than the national average, and approximately 13% higher than the Connecticut average. AG Brief, 6/5/02, p. 3.

         AG noted that UI seeks approval of a rate plan and earning sharing mechanism that allocates a greater portion of over-earnings to shareholders and a smaller portion to ratepayers than UI's current plan. The AG also argued that the acceleration of the recovery of stranded costs comes at a cost of higher rates today. Tr. 4/19/02, p. 1355.

         AG argued that UI's proposed ESM is less favorable to ratepayers than UI's existing ESM. Currently, one-third of over-earnings are currently allocated to rate reductions, one-third to the reduction of stranded costs, and one-third to shareholders; however UI's proposed ESM significantly reduces the percentage of over-earnings allocated to ratepayers and eliminates the possibility of rate reduction by allowing the Company to keep 100% of the customers' smaller share of over-earnings to accelerate the recovery of stranded costs. AG Brief, 6/5/02,
p. 13. The AG argued that the Department should instead approve an ESM that provides ratepayers with direct benefits in the form of real rate reductions that are no smaller than those enjoyed by customers under UI's current rate plan. AG Brief, 6/5/02, p. 16.

         AG noted that the Company's proposed ESM lacks service quality performance benchmarks and penalties to protect UI's ratepayers from declines in the quality of customer service that might result from UI's attempts to create savings for its shareholders. Tr., 1343-46; OCC-114; OCC-171. The AG urged the Department to reject any proposed performance based rate plan that operates without a service quality plan. Service quality plans are an essential component of any performance based rate plan. The purpose of a service quality control mechanism is to ensure that the Company does not sacrifice the quality of its service in order to create false cost savings AG Brief, 6/5/02, p. 15.

3.       Prosecutorial

         Prosecutorial argued that the Department disallow any proposed adjustments of accelerated amortization of stranded costs as an adjustment to the Company's actually earned ROE during the rate term. Prosecutorial Brief, 6/5/02, p. 15. Prosecutorial recommended that the Department allow 50/50 sharing of earnings above the allowed ROE with the 50% of ratepayer earnings applied 25% to customer bills as a surcredit and the remaining 25% to accelerated amortization of stranded costs. Prosecutorial Brief, 6/5/02, p. 18. Prosecutorial did not see a current need to allow the Company to

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Docket No. 01-10-10                                              Page 9

back off accelerated amortizations to maintain the proposed 10.5% ROE minimum level as the Company has the right, at any time, to seek rate relief if its rates fall below what is just and reasonable. On the other hand, Prosecutorial did not advise establishing a cap on earnings. Id.
                                               --

         Prosecutorial did not see the need for setting targets for measurement of UI's service quality and establishing penalties for non-achievement in UI's ESM. Prosecutorial believed that the Department obtains adequate periodic reports on such measures and has the ability to examine the Company's records if service quality degrades significantly. Prosecutorial Brief, 6/5/02, pp. 18 and 19.

         Prosecutorial argued against the Company's proposal that its purchase power adjustment clause (PPAC) be allowed to track changes in the true and complete cost UI incurs to supply generation services to customers as the supplier of last resort, whether that obligation is called standard offer, default or back-up services. Prosecutorial suggested instead that that the PPAC and Connecticut Light and Power Company's Energy Adjustment Clause be reviewed for post-standard office service (SOS) effects in a generic proceeding prior to the expiration of the SOS. Prosecutorial Brief, 6/5/02, p. 19.

         Regarding the Company's proposal that it can seek rate relief in the event that an act of God, government, war and/or a terrorist act substantially adversely affects the Company, or if the Company's projected return on equity on a forward-looking twelve-month basis is less than 10.5%, Prosecutorial believed the Company already has such relief available to it in the General Statutes of Connecticut Paragraph 16-244c(2). Prosecutorial Brief, 6/5/02, p. 19

4.       Rate Plan Analysis

         In this proceeding, the Department will allow an earning sharing mechanism (ESM) which provides for a 50%/50% (Company/ratepayers) sharing of earnings above the Company's allowed ROE of 10.45%, calculated by the cost of capital method. This ESM will apply during the time period that these rates remain in effect. Specifically, 50% shall be retained by the shareholders of UI, 25% will be returned to the customers of UI by virtue of bill surcredits, and the remaining 25% will be used to reduce the customer's balance of nuclear stranded costs. The ESM is not capped but will be subject to review under the overearnings statute. Consequently, excess earnings will be used, in total, to reduce the customer's balance of stranded costs.

         The Department finds such mechanism appropriate in this proceeding because its allows a fair and equitable distribution of excess earnings to both the Company and its ratepayers. In determining such distribution of the ratepayers portion, the Department considered a number of factors, including but not limited to, the Company's acknowledgement of the success of UI's prior ESM, the manner in which benefits to ratepayers had been allocated in such prior mechanism, and also the need for a tangible current rate benefit balanced by a reduction in significant future liabilities under stranded costs. The Department will not set a cap on overearnings at this time, however, UI will remain subject 16-19(g).

Docket No. 01-10-10                                              Page 10

         In its written exceptions to the draft decision, the Company stated that they could not accept a 5-year rate plan. In particular, the Company asserted that the Department cannot impose a five-year plan based on 2002 data and assumptions. The Department disagrees with the Company, however will not impose a five-year rate plan period commencing with the effective date of this Decision as the Company requested. The Department determines that the rates in this proceeding will be based primarily upon analysis of UI's 2002 rate year data. The Department has historically set rates based on an analysis of test versus the rate year data and has held that such rates will be fully applicable going forward. The Department approves rates and revenues based on the test year and rate year information and such rates shall remain in effect on a going forward basis until they are reset in an appropriate ratesetting proceeding.

         The Company's final rate plan proposal in Late-Filed Exhibit No. 89 requests "accelerated amortization in UI's forecasted financial data for 2002 as appropriate to result in projected 11.5% return on equity; where the Company's projected data result in lower than 11.5% return on equity for 2003-2007, adjustments are made to reduce the competitive transition assessment ("CTA") rate as appropriate to result in a projected 11.5% return on equity." The Department finds that this proposal, rather than allow a rate of return, would in effect, guarantee an established rate of return, which has not been the course decided upon in other past Departmental Decisions. In this regard, the Department finds the ESM established in this proceeding offers sufficient financial return potential for the Company, and therefore rejects the fundamentals of this proposal.

         The Department understands the concerns of OCC and the AG that reliability and service quality not suffer in the quest for higher earnings. The Department believes that such standards are appropriate in some circumstances; however, does not believe such standards are needed for the Company at this time. UI has been a very reliable company with good customer service. The Department monitors quality of service and takes action when necessary to ensure that it does not decline. Performance standards are good in theory but difficult to set, can be gamed, and can be burdensome to administer. Therefore, while the Department will require a monitoring of service quality, it will not impose financial penalties on UI in this proceeding for failure to meet specified service quality standards. However, the Department will require that the Company outline, for Department review, a list of the Company's key areas of service quality and an accurate measurement of its current performance in each. This will be used as a standard for going forward and measured against future results. Such analysis will be provided as part of the annual reliability filing for Department review. Based on this analysis, as well as other monitoring, the Department will take action as necessary to insure that reliability and service quality is maintained.

         The Company proposed including features that would not otherwise be available to the Company in a traditional rate setting. These features include:
1) distribution amortizations to be backed off in a calendar year if the Company's return on equity is less than 10.5%, to a level that, if scheduled amortizations are available, would restore the return to 10.5%, and 2) UI to seek rate relief in the event that an act of God, government, war and/or a terrorist act substantially adversely affects the Company, or if the Company's projected return on equity on a forward-looking basis is less than 10.5%. Since a five year rate, is not approved the Department will not approve these features.

Docket No. 01-10-10                                              Page 11

         The Company proposes that generation services charges for default service or other supplier of last resort service will be adjusted January 1, 2004 and thereafter, to reflect the Company's actual total costs of supplying the service, together with any appropriate adders determined by the Department. The Department intends to set rates so that generation costs are recovered on a current basis with no significant deferrals. The Department therefore will consider changes to the GSC or using the EAC after the cost for post standard offer generation service is determined. At that time, the Department will consider if adjustments are also appropriate to the CTA. The distribution rate, however, will remain as determined in this Decision until rates are reset in an appropriate rate setting proceeding.

B.       TEST YEAR/RATE YEAR

         Historically, the Department establishes rates prospectively based on a historical test year, adjusted for pro forma purposes. In this case, UI has used the operating results for the 12 months ended December 31, 2000, as its test year. Historically, the Company has adjusted its test year to reflect its rate base and capital structure to the midpoint of the rate year (i.e. the year that rates will be in effect). Additionally, sales were adjusted for weather normalization and forecasted year customers and certain expenses were adjusted for known changes. The Company also applied an inflation factor to those expenses that were not specifically adjusted elsewhere. The Department accepts the test year as proposed.

         In this case UI used a fully forecasted rate year, 2002. UI stated in its November 15, 2001 letter that accompanied the Application that UI used the "calendar year 2002 as the rate year in this filing to avoid the difficulties that would be faced by the Department, the Company and other participants if the rate case schedules were based on May 2002-April 2003 rate year." In addition, UI has proposed a multi-year rate plan from 2002 to 2007. The 2002 budget was built from the bottom up based on projects that are expected to take place. The test year is used for comparison purposes to determine the reasonableness of the forecasted rate year. The test year and the proposed rate year exclude the effects of the Company's nuclear division.

         UI provided detailed revenue, expense and rate base data for 2002. UI provided some additional information for 2003-2007, but only provided expense data at a summary level for 2003-2007. Application, Schedules A through F. The Department reviewed the forecast information contained in F Schedules. A summary level review of expenses and depreciation shows a net decrease of $3.0 million from 2002 to 2003. Operations and Maintenance expense decreased from $182.773 million to $179.617 million. Depreciation and Decommissioning expense remains essentially the same, $28.64 million to $28.75 million. Net income also remained about the same at $46 million. Application, Schedule F-1.0.

         In addition, the Department notes that Schedule F-2.0 shows average wires rate base increasing from $417.761 million in 2002 to $439.346 million in 2003. The higher rate base requires higher revenue requirements, approximately $1.6 million, to allow for the opportunity to earn a reasonable return. However, the Department also believes it is reasonable to assume that sales will also increase greater than the .25% forecasted

Docket No. 01-10-10                                              Page 12

by UI for 2003 and would therefore produce the necessary increase to net income to provide a reasonable rate of return on the higher rate base.

         In its written exceptions, UI raised the possibility of the rate year containing data from three months of 2002 and nine months of 2003. UI also stated that it filed appropriate information for the Department to make the determination that those 12 months would make an appropriate rate year. UI Written Exceptions, p. 6 and Appendix B, p. 2.

         The Department rejects the Company's untimely request to modify the rate year as proposed in their written exceptions. The Company had proposed 2002 as the rateyear from the beginning although it knew that a final decision would not be reached until sometime in 2002. Many of the delays that have resulted which extended the schedule were at the request of UI. As discussed above, the Company did not file detailed expense data for 2003. In addition, the Department agrees with UI that it would be difficult to set rates based on data from parts of multiple years. Therefore, given that 2003 would not be very different from 2002, for purposes of approving an appropriate rate year, the Department determines that the forecast data for 2002 is a reasonable proxy for the year that rates will be in effect and therefore approves 2002 as the test year.

         In future rate request applications, UI is to file standard filing requirements for the Company as a whole in addition to a separate complete set of schedules for the distribution component of rates. The purpose of the dual set of schedules is to provide specific distribution data associated with the distribution rates that are being approved by the Department. Transmission costs and rates are now reviewed and approved by the Federal Energy Regulatory Commission. Costs related to the Systems Benefits Charge and the Competitive Transition Assessment are reconciled annually and should not impact the allowed distribution rate. Costs related to the Conservation and Load Management Charge, the Renewables Charge, and the Generation Services Charge are pass through costs.

         The Department needs to fully understand the Company's distribution rate request proposal and the impact of Department adjustments on the approved distribution rates. Having a separate set of schedules relating only to the distribution rates will assist the Department in setting appropriate distribution rates. Prior to filing the standard filing requirements UI shall request a technical meeting to discuss the level of detail required for the schedules containing the data for the Company as a whole.

C.       COST OF EQUITY

         The Department notes that a considerable amount of testimony was evaluated in the cost of equity matter. Based on such evidence, it became indisputably clear that a change in UI's allowed return of 11.5%, established in 1996, was warranted in this proceeding. The Department found it necessary to make various adjustments to the cost of equity data submitted in order to improve its analytical quality. These adjustments, which were deemed reasonable, clearly supported a downward adjustment to the Company's return. In addition, UI has become a stronger company, financially, as evidenced through higher credit ratings and a stronger capital structure.

Docket No. 01-10-10                                              Page 13

UI has reduced its operating risk by divesting itself of generation. The Company is clearly functioning in a lower interest environment, today, which has contributed to lower expected returns. Further, UI now enjoys guaranteed returns on nearly one-half of its rate base through stranded cost recovery.

         Therefore, in considering the arguments and analyses of the Parties and Intervenors, the Department has set UI's ROE at 10.45%, and adopts such return in this proceeding. The Department determines that such return is fair and reasonable, enabling the Company to operate properly and attract the necessary capital for expansion. A discussion of this subject follows.

1.       Introduction

         The United States Supreme Court, in Federal Power Commission v. Hope Natural Gas Company, 320 US 591 (1944), established criteria to determine the cost of capital allowances. In its Decision, the Court determined that companies need to be allowed to earn a level of revenues sufficient to enable them to operate successfully, maintain their financial integrity and to attract capital and compensate their investors for their risk.

         By law, utilities are entitled to a level of revenues that will allow them ". . . to cover their operating and capital costs, to attract needed capital and to maintain their financial integrity, and yet provide appropriate protection for the relevant public interests, both existing and foreseeable." Conn. Gen. Stat. Paragraph 16-19e(a)(4).

         To determine a rate of return on rate base that is appropriate for UI's overall cost of capital, the Department first identifies the components of the Company's capital structure. The cost of each capital component is then estimated and weighted according to its proportion of total capitalization. These weighted costs are summed to determine the Company's overall cost of capital, which becomes the allowed rate of return on rate base (ROR). The cost of equity component, which is a measure of the investor's expected return, is discussed as follows:

         There are several methods commonly used to determine the appropriate cost of equity. The determination of the cost of equity in this proceeding focused largely on the discounted cash flow (DCF) proxy group method. DCF analysis was also presented on UI, individually, as part of the proxy group. The Department generally relies on the DCF analysis but also considers other methods. Accordingly, material was also presented using the risk premium capital asset pricing model (CAPM) by the OCC. The DCF evaluates future cash inflows (dividends and capital gains) investors expect to receive from a stock against the current market price investors pay for the stock. The discount rate that brings the present value of the cash flows exactly equal to the market price is the cost of equity. The CAPM evaluates the cost of equity by determining first an appropriate risk free rate. To this rate it adds a beta (or the degree of co-movement of the security's rate of return with the market's rate of return) times the expected equity risk premium (the amount by which investors expect the future return on equities, in general, to exceed that on the riskless asset). The following is a summary of the positions of the parties and intervenors on the subject of cost of equity:

Docket No. 01-10-10                                              Page 14

2.       Company ROE Proposal

         The Company provided cost of equity analysis supporting the continuation of its existing 11.5% allowed return on equity (ROE). The Company's testimony was based on a discounted cash flow (DCF) analysis of ten comparable (proxy group) electric and combination electric and gas utilities. PFT, Makholm,
p. 2. UI was a member of the proxy group. The Company's witness emphasized that financial models used in developing cost of equity should be 1) strictly forward-looking, and 2) should offer an objective way of dealing with the uncertainty that is inherent in gauging investor's future expectations. PFT, Makholm, p. 4.

         The Company employed the use of the periodic or annual model in its DCF. The formula for developing cost of equity under the periodic model is ke = (D1/Po)+g. In this regard, ke is the cost of equity, D1 is the growth adjusted dividend paid, Po is the price of stock, and g equals the dividend growth rate. PFT, Makholm, pp. 13-16. The Company did not employ the use of the Capital Asset Pricing Model (CAPM). The Company witness indicated that the CAPM is the sum of company-specific risk premium and a risk-free rate applicable to all companies. Further noting, "In the end, the analyst must choose a risk-free rate that drives the results - precisely the type of choice that limits the model's objectivity and effectiveness. Indeed, this limitation is the principal reason that I avoid the CAPM as a primary ROE method." PFT, Makholm. P. 6.

         The Company's proxy group was based on an initial pool of 66 energy utilities as reported in the Value Line Investment Survey. Application, Exhibit JDM 1-4. Candidates were eliminated from this group if the following were true: 1) operating revenues from electricity and gas were less than 80% of total revenues, 2) capitalization was higher than $10 billion, 3) the company was a publicly known target of possible takeover or involved in mergers,
4) dividends payments showed instability, not constant or increasing over eight quarters, and 5) earnings growth was either negative or exceeded the cost of capital for the proxy group. PFT, Makholm, pp. 18 and 19; Exhibit JDM 1-4. Here, the Company noted that the earnings growth rate evaluated was the average of both the Value Line EPS and the sustainable growth rates. Tr. 4/8/02, pp. 45-50. Cost of capital was that of the entire proxy group in the portion of the model employing sustainable growth. Tr. 4/8/02, pp. 44 and 45.

         The Company's DCF analysis included two different versions of calculating cost of equity. Each calculated a different cost of equity. For the most part, the difference calculated by the two models was due to the source of growth rate used in each. Tr. 4/8/02, p. 93. In one analysis, which will be called the "Zacks" version, the Company used the most recent five-year Zacks earnings per share (EPS) estimates available as a basis for growth rate./1 Exhibit JDM 1-6, p. 2. In the other analysis, which will be called the "Sustainable Growth" version, the average of sustainable growth and the latest available five-year Value Line EPS projections were used as a basis for growth rate. Exhibits JDM 1-8 and 1-6, p. 1. The Company's witness noted that sustainable growth is derived from two components. One is the growth that comes from retention of earnings, while the second component comes from growth in the number of shares of

-------------------
1 Zacks Investment Research, Inc. provides detailed analyst estimates on company projected earnings per share estimates and earnings growth.

Docket No. 01-10-10                                              Page 15

stock outstanding in the company. Tr. 4/8/02, pp. 94 and 95. In this regard, sustainable growth is calculated as B*R+S*V, where B is the expected retention rate, R, the expected rate of return on common equity, S, funds raised from the sale of stock as a fraction of existing common equity, and V, the fraction of funds raised from the sale of stock that accrues to shareholder at the start of the period. PFT, Makholm, Exhibit JDM 1-7.

         UI's original DCF analysis was based on closing stock prices as of October 10, 2001, the last day consistent with the Company's filing. An ex-dividend date adjustment was done on all stock prices to remove the known effect that the next quarterly dividend payment has on the stock price.

         The Company's DCF analysis used actual dividends for the most recent twelve months. Such dividends were adjusted for the proxy company's corresponding Zacks EPS growth rate in the case of the Zacks version, or the average of sustainable and Value Line EPS growth rate in the Sustainable Growth version. The growth-adjusted dividend was then divided by the ex-dividend date adjusted closing stock price. This dividend yield was then added to the growth rate to determine, ultimately, the cost of equity. Exhibit JDM 1-6, pp. 1 and 2. The Company's original DCF analysis resulted in the recommendation of 11.63%, within a range of 11.32% for the Sustainable Growth version and 11.94% for Zacks. PFT, Makholm, p. 2. Both results showed initially a proxy group average cost of equity of 11.34% to which the Company added approximately 29 basis points for underwriting costs of new stock offerings resulting in the 11.63% recommendation. As indicated, this analysis was based on data available as of October 10, 2001.

         During the proceeding, the Company was asked to update its proxy model for more recent data. This analysis was based on ex-dividend date adjusted stock prices as of March 25, 2002, and the most recent Zacks and Value Line data available. Response to Interrogatory EL-174. In the updated analysis, DPL Inc., Empire District, and UniSource Energy were added to the proxy list, while CH Energy was dropped because merger activity recently came to light. Response to Interrogatory EL-174; Tr. 4/8/02, p. 60. This analysis developed 12.05% and 10.01% in the Zacks and the Sustainable Growth versions of the model, respectively, for an average cost of 11.03%. The Company added 26 basis points to this result as an adjustment for selling and issuance costs for a total recommended cost of equity of 11.29%. Exhibit JDM Update-14.

         The Company subsequently made two corrections to this analysis. First, DPL's projected return on equity of 14% was corrected to show 23%. Second, the Company witness noted "it was brought to my attention that between the time that Value Line published its data and the time that I measured the stock price on March 25th, Puget Energy cut its dividend." Tr. 4/8/02, p. 24. Puget Energy was removed from the proxy list as a dividend reduction was one of the criteria used in this analysis to eliminate proxy candidates. Id. The cost of equity resulting
                                                --
from these corrections in UI's updated DCF was 11.74% and 10.22%, in the Zacks and Sustainable Growth portions of the model, respectively, for an average of 10.98%. The Company then added 24 basis points of selling and issuance costs for a final recommendation of 11.22% cost of equity. Exhibit JDM Update-14 (Revised).

Docket No. 01-10-10                                              Page 16

         The Company calculated an adjustment of 4.52% which increases the cost of equity to provide for recovery of selling and issuance costs (flotation costs of issuing new stock) through the formula r=D1/(Po*(1-f))+g. Application, Exhibit JDM 1-11; PFT, Makholm, p. 29. Accordingly, in the Company's final Zacks version update, Alliant Energy (Alliant), a proxy group member, had an adjusted return for flotation calculated as follows:
$2.00*1.05/($29.69*(1-.0452))+5%=12.41%. Exhibit JDM Update-6 (Revised), p. 2.
The Company performed such calculation on all proxy companies in the DCF model and the average result was a 24 basis point increase in the ROE. Exhibit JDM Update-14 (Revised).

3.       ROE Position of Parties

         OCC's cost of equity recommendation in this proceeding was 9.75%. OCC employed the use of a simplified (constant or single stage) DCF, a complex (multi-stage) DCF, and a risk premium capital asset pricing model (CAPM) in developing its recommendation. The OCC used the Company's sample group in its DCF material. OCC noted that "(T)he cost of equity is the rate of return that must be offered to a common equity investor in order for that investor to be willing to buy the common stock. The total return is the sum of the dividend income and the profit (or loss) obtained from the change in the stock price." PFT, Rothschild, p. 30.

         For the comparative group of utilities, the OCC's single stage DCF yielded a cost of equity ranging from 9.92% using average stock prices for 2001, to 9.93% based stock prices as of December 31, 2001. In comparison to this, when applying the single-stage DCF to UIL alone, the model yielded a cost of equity from 9.11% to 9.40% as summarized in JAR-2. Based upon this, OCC testified that the Department could be justified in finding a cost of equity for UIL that is approximately 0.25% to 0.50% below OCC's recommendation. PFT, Rothschild, p.24.

         In its multi-stage DCF, for both high-end and median range future return on equity assumptions, OCC developed a cost of equity ranging from 10.15% based upon 2001 average stock prices, to 10.13% based upon prices as of December 31, 2001. PFT, Rothschild, Schedule JAR 2. For low-end range future return assumptions, OCC's multi-stage DFC yielded 9.16% using average stock prices for 2001, and 9.15% for year-end stock prices. The low-end range model assumed an 11.5% expected return on equity in the future years. The multi-stage model showed cash flows to investors consisting of annual dividends plus stock sale proceeds at the end of the term. In this regard, the model ultimately arrived at the stock price the investor would eventually get who held that stock till 2041. Tr. 4/9/02, p. 384. It then determined the discount rate that brings the total of the cash flows and the final stock selling price equal to the original stock purchase price of $39.40. Tr. 4/9/02, p. 385. For the high and median range return on equity versions such discount rate ranged from 10.15% to 10.13%

         The results were the same in both the median and high-end range models since OCC used a 13.0% expected return on equity for the second stage of each model's multi-stage DCF. This was the median value of the Value Line projected return on equity for the proxy group members, and also used as the assumed high-end range

Docket No. 01-10-10                                              Page 17

return in the second stage (versus the low-end range of 11.5%). The OCC witness noted "(I) believe the 13 percent is a reasonably high estimate of what investors expect because the allowed returns are going down, and therefore as the allowed returns go down, the earned returns would go down. Nevertheless, I've used the 13 as, again, what I consider to be a conservatively high expectation. Tr. 4/9/02, p. 377. For the proxy group, the mathematical average of such Value Line future expected return on equity was 12.45%. PFT, Rothschild, Schedule JAR 3, p. 2.

         OCC also performed a risk premium/CAPM analysis based upon long-term corporate bonds. This model incorporated an analysis of historic returns from 1926-1999 and was adjusted for electric utility specific risk. Such CAPM yielded a cost of equity of 8.97%. PFT, Rothschild, pp. 18 and 19; Schedule JAR 2.

         The OCC witness was not in complete accord with the manner in which the Company witness calculated ROEs for the proxy group. OCC disagreed with the "B" or retention calculation performed in the Company's DCF. OCC referred to the January 4, 2002 edition of Value Line for Alliant. Using such Value Line, OCC calculated a retention ratio of 24.24% for Alliant. OCC noted that the Company's methodology resulted in a calculation of 31.03% using the same data. PFT, Rothschild, pp. 82-84.

         The OCC's recommendation for flotation costs in this proceeding was 2 basis points supported by material provided in a FERC ruling on this subject. Supplement to UI-3; PFT, Rothschild, p.89, footnote 18. Such material noted that "utilities are compensated only for issuance costs such as underwriter's compensation and legal and printing fees, and those costs are reflected in an industry average adjustment to the market required rate of return." Id. The formula used was K'=fs/(1+s), where K' equals the flotation cost adjustment to required rate of return, f equals industry average flotation cost as a percentage of offering price, and s equals that proportion of new common equity expected to be issued annually to total common equity. Id. In the sampling of companies used in this analysis, the FERC found 2.87% to be an industry average cost related to the total offering price of the stock, and .85% to be a reasonable rate of new issuance of stock. Accordingly the formula was solved at K'=2.87%*.85%/(1+.85%), or .02% (2 basis points). Id.
                                                  --

         The AG supported the OCC's recommended ROE of 9.75%. The AG argued that UI's testimony in support of its proposed ROE of 11.5% contains serious errors that have distorted the Company's DCF analysis and unreasonably inflated its proposed ROE. AG further noted that such proposed ROE is substantially higher than other similarly situated electric utilities, substantially higher than Connecticut's other electric distribution company, and substantially higher than is appropriate for a transmission and distribution company that is no longer a vertically integrated utility. AG Brief, 6/5/02, p. 3.

         AG contended that the Company's proposed proxy group is seriously flawed in that it includes certain companies that should be excluded from any proxy group and moreover, fails to include other companies that are similarly situated to UI. AG argued for the removal of DPL and UniSource from the proxy group because of their very high debt ratios of 71% and 82%, respectively, in contrast to UI's current 52.8% debt ratio. The AG noted that companies with high debt ratios are far riskier than companies such

Docket No. 01-10-10                                              Page 18

as UI. Moreover, since investors generally require riskier companies to provide them a higher rate of return to compensate that risk, these rates are likely to distort the DCF analysis. AG Brief, 6/5/02, p. 4 and 5.

         AG further pointed out DPL's projected four-year return on equity of 26%, an extraordinary and plainly unsustainable return for a regulated public service company and one that clearly inflates the mean ROE in UI's proxy group. The AG noted, further, that "the inclusion of DPL in the proxy group is even more improper because, according to Makholm's own criteria, DPL should have been excluded from UI's proxy group as a prospective candidate for a merger." AG Brief, 6/5/02, p. 5. The AG pointed out that "Makholm included DPL even though Value Line specifically warned that investors should be aware that the company considers itself an acquisition target". DPL Value Line 703. AG argued that excluding DPL and UniSource, as well as Alliant, even without any other adjustments to Makholm's analysis, generates a recommended ROE of 9.75%, precisely the same number as OCC's expert, James Rothschild, recommended. AG Brief, 6/5/02, p. 6

         AG noted that the Department set UI's current ROE of 11.5% in 1996 when UI was a vertically integrated electric company, owning and operating transmission, distribution and generation assets. Since then, UI has divested its generation assets, including ownership shares of nuclear plants, consistent with electric restructuring in Connecticut. Without generation assets, UI is now a transmission and distribution company only. As the Department has previously recognized, a transmission and distribution company has a risk profile that is lower than that of a vertically integrated company. AG Brief, 6/5/02, p. 6.

         Prosecutorial recommended a 10.25% ROE for UI in this proceeding. Prosecutorial argued that despite Dr. Makholm's testimony expressing his goal to minimize subjectivity in determining the fair rate of return, he has not done this. Prosecutorial notes "(D)r. Makholm has merely made a judgement that the items that he make subjective choices about have less impact on the final result than other subjective judgements might have."

         Prosecutorial noted that the use of the DCF and other models, such as CAPM and build-up theories should be utilized as benchmarks. Prosecutorial contended that there is no one absolute correct cost of equity that the Department can award. In this regard, models, such as DCF, that utilize averages provide results that offer valid reference points not absolute answers. Prosecutorial Brief, 6/5/02, p. 5.

         Prosecutorial argued that the DCF cost of equity should be 10.22%, without flotation costs in Exhibit JDM Update-6, page 1 (Sustainable Growth version). Prosecutorial noted that using earnings estimates from Zacks may not be appropriate given that these estimates are typically inflated. Accordingly, the Department could choose to give 75% weight to the DCF utilizing Value Line growth rates and 25% to the Zacks DCF. Prosecutorial indicated that this approach would result in a 10.6% cost of equity, excluding flotation costs. Prosecutorial Brief, 6/5/02, p. 6.

         Prosecutorial also believed that a strong case could be made for excluding Alliant, DPL, and UniSource from the proxy group. Prosecutorial contended that the

Docket No. 01-10-10                                              Page 19

resulting proxy group and Value Line cost of equity of 9.75% represents the minimum cost of equity that would be reasonable. Appropriate weighting would result in a DCF cost of equity of 10.20%. Prosecutorial noted that a straight average of the two approaches would result in a cost of equity of 10.66%, excluding flotation. Prosecutorial concluded that the maximum cost of equity it would recommend would be 10.66%. Accordingly, Prosecutorial determined a reasonable range of ROE's between 9.75% and 10.66%, noting that the midpoint would be 10.21%, excluding flotation. Prosecutorial also employed a build-up model on the proxy group resulting in a cost of equity range of 9.38% to 11.02%, with a midpoint of such range being 10.2%. Prosecutorial Brief, 6/5/02, pp. 6-8.

         Prosecutorial argued that the testimony of the Company's witness that flotation costs should be calculated on all capital including retained earnings is without merit. Prosecutorial positioned that whenever possible the Department should assure that costs imposed on customers reflect actual costs. Therefore, Prosecutorial proposed a method for dealing with such costs that would accrue money that the Company could utilize in the future to offset actual flotation costs. An account would be created that would allow the Company to collect money that would be attributable to the account, called "Ratepayer Contribution to Flotation Costs." The amount of money the Company may require in flotation costs over the next 10 years could be determined by the Department and collected through rates. When the Company actually incurred flotation costs associated with issuing additional equity, it would be allowed to take an offset to the account up to the full balance of the account or the cost of the flotation. Prosecutorial Brief, 6/5/02, pp. 1 and 2.

         A summary of the cost of equity analysis and recommendations by the Parties and Intervenors is as follows:

Docket No. 01-10-10                                              Page 20


--------------------------------------------------------------------------------

                                   COST OF EQUITY SUMMARY

                                 Company     OCC      Prosecutorial       AG

Constant growth DCF                         9.93%
     Sustainable                 10.22%
     Zacks                       11.74%
     75/25                                               10.60%
(Sustainable/Zacks)
     UIL Holdings (ave)           7.65%     9.25%

Remove Alliant, DPL, UniSource
    Sustainable                                           9.75%
    Sustainable & Zacks                                  10.60%
     75/25                                               10.20%

Multi-stage DCF
    high and median                        10.14%
    low end range                           9.15%

Risk premium/CAPM                           8.97%
Inflation Risk Premium                      8.90%
Build-up Model                                           10.20%

Flotation Costs                   0.24%     0.02%           (1)

Recommendation                   11.50%     9.75%        10.25%         9.75%

(1) Prosecutorial recommended accruing money in a special account to be used in the future to offset actual flotation costs.
--------------------------------------------------------------------------------

4.       Cost of Equity Analysis

         The Department evaluated the broad range of cost of equity analysis which was the basis for the Company's recommended 11.5%, and OCC's 9.75%. As noted, OCC had indicated various factors that could have supported an even lower recommendation than 9.75%.

         The Company's updated DCF analysis provided in this proceeding was based upon March 25, 2002 stock prices. As a result of such study, the Company's ultimate determination of cost of equity, including 24 basis points for selling and issuance costs, was 11.22%. The Department uses this status (March 25, 2002) as a starting point for the following adjustments.

         First, the Company noted that in its DCF analysis of October 10, 2001, Green Mountain Power (Green Mountain) and Northeast Utilities (NU) were excluded because they reported losses in earnings. Application, Exhibit JDM 1-4; Tr. 4/8/02, p. 67. Such companies were also excluded from UI's updated DCF analysis. The Department finds it understandable that NU and Green Mountain were excluded from the Company's original DCF since negative earnings in 2000 precluded one from calculating a projected Value Line EPS growth rate. However, Value Line's March 8, 2002 issues showed positive earnings in 2001 for both companies. In this regard, NU and Green Mountain exhibited calculable five-year EPS growth rates of 9.94% and 6.28%, respectively. Tr. 4/8/02, p. 66. Further, such companies satisfied all other criteria established in UI's study for proxy group membership. Accordingly, the Company was

Docket No. 01-10-10                                              Page 21

asked by the Department to provide the impact of adding such companies to its updated DCF. The resultant cost of equity in such augmented group was 11.17% and 10.13%, in the Zacks and Sustainable Growth portions of the model, respectively, or an average of 10.65% prior to selling and issuance adjustment. Late-Filed
Exhibit 6A, JDM Update-6, pp. 1 and 2.

         Second, the Department finds that in updating its DCF, the Company failed to use the most recent EPS data available for Pinnacle West (Pinnacle) and UniSource Energy (UniSource). In these instances, although 2001 actual earnings were now published, the Company used older data (2000 earnings) as a starting point, in part, as the use of 2001 data would have resulted in four-year EPS growth rates. The Company had used a five-year EPS growth projection for the rest of the proxy group for consistency. The Department, however, finds it preferable to use a four-year growth rate that is accurate rather than a five-year projection for the sake of consistency that relies on dated material for its starting point. The Department, therefore, makes this adjustment to the Company's updated analysis as shown in Late-filed Exhibit 6B, JDM Update-6, p. 1. However, since UniSource results in a negative Value Line earnings growth based on such latest information, it is excluded from the analysis per the Company's criteria number five. Accordingly, the resultant cost of equity for such adjustments is 11.06% and 10.2%, in the Zacks and Sustainable Growth portions of the model, respectively, or an average of 10.63% prior to selling and issuance adjustment. Late-Filed Exhibit 6A, JDM Update-6, p. 2; Late-Filed Exhibit 6B, JDM Update-6, p. 1.

         Third, the Company's cost of equity witness indicated, "I exclude from the analysis any companies that are the publicly known targets of possible takeovers or are involved in mergers. Tender offers associated with takeovers generally affect stock prices in a temporary way unrelated to the overall cost of capital and make the use of those stock prices in a DCF analysis suspect." PFT, Makholm, p. 19. The Company included DPL as a proxy group member in its March 25, 2002 DCF analysis. The January 4, 2002 Value Line for DPL indicated that "investors should be aware that the company considers itself an acquisition candidate". This is evidence to remove DPL from the proxy group analysis by the Company's own criteria. Further, DPL showed a long-term debt to capital ratio of 71.6%, noticeably in excess of the 56.9% average for the proxy group. Response to EL-174, Exhibit JDM Update-3. It is further noted that the April 5, 2002 Value Line was showing an expected return on equity of 26% for DPL for the 2005-2007 period. The OCC witness noted that such return "can't be what investors would expect to be maintainable in the future. It's just too high a number." Moreover, when DPL comes in for its next rate proceeding, it is not going to be allowed 26%, it is likely to be awarded less than 13%, that which it was allowed back in 1991. The OCC witness notes that "from the practical matter of what you do with this company and Dr. Makholm's desire to use a mechanical approach to the DCF, you just can't do it with this." Tr. 4/9/02, pp. 314 and
315. The Department finds, therefore, sufficient argument supporting DPL's removal from the proxy group. The result of excluding DPL would be a cost of equity of 10.93% and 9.90% for the Zacks and the Sustainable Growth portions of the model, respectively, or an average of 10.42% prior to selling and issuance adjustment. Late-Filed Exhibit 6A, JDM Update-6, p. 2; Late-Filed Exhibit 6B, JDM Update-6, p. 1.

         Fourth, OCC had challenged the Company's calculation of "B" or the retention

Docket No. 01-10-10                                              Page 22

ratio. Referring to the Company witness, OCC notes, "He has taken his dividend yield and computed it based upon, in the original testimony, 2001 data, in the current testimony, 2002 data. He then computes his growth rate, when he uses his B times R method, based upon a forecasted B and a forecasted R. That's a huge mistake....(t)o use a B as a retention rate from one time period and the dividend, which is directly related to the retention rate, from another time period." Tr. 4/9/02, pp. 339 and 340. The Company's DCF retention ratio makes use of 2005 components, the furthest point in time into the future. Tr. 4/22/02,
p. 1435. The Company argues that this is appropriate because "if we're going to look at investor expectations, lets go as far out in the future as we can to get a reliable estimate that's printed today and that's the 2004-2006." Tr. 4/8/02, pp. 109 and 110. The Department finds that a higher calculation of "B" in the Company's DCF results in a higher cost of equity. Upon examining the January 4, 2002 Value Line for Alliant one finds that its retention ratio is lower initially and builds up to its highest point in the later years (2004-2006). The Department finds that to assume, basically, the higher level of retention in the later years and require it immediately through the calculation of required return could have an inflating effect on investor expectations. Similarly, use of the lowest, or earlier year, figure could have the opposite or a deflating effect on such expectations in the periodic DCF. Accordingly, the Department finds that a reasonable resolution is to average the effect of the methods. The calculated difference between the two methods was noted to be 31 basis points (12.20% - 11.89%) for Alliant. Late Filed Exhibit No. 5, Exhibit JDM Update - 6,
p. 1. Using this as a proxy for the rest of the group, the Department estimates that the downward impact of the OCC recommended calculation on the overall UI ROE (Zacks and Sustainable Growth) development would be approximately 15 basis points. Accordingly, the Department finds a reasonable median adjustment to the Company's recommended ROE to be 7 basis points for this issue. This adjustment results in an average cost of equity of 10.35% (10.42% - 7 basis points) prior to selling and issuance costs.

         Evaluating the Company's October 10, 2001 DCF, and making the same exclusions, inclusions, and adjustments as those above made to the March 25, 2002 DCF, the result is an average cost of equity of 10.93% prior to selling and issuance costs for such October 10, 2001 status. Company Written Exceptions, September 12, 2002, p. 45. Prior to adjustments, the October 10, 2001 analysis shows a DCF cost of equity of 11.35%, versus 10.98% for the March 25, 2002 DCF. Exhibit JDM 1-6, pp. 1 and 2. Adjustments to the October 10, 2001 analysis include the elimination of CH Energy (merger candidate) and Puget Energy (dividend cut) reducing the cost of equity to 11.0%. Further, subtracting 7 basis points for the "b" calculation, results in such 10.93% adjusted DCF cost of equity for the October 10, 2001 status.

         In addition to the proxy group analysis the Company also calculated the DCF analysis for UI individually based on its own dividend yield and growth expectations. The Company's updated DCF analysis, indicated that a DCF cost of equity of approximately 7.65% is appropriate based on UI's dividend yield of 5.2%. Exhibit JDM Update-6, pp. 1 and 2 (Revised). For UI to match the overall proxy group DCF return of 11.22% with such dividend yield, the Company would have to show growth in the 5.5-6.0% range. No one projected UI to have this level of growth. UI's projected earnings growth was 2.45% versus the proxy's 5.93% for the March 25, 2002 DCF, and 3.04% versus the proxy's 5.24% for the October 10, 2001 DCF, Exhibit JDM 1-6, pp. 1 and 2;

Docket No. 01-10-10                                              Page 23

Exhibit JDM Update-6 Revised, pp. 1 and 2. Even using the October 10, 2001 dividend yield of 6.2%, which UI argues is more representative of its yield today, the DCF cost of equity for UI individually is 9.26%.

         At the hearing, OCC noted "just to make it clear, the DCF method is measuring the return on market price investors expect to get." Tr. 4/9/02, p.
367. The Department finds that the OCC's complex or multi-stage version of the DCF brings an understandable approach to measuring that which investors expect to receive. In the first stage, this analysis brings in year by year Value Line data. The OCC witness notes, "I have used the actual dividend rates as they were forecasted year by year in the multi-stage model." Tr. 4/9/02, p. 379. Further, "you can see there are schedules JAR-5, page 7, which shows the year by year Value Line earnings projections which go into the multi-stage DCF." Id. The
                                                                    --
Department finds that such treatment in the first stage of this model reflects accuracy and no particular bias in calculating anticipated cash flows.

         For the second stage of the model, the OCC witness used reasonable assumptions in developing cash flows into the more extended future. For example, the retention rate of earnings for the second stage was assumed to be the furthest most Value Line forecast for such item carried forward at such rate. When explaining how book value grows, the OCC witness notes "it grows by the retention of earnings...we take a book value from the beginning of the year, we add the earnings and we subtract the dividend." Tr. 4/9/02, p. 382. "You take a 13% expected return on equity, and that impacts book value, which impacts the earnings. Tr. 4/9/02, p. 383. Using the 13.0% return and forecast retention rate in the second stage, OCC determined a cost of equity in such multi-stage model of 10.15% based on average stock prices for the year ended December 31, 2001, and 10.13% based upon stock prices on December 31, 2001. PFT, Rothschild, Schedule JAR 2. The Department finds this calculation to be conservative given that it assumes a 13.0% projected return, the median Value Line projected return on equity of the proxy group. In this regard, had OCC argued in favor of using 12.45%, the mathematical average of the group, the cost of equity result would have been noticeably lower.

         The OCC witness characterized cash flow as "what comes out of the investor's pocket and what goes into the investor's pocket. The starting point is the investor pays for this group of companies on average $39.40, which is the price determined based upon the book value and the market to book ratio."
Tr. 4/9/02, p. 384. The investor gets dividends as the cash flow throughout the time. Id. The model ultimately arrives at the stock price the investor would
      --
eventually get who held that stock until 2041. Id. It then determines the discount rate that brings the total of the cash flows and the final stock selling price equal to the original stock purchase price of $39.40. Tr. 4/9/02,
p. 385. In this regard, the Department finds that OCC's discount rate, or cost of equity, in such multi-stage DCF to be both presented in an understandable manner and representative of investor requirements.

         In its simplified, or constant growth DCF (D/P + g), OCC determines a cost of equity of 9.92% based on average stock prices for the year ended December 31, 2001, and 9.93% based upon stock prices on December 31, 2001. PFT, Rothschild, Schedule JAR 2. The OCC also addressed the cost of equity through its Risk Premium/CAPM

Docket No. 01-10-10                                              Page 24

analysis which yielded 8.97%. This was based upon analysis of historical returns from 1926-1999 and adjusted for Electric Utility Specific Risk. Id. The
                                                                --
Department has reviewed these analyses and finds them to be reasonable.

         In determining the cost of equity, the Department considered all of OCC's material. The Department finds that OCC's single and multi-stage DCFs reflect the most reasonable measure of the return on market price that investors expect to receive. Further, using the OCC's DCF models to compare to the Company's results, predicated entirely upon the DCF, brings a confluence to the overall range from which the Department makes its selection. The mathematical average for all such individual DCF proxy group analyses in OCC's material is 9.85% (constant growth and multi-stage comparative electric companies results). PFT, Rothschild, Schedule JAR 2; Schedule JAR 4, p. 1; Schedule JAR 5, pp. 1-6. However, given the use of a conservative 13.0% return and other considerable argument/analysis by OCC for lowering the ROE, the Department uses 9.80% as a representative cost of equity for OCC's material.

         Further, the Department estimated a CAPM cost of equity using the formula K= Rf + B(Rm - Rf). Response to Interrogatory EL-2. This calculation utilized an estimated risk free rate (Rf) of 5.25% (interest rate on 20-year treasury bonds), the proxy beta (B) of approximately .52, and the arithmetic mean return from 1926 to 1999 on Large Company Stocks (Rm) of 13.28%. Schedule JAR 10, p.1; Schedule JAR 10, p. 3; Exhibit JDM Update-6, p. 2. Accordingly, the Department calculated the cost of equity under the CAPM approach to be 9.4% [5.25% + .52(13.28% - 5.25%)].

         The Department considered the Company's recommendation for a return for its selling and issuance costs. The Department finds the Company's issuance cost estimate of 4.52% (Exhibit JDM 1-11) to be potentially over-inflated, particularly because of the age of the Company's data that is supporting it (1982-1983). The accounting of such costs is not in dispute, however it is questionable, given the state of electronic and processing technology in 2002, that issuance costs would pose equally as great a proportionate burden for UI, today, as was evident in 1982.

         Pursuant to this, the Department requested the Company to provide more recent industry information (2000-2001) on equity flotation costs. The Company, however, responded that, "(T)his information is not readily available." Response to Interrogatory EL-16. The Company provided a compilation of recent rate of return decisions for electric and gas utilities listed by Regulatory Research Associates (RRA) from October 1999 through September 2001. PFT, Makholm, p. 30; Exhibit JDM 1-12. The Department asked the Company to determine the percentage of the year-to-date 2001 electric utility major rate case decisions listed by RRA where flotation costs had been approved in the cost of equity allowed. However, the Company's response was "(T)hat information has not been collected." Response to Interrogatory EL-16.

         At the hearing, the Company noted that the Department had allowed 17 basis points for flotation costs in its Decision in Docket 96-08-05, DPUC
                                                                     ----
Financial and Operational Review of Yankee Gas Services Company. Re. 4/9/02, PP.
---------------------------------------------------------------
267 and 268. The Department reviewed this material, and found that the actual basis for the 17 basis point allowance was a methodology used in the Department's December 15, 1993 Decision in Docket 93-02-04, Application of
                                                            --------------
Connecticut Natural Gas to Amend its Rate
-----------------------------------------

Docket No. 01-10-10                                              Page 25

Schedules. Such Decision noted at page 143, "(M)r. Jackson has provided
---------
underwriting spreads achieved by gas utilities over the years 1989-1992. These spreads indicate average annual costs from 80 to 90 cents per issued share." The stock price of CNG was noted to be in the range of $28 to $29 dollars which would result in cost percentages from 2.86% ($0.8/$28) to 3.10% ($0.9/$29).

         In evaluating the parties' arguments, the Department, first, looks at this issue from the perspective of OCC. OCC substantiated its position through a FERC ruling which recommended an allowance of two basis points. Further, as OCC noted, the FERC referenced formula is K'=fs/(1+s). However, the Company noted the probable need in 2004 and 2005 to raise $100 million in capital for its share of development in the planned 345 KV transmission loop in the southwest corner of Connecticut. Tr. 4/9/02, p. 289-290; Tr. 4/22/02, pp. 1442 and
1455-1456. Assuming this will be financed by approximately 50% debt and 50% equity, a $50 million stock offering will represent about 12.7% of UI's existing equity [$50M/$393M (uses 2002 equity from Schedule F-3.0)]. The formula referenced a 2.87% industry average cost related to the total offering price of the stock. Accordingly, K'=2.87%*12.7%/(1+12.7%), or 32 basis points. Amortized over 5 years, this would amount to about 6.5 basis points. The total adjustment employing the OCC recommended 2.87% issuance cost, and FERC referenced formula, would be 8.5 (6.5+2) basis points to the cost of equity.

         In evaluating the Company's analysis, clearly, the issuance cost percent is a fulcrum in this calculation. In this regard, the Department finds UI's recommendation of a 4.52% issuance cost to be somewhat high. Given the material on underwriting spreads provided in the Decision in Docket No. 93-02-04, the Department finds it is more reasonable to assume a cost in the range of 3.0%. The Company notes, however, there are direct costs accounting for an additional .37%. Exhibit JDM 1-11. The Department adds such amount for a total cost of 3.4%. The estimated effect of modifying the expense percentage to 3.4% on the Company's analysis is an approximate 25% (1-(3.4%/4.52%)) reduction from 24 basis points down to 18 basis points.

         In evaluating both sides of this issue, the Department finds an appropriate range of issuance cost adjustment is between 8.5 (OCC analysis) and 18 basis points (Company analysis) in this proceeding. The Department, therefore, finds it reasonable to allow 13 basis points to be added to the cost of equity for selling and issuance costs.

         The Department analyzed a considerable breadth of information presented in this docket in order to determine the appropriate return on equity to allow UI. The Department was unable to substantiate maintaining the Company's currently allowed ROE of 11.5%. This was attributable to both the technical analysis and a variety of changes in key (important) factors surrounding the setting of such ROE.

         On the technical side, UI's justification for maintaining it's current ROE concentrated on its proxy group DCF analysis. This analysis resulted in the highest ROE calculation of all the methods presented. OCC analysis, the CAPM analysis and UI's own DCF analysis of UI individually all indicate that an ROE below 10% is appropriate.

Docket No. 01-10-10                                              Page 26

         The need for downward adjustment to the Company's ROE was evident in evaluating UI's regulated business against the proxy group DCF. In this regard, various of the proxy group companies contained both regulated and unregulated operations, therefore a general risk profile that was greater, and requiring a higher return, than UI's regulated lines. Since the charge of this proceeding was to determine the return for UI's regulated operations, the proxy group results overstated this return.

         Several important factors have also changed since the last time the Department set UI's ROE in 1996 which support a lower allowed return at this time: 1) UI's overall financial strength has improved, 2) interest rates are more favorable, 3) business risk has declined attributable to the Company divesting itself of generation, and 4) stranded cost recovery has enabled guaranteed returns on approximately half of UI's rate base. The Company, however, did not explicitly consider these factors in their analysis. A discussion of these items is as follows:

         First, UI's financial strength has improved considerably. In 1996, when UI's ROE of 11.5% was set, the Company exhibited a Moody's bond rating of Baa3 and an S&P rating of BBB-. In 2001, Moody's rating improved to A3 and Fitch rated UI's debt A-. Higher bond ratings mean greater financial strength. Tr. 4/9/02, p. 412. In 1996, UI's Value Line financial strength rating was C++, it improved to B++ in 2001. In 1996, UI's capital structure contained 32.4% common equity, it improved to 46.4% at year-end 2001. Response to Interrogatory EL-1. This is a substantial difference in capital structure, and as the OCC witness notes, "could fully explain the increase in the bond rating." Tr. 4/9/02, p.
413. In this regard, a greater percentage of equity in the capital structure implies less risk to the investor and therefore a lower required ROE.

         Second, the interest environment, itself, has changed since the time of the last rate setting proceeding. In 1996, yields on 30-year treasury bonds were in the high 6% to low 7% range. In 2001, such treasury yields have been in the mid to upper 5% range. Response to Interrogatory EL-1. This has placed downward pressure on what equity investors can expect out of stock returns attributable to the fact that their alternatives, such as bonds, are yielding less. Lower interest rates are taken into account in the expected rate of return of investors in the DCF analysis but even more directly in the risk return methods (risk premium/CAPM) which UI chose to ignore.

         Third, UI's risk has also declined significantly since electric restructuring. In 1996, UI was a fully integrated electric utility having a significant portfolio of generation facilities that included nuclear plants. Subsequent to deregulation, UI became a transmission and distribution company only, and at year-end 2002 is about to shed itself of its remaining 17.5% interest in Seabrook Nuclear. Generation is more risky than distribution business and nuclear adds to that risk. Generation is generally more risky because it is more subject to operational failures, uncertain costs of operation and prudence reviews. A 1999 Utility Credit Report by Standard and Poors (S&P) noted, among other reasons, as the rationale for the bond rating it issued for UI, "The sale of generating assets enhanced the Company's business profile, with management focusing on the lower-risk transmission and distribution system." S&P Utility Credit Report, June 1999, p. 5; Attachment OCC 151-1, p. 5. Risk is also reduced since a higher proportion of distribution costs are collected through fixed customer service and demand charges than in the past. The collection of costs through fixed charges rather

Docket No. 01-10-10                                              Page 27

than energy charges reduces the variability of earnings associated with sales.

         Transmission is no longer regulated by the DPUC and therefore is not considered in the analysis of the ROE for the distribution company. The Company's ROE on transmission investment is now determined by FERC. The Company testified that any under or over-recovery is trued-up annually.

         Fourth, approximately one half of UI's ratebase has been classified to be stranded costs. This is a significant change from the past where this ratebase was at risk for over or under recovery and potentially subject to prudence disallowances. There is virtually no risk of recovery for UI's stranded costs. PA 16-245 guarantees 100% recovery of stranded costs. To this end, a separate charge appears on customers bills and costs are trued-up annually. UI's sizeable stranded cost balance and resultant CTA recovery schedule has enabled the Company guaranteed returns on this portion of its assets as was not the case in 1996. This lowers risk to investors and therefore their required ROE. This is not typical in the industry or the proxy companies used in UI's DCF analysis. UI, however, did not make any adjustment for risk in its calculation of the ROE.

         The Department finds that UI is a company that now has less risk, both financially and operationally. UI has made great strides in its financial improvement and the Department is pleased to see this, as ratepayers should be. However, in regulating UI to allow a return commensurate with its needs, the Department has determined that its investors now require less of the Company in financial return than in 1996, when the return was established at 11.5%. Therefore, in consideration of the arguments of the Parties and Intervenors, and a range of return that is deemed appropriate (9.8%-10.35%), the Department finds a reasonable cost of equity for UI to be 10.15% when evaluating the Company's March 25, 2002 DCF. Based on an evaluation of the Company's October 10, 2001 DCF, and a range of return deemed appropriate (9.8%-10.93%), the Department finds a reasonable cost of equity for UI to be 10.45%. Therefore, in considering both the October 10, 2001 and March 25, 2002 DCF analyses provided by the Company, the Department determines that UI's cost of equity is 10.30% ((10.45%+10.15%)/2). Adding to this a reasonable return for selling and issuance costs, the Department allows the Company a final cost of equity of 10.45%, and adopts such return in this proceeding. Accordingly, 10.45% shall also be UI's allowed return on equity (ROE) on the equity portion of its rate base.

         A summary of the Department's analysis of the cost of equity allowed is as follows:

Docket No. 01-10-10                                              Page 28

--------------------------------------------------------------------------------
                     SUMMARY OF DEPARTMENT ANALYSIS
                        COST OF EQUITY ALLOWED
                                                             Department
                                    Presented   Adjustment    Adjusted

Company 10/10/01 DCF                 11.35%       -0.42%       10.93%
    UIL Holdings (individually)       9.26%        0.00%        9.26%

Company 3/25/02 DCF                  10.98%       -0.63%       10.35%
    UIL Holdings (individually)       7.65%        0.00%        7.65%

OCC DCF Analysis                      9.85%       -0.05%        9.80%
OCC Risk Premium/CAPM                 8.97%        0.00%        8.97%

Department CAPM                                                 9.40%

Department Allowed                                             10.30%
--------------------------------------------------------------------------------

Company Flotation                     0.24%       -0.06%        0.18%

OCC Flotation                        0.020%       0.065%       0.085%

Department Allowed                                              0.13%
--------------------------------------------------------------------------------

Final Department Allowed
Cost of Equity                                                 10.45%
--------------------------------------------------------------------------------

         In weighing both of the Company's DCF analyses to determine the final cost of equity allowed UI, the Department sought to minimize any stock price-bias, or market fluctuation effect on the cost of equity result by using one specific date. The Company's DCF model, employing stock prices as of a specific date, was found to be sensitive to stock price fluctuation showing different cost of equity results in each analysis presented. Therefore, the Department averaged, fairly, the effect of both of the Company's DCF results in determining the Company's cost of equity. OCC presented DCF analysis based on average stock prices for the year ended December 31, 2001. The Department found that this analysis also lessened the effect of stock price variability on the cost of equity, and when added to OCC's other material, produced a 9.8% representative cost of equity.

         The Department finds, on balance, that a fair comparison of all positions and technical analyses presented produces an equitable award of 10.45% for the Company. The Department, therefore, concludes that such ROE is a fair and reasonable return for UI in this proceeding, and should enable the Company to meet its necessary financial and operating requirements.

         In Appendix A of its written exceptions, the Company indicates that its actual return under Department allowances will be less than the authorized ROE due to the true-up of the CTA and SBC. The Department finds that this information was filed too late in the proceeding to be appropriately examined and therefore will not make an adjustment at this time. The Department, however, will allow UI to address this issue in the next CTA/SBC true-up proceeding.

         In the draft decision, the Department applied the allowed rate of return approved in this decision to the Company's rate base total. In their written exceptions to the draft

Docket No. 01-10-10                                              Page 29

decision, the Company claims that the Department should not apply the 10.45% authorized return to UI's entire ratebase. To do so will deprive the Company of the opportunity to earn its FERC authorized ROE of 10.75% on transmission assets. The Department notes that the Company did not break out transmission and distribution ratebase in its filing and applied its proposed 11.5% return on the total ratebase, therefore over-stating its proposed revenue requirement. That said, however, the Department does agree that it is proper to apply the correct allowed rate of return to each function. The Department will therefore increase revenue requirements by $ 232,304 (10.75%-10.45%*47% *$91.9M *1.7928) to account for the FERC authorized return of 10.75% to the Company's $91.9 million in transmission ratebase.)The 10.45% return authorized in this decision will be applied to the total distribution ratebase, including the SBC and CTA ratebase.

D.       COST OF CAPITAL/CAPITAL STRUCTURE

         The Company has proposed that a capital structure consisting of 50% equity and 50% debt be utilized for each year of the rate plan. At the time of the filing of the Company's rate case application in the fall of 2001, UI's actual capital structure was approximately 46% equity and 54% debt. PFT, Sages, pp. 2 and 3. By the end of 2002, UI noted that its actual capital structure will be approximately 50% equity and 50% debt. The Company indicated that with the sale of its Seabrook interests, UI's pro forma capital structure will be comprised of slightly over 50% equity (50.4%) and slightly under 50% debt (49.6%). (Tr. at 1602-03; Late-File Exhibit No. 91.) The Company expects to maintain this structure for the remaining years of the rate plan. (Tr. at 1933-34.) Therefore, the Company contends that the use of a 50% equity/50% debt capital structure for ratemaking purposes in each year of the rate plan is reasonable. Company Brief, 6/5/02, p. 42.

         Based on such capital structure assumptions, the Company's proposed weighted average cost of capital is as follows:

                     2002 ave.
     Capital      Capitalization    Ratio      Embedded Cost      Weighted Cost
     -------      --------------    -----      -------------      -------------

Long-term Debt      $382,546        50.00%        6.45%               3.22%
Preferred Stock                      0.00%        0.00%               0.00%
Common Stock         382,546        50.00%       11.50%               5.75%
                     -------       ------                             ----
   Total            $765,092       100.00%                            8.97%
                     =======       ======                             ====

Application, Schedule D-1.0.

         The OCC witness discussed the Company's capital structure, noting "(M)y recommendation to use the actual common equity number produces a conservatively high number, as the higher risk of the unregulated portion of UIL's business is putting upward pressure on the level of common equity the company should be using. If the unregulated operations of UIL should become a larger portion of UIL's total operations in the future, then a downward adjustment to the actual common equity ratio for regulatory purposes could increase in importance. " PFT, Rothschild, p. 10.

Docket No. 01-10-10                                              Page 30

         OCC further explained that a UIL Holdings Corporation report by Moody's Investors Service dated October 2001 noted "(A)lthough management views the non-regulated subsidiaries as vehicles for growth in a deregulating energy sector, it is important to note that Moody's considers these type of investment to be potentially more risky than traditional regulated investments. As a result, non-regulated investments can place pressure on the parent's and the regulated utility's credit quality, depending on the size and scope of those investments and how they are financed." Attachment OCC 151-4, p. 6. The OCC witness noted that such statements show that United Illuminating Company is a low risk electric utility both because it is now only a transmission and distribution electric utility and because its industrial load is both diverse and a relatively small proportion of its total load. PFT, Rothschild, p. 13. The OCC witness further argued, "(S)ince the percentage of common equity in the capital structure should be related to the amount of risk, the consolidated UIL Holdings should contain a higher percentage of common equity than the less risky United Illuminating regulated utility." PFT, Rothschild, p. 13. The OCC witness noted that a capital structure containing 40% to 45% common equity is typically optimal. Further noting that "forty-seven is not far enough away from that range where you would be particularly concerned." Tr. 4/9/02, p. 443.

         Accordingly, using its proposed cost of equity of 9.75%, OCC recommended an overall cost of capital for UI of 8.16%. In this computation, the OCC used the Company's embedded cost of debt and a capital structure containing 47.2% equity versus the 50.0% recommendation of the Company. PFT, Rothschild, pp. 7 and 10. The OCC's recommendation is as follows:

              Capital        Ratio         Embedded Cost       Weighted Cost
              -------        -----         -------------       -------------

         Long-term Debt      52.80%              6.73%             3.55%
         Preferred Stock      0.00%              0.00%             0.00%
         Common Stock        47.20%              9.75%             4.60%
                            ------                                 ----
            Total           100.00%                                8.16%

         Prosecutorial reviewed the Company's request to utilize a projected capital structure and strongly advocated against such an approach. Prosecutorial positioned that whenever possible, actual measurable results should be utilized. Prosecutorial noted that the Department can calculate the Company's current capitalization ratio. Further, that projecting future capitalization ratios could lead companies to attempt to mislead the Department about future changes.

         The Department finds that based on UI's Order No. 1 compliance filing for the year ended December 31, 2001, in Docket No. 76-03-07, Investigation to
                                                              ----------------
Consider Rate Adjustment Procedures and Mechanisms Appropriate to Charge or
---------------------------------------------------------------------------
Reimburse the Consumer for Changes in the Cost of Fossil Fuel and/or Purchased
------------------------------------------------------------------------------
Gas for Electric and Gas Public Service Companies, the Company shows both
-------------------------------------------------
average and end of period common stock ratios of 46.23% and 45.5%, respectively. Using UI's average value of 46.23%, the Department determines that a 47% common equity capitalization ratio allowed is reasonable and adopts it as such. The Company's December 31, 2001 Order No. 1 indicated that its embedded cost of debt was 6.66%, while UI has testified that it is projected to be 6.56% as of December 31, 2002. Application, Schedule WP D-

Docket No. 01-10-10                                              Page 31

3.0; Response to EL-19, p. 1. Accordingly, the Department determines that 6.60% is a reasonable actual embedded cost of debt for UI, presently. Therefore, the Department uses the allowed return on equity of 10.45%, and a 6.60% embedded cost of debt in determining UI's allowed weighted average cost of capital in this proceeding as follows:

      Capital           Ratio      Embedded Cost        Weighted Cost
      -------           -----      -------------        -------------

  Long-term Debt        53.00%         6.60%                3.50%
  Preferred Stock        0.00%         0.00%                0.00%
  Common Stock          47.00%        10.45%                4.91%
                       ------                               ----
     Total             100.00%                              8.41%
                       ======                               ====

         The Company has expressed a desire to maintain its capital structure in an approximate 50%/50% (debt/equity) proportion. In allowing a cost of capital, the Department finds it unreasonable to require ratepayers to assume the additional equity cost of a 50% equity structure in the cost of capital calculation. In this regard, the Department finds that increasing the equity ratio from 47% to 50% would increase the cost of capital thereby increasing costs to ratepayers but would have no significant impact on improving debt ratings or lowering the cost of debt. Further, UI has not been advised by ratings agencies that it needs to increase its equity position to 50%, and the Company is not experiencing problems with cash flow or accessing capital markets for funds at its current equity ratio of 46-47%. Tr. 4/8/02, pp. 126 and 127; Tr. 4/9/02, pp. 438-445. Moreover, the DCF proxy group average long-term debt ratio of 56.5% indicates that a 47% equity and 53% long-term debt capital structure for UI is reasonable. Exhibit JDM Update-3. The Department, therefore, finds that a 47% equity proportion in UI's capital structure is fully adequate and should enable the Company to maintain its financial ratings and flexibility. Accordingly, the rates and return granted in this proceeding shall be based upon an allowed common equity ratio of 47%, resulting in a cost of capital of 8.41%.

E.       RATE BASE

         1. Rate Base

         UI proposed a 2002 average rate base of $784,875,000 from all operations of the Company except the nuclear division. Application, Schedule A. In this section, the Department only discusses rate base relating to the transmission and distribution business. See below for discussion of CTA rate base.

         UI originally filed the 2002 rate year beginning ($405,580,000), ending ($429,939,000) and average ($417,761,000) rate base balances for the wires business using actual data through August 2001 and forecast data for the remainder of 2001 and 2002. The 2002 rate year beginning balance is equal to the December 31, 2001 balance. UI later revised the balances to reflect actual 2001 activity through December 31, 2001. The major reasons for the 2001 variance is less CWIP closed to plant in service due to lower plant expenditures and more retirements. The final proposed beginning, ending and average 2002 balances are $396,664,000; $421,529,000 and $409,099,000, respectively. UI carried forward the corresponding adjustments to 2002-2007 that resulted from the change in December 31, 2001 balances in the final

Docket No. 01-10-10                                              Page 32

calculations in Late Filed Exhibit No. 89. Application, Schedule WP B-1.0; Response to Interrogatory OCC-214; Late Filed Exhibit No. 63.

         OCC believes that UI's proposed 2002 average rate base should reflect the known amounts of rate base components as of December 31, 2001. OCC Brief, p. 23.

         The Department accepts the Company's revised December 31, 2001 rate base balances and the corresponding rate year ending and average balances except as discussed below. Therefore, the Department reduces rate base by $8,662,000 ($417,761,000-$409,099,000).

         2. Rate A Meter Replacements

         As discussed below, UI will be replacing the Rate A Meter Timers in 2002. UI will capitalize the $4,000,000 installed cost of the meter-base adapters, $2,000,000 in 2002 and $2,000,000 in 2003. Tr. p. 1052-1054. OCC
agrees it is appropriate to capitalize the $2,000,000 installed cost in 2002. OCC Brief, p. 26.

         The Department increases 2002 average rate base by $1,000,000 to account for the installation of the Rate A Meter Timers in 2002.

         3. Accumulated Depreciation

         As discussed in the Depreciation Expense section below, the Department reduced 2002 depreciation expense $468,000 to account for the change in the December 31, 2001 plant balances and the addition of the Rate A Meter Timers. The Department makes a corresponding decrease to the rate year average accumulated depreciation equal to one-half the depreciation expense adjustment or $234,000, which is an increase to rate base.

         4. Prepayments

         UI included $89,000 as an increase to rate base for the rate year, which was the August 2001 balance, for prepaid workers' compensation. By year-end 2001 the balance had dropped to $61,000. UI believes the year-end balance is the appropriate level to include in the rate year as it reflects the most recent experience. UI included the revised balance in the December 31, 2001 revision to rate base in Late Filed Exhibit No. 63. Application,
Schedule B-5; Late Filed Exhibit No. 62; Tr. 5/1/02, p. 1686.

         The Department accepts UI's adjustment.

         5. Reserves

         The Company had a $1,500,000 reserve for uncollectibles during the test year. This is down from $1,800,000 in prior years. The reserve is a reduction to rate base as it includes funds already paid by ratepayers. UI reviews the aging of accounts receivable to determine the probably of collections. UI keeps a reserve equal to approximately three months of write-offs. Based on that analysis, the Company proposes to increase the reserve amount by $200,000 to $1,700,000 for the rate year.

Docket No. 01-10-10                                              Page 33

However, UI did not include the $200,000 in the Application. Response to Interrogatory EL-149; Late Filed Exhibit No. 1, AR-18; Tr. 5/21/02, p. 1796.

         UI also has a reserve in the amount of $1,267,000 for injuries and damages, net of deferred taxes. UI did not reflect the reserve as a reduction to rate base for the rate year in the Application, but states that it is appropriate to do so. Response to Interrogatory EL-54; Late Filed Exhibit
No. 89; Tr. 4/17/02, p. 1116.

         OCC concurs with UI's proposed $200,000 adjustment to the reserve for uncollectibles. OCC also concurs that rate base should be reduced by $1,267,000 for injuries and damages reserve, net of deferred taxes. OCC Brief, pp. 26 and 29.

         The Department believes the increase to the reserve for uncollectibles is appropriate and approves the $200,000 increase. However, the final change to rate base should be $120,250, which is net of deferred taxes using UI's 39.875% tax rate. The Department also agrees that it is appropriate to reflect the reserve for injuries and damages reserves as a reduction to rate base and decreases rate base by the $1,267,000 for the injuries and damages reserve. The total adjustment for the reserves is $1,387,250, which is reflected as a decrease to rate base.

         6. Accrued Vacation

         The Company testified that the total amount of accrued vacation pay as of 12/31/01 is $3,952,356. Response to Interrogatory OCC -20. However, as identified by the OCC, Schedule B-1.0, line 57 indicates that the amount of accrued vacation is $3,969,000. A decrease of $16,644 should be made to rate base. Additionally, the Company acknowledged that deferred income taxes related to the accrued vacations that were not incorporated into Schedule B-9.7. The Company has acknowledged the increase to rate base for deferred income taxes of $1,576,002 ($3,952,356 x 39.875%). Late Filed Exhibit No. 89 and Response to
interrogatory OCC-20.

         The Department agrees with the OCC and the Company's adjustment and will increase rate base by $1,559,358 ($1,576,002 - $16,644).

         7. Pension Liability

         In Late Filed Exhibit No. 89, the Company increased its rate base pension liability by $1,119,000. As such, pension liability increased from $2,203,000 to $3,322,000. Additionally, as a result of the pension liability increase deferred taxes increased by $1,178,000. The Department finds the increase to rate base of $2,297,000 ($1,119,000+$1,178,000) reasonable.

         8. Working Capital

         In its original filing, UI indicated that its total cash working capital requirement was $34.7 million for the 2002 rate year, based on O&M expense of $706.2 million. Application, Schedule H -1.1. In updated material later presented, UI determined that its total cash working capital requirement was $43.03 million for 2002, using O&M expense of $703.7 million. AR-33-1, pp. 1-7.

Docket No. 01-10-10                                              Page 34

         The Company determined a cash working capital requirement in rate base to allow for the financial recovery of lost income attributable to the timing differences of daily in-flows and out-flows of cash. In this regard, cash payments going out of the Company prior to customer cash payments coming in resulted in the Company having to finance such outflows until the customer payments were received. Accordingly, the Company conducted a lead-lag analysis to determining its cash working capital needs. Application, Schedule H-1.1. In this analysis, UI evaluated its revenue lead as the time period from when service is provided until the Company receives its payment from customers. UI evaluated its expense lag as the time period beginning with the mid-point of the service period analyzed to the date bills were paid by the Company supporting such services. If the revenue lead exceeded the expense lag (customer payments were received later than the date UI paid its bills) in any category, the Company sought recovery through a working capital allowance which is added to rate base. Working capital was essentially calculated by determining the daily O&M expense (O&M/365) of the expense item, and multiplying it by the net lead-lag days, (revenue lead days minus the expense lag days). This is the working capital allowance that is added to rate base. For example, "Rent" had annual expense of $2,369,000, or $6,490 ($2.4 million/365) daily, a revenue lead of 50.8 days, and an expense lag of 25.4 days. Accordingly, its working capital requirement was calculated to be $165,000 ($6,490 x (50.8-25.4 days)). Application, Schedule H-1.1, p. 3.

         In its working capital analysis for 2002, the Company used a revenue lead of 50.8 days. The revenue lead components consisted of: 1) a service lead of 15 days which is one-half of a month, 2) a billing lead (time period from reading the meter to sending out the bill) of 1.33 days, and a collection lead (time period from when the bill is sent until payment is received from customers) of 34.5 days. OCC 60-1, p. 1, Response to Audit Request No. 33a. In support of its collection period, UI determined its average age of receivables by taking the billed retail revenue for the year, and dividing it by the average receivable balance. The result was the number of times that receivables turned over during a given year. For the nine months of 2001 plus December 31, 2000, the average month-end receivable balance was $64.8 million. This was compared to annualized billed retail revenue of $652.7 million for 2001. Using this data, receivable turnover was calculated to be 10.08 ($652.7/$64.8 millions). Late Filed Exhibit No. 73. Accordingly, for both 2000 and 2001 annualized, this resulted in an average collection period of 36.2 days (365 days divided by 10.08 receivable turnover).

         Where details were not known, the Company allowed the expense lag to equal the revenue lead. In a number of cases, UI used an expense lag largely predicated on the guidance of Decision dated December 16, 1992, in Docket No. 92-06-05, Application of The United Illuminating Company for a Rate Increase. In
          ------------------------------------------------------------------
other cases, the expense lag was based on such guidance, but updated for current data. In instances where contracts for payment were in place, the Company used such contractual payment dates to calculate expense lag time. The Company also used data per the financial compliance group in determining its expense lags.

         With regard to the other parties, the OCC recommended adjustments to the Company's working capital analysis including customer deposits, materials and supplies, payroll and payroll taxes, exclusion of Seabrook expense, and the

Docket No. 01-10-10                                              Page 35

dividend/retention split for net income. Such adjustments to the working capital requirement totaled approximately $18.6 million. AG addressed customer deposits and materials and supplies recommending approximately $7.7 million in adjustments. Prosecutorial recommended disallowing about $5.6 million in cash working capital related to non-cash items.

         The Department finds the Company's average revenue lead of 50.8 days to be acceptable based on the information filed in support of it. However, the Department finds a number of areas where adjustments to the expense lag portion, including expenses, of the working capital analysis are required:

         a.       Net Income

         The Company originally filed $54.2 million for net income, but revised this number to $53.2 million, which the Department accepted. AR-33-1, p. 2. Accordingly, UI proposes that 2002 net income of $53.2 million be paid up to the parent as a dividend to balance its equity. Tr. 4/19/02, p 1371; AR-33-1,
p. 2. The Company contends this payment should be treated as though a dividend because UI's single shareholder is its parent company, UIL Holdings. Further, that if going back less than two years, UI was still the parent company, it would have to pay out such dividend amounts to outside shareholders to keep the equity structure under 50%. Tr. 4/19/02, p. 1371. The Company's proposal, which uses a 45-day expense lag for the full $53.2 million, results in a working capital requirement of $847,000. AR-33-1, p. 2.

         OCC noted that the Company's calculation of the weighted-lag of 45 days for net income reflects an unrealistic allocation of net income between dividends and retained earnings. OCC argued that a 70%/30% allocation between dividends paid and earnings retained was reasonable. OCC further noted that this was supported by a dividend to price yield of 6.22%, comprising about 67% of the 9.3% cost of equity calculated for UI in the Company's DCF analysis. OCC pointed out that this same relationship for the entire proxy group in the DCF was about 55% (6.22% dividend yield/11.04% proxy group cost of equity). PFT, Smith and DeRonne, p. 33; Application, Exhibit JDM 12-6, p. 1. OCC concluded that this supported the use of a dividend/retained earnings allocation of at most 70%/30%, and perhaps somewhat lower, such as 67%/33%. The OCC noted that 45 and 182 expense day lags for dividends and retained earnings, respectively, had been approved in Decision Docket 92-06-05. OCC ultimately recommended an expense lag of 86.1 days for net income based on a weighted-lag of 31.5 days (70% x 45 days) for dividends, and 54.6 days (30% x 182 days) for retained earnings. PFT, Smith and DeRonne, pp. 34 and 35.

         The Department agrees with OCC that net income should be more reasonably split than that which UI has proposed. The Department finds that there is a distinct difference in sending up cash dividends to a parent company versus paying dividends outside to shareholders. In this regard, the intricate ties that bind the parent to its subsidiary imply a unique financial relationship enabling the possibility of funds (dividends) paid to the parent; or portions thereof, to even come back and be made available to the same subsidiary if needed. Tr. 4/19/2002, Fiscus, p. 1382. Therefore, these dividends, in total, cannot be considered a definitive outflow of cash. Shareholder dividends are different. Here, one would not realistically imagine shareholders giving

Docket No. 01-10-10                                              Page 36

back to the Company portions of their dividends once they have received them should the Company require additional cash. Investors require a rate of return on their investment. Dividends are a part of that return. Therefore, once a company has paid its dividend to shareholders, it is a definitive outflow of cash.

         Accordingly, for working capital, the Department finds it appropriate to split the Company's 2002 net income amount between dividends to shareholders and income retained. In this regard, the Department finds the OCC recommended 70%/30% (dividend/retention) allocation to be reasonable. This is further supported by the Company's updated DCF analysis where UI's dividend to price yield is 5.19%, or approximately 68.4% of its DCF cost of equity of 7.59%. For the entire proxy group this relationship is about 51%. Exhibit JDM Update-6, p.
1. The Department allows net income of $37.2 million ($757.7M Rate Base x 47% x 10.45%) to determine working capital requirements. Accordingly, of the $37.2 million in net income for 2002, the dividend amount allowed for the working capital analysis is $26.1 million ($37.2 million x 70%). This amount is treated as a quarterly payment of actual dividends paid to shareholders. This is allowed, therefore, an expense lag of 45.6 days (365days/4/2) which results in a working capital allowance of $371,330.

         For the remaining $11.17 million ($37.2 million x 30%), the Department uses the guidance of past rulings. In this regard, in determining the appropriate return to allow on common stock or equity, the Department has assumed that the Company will receive its return at the end of the year. Earning these dollars prior to the end of the year enables the Company to gain a return higher than allowed. Decision Docket No. 92-06-05, p. 12. A year-end need for retained earnings results in a 182.5 day (365days/2) actual expense lag for these earnings. Accordingly, for the portion of net income retained ($11.17 million), the Department allows a working capital allowance of ($4,030,561). The net working capital allowance for net income in total, therefore, is ($3,659,231). The Company originally filed a working capital allowance of ($186,000), therefore the Department's allowance results in a $3,473,231 (($3,659,231)-($186,000)) reduction to rate base.

         b.       Energy and Capacity

         In the Company's original filing for Energy and Capacity, Fuel and Energy had been given an expense lag time of 34.8 days. This was based upon monthly payments to Enron. Application, Schedule H-1.1. In its revised analysis, UI reflected a shorter expense lag (22.5 days) which was based on its contractual obligation to now pay its fuel and energy supplier, Dominion Energy, on a bi-monthly basis. Based on the Company's latest analysis of a daily expense of $665,777, ($243.7 million/365 days) the net effect of such expense lag change of 12.3 days is approximately $8.2 million (12.3 days x $665,777). Audit Request-33-1, p. 1.

         In considering this issue, the Department finds that the Dominion contract was consummated by UI in the spirit of necessity and in the essence of time to continue the supply of power uninterrupted. In this regard, the Department determines that the Company cannot be held unreimbursable for conditions placed upon it by Dominion in a contract that was required. Therefore, the Department accepts the adjusted working capital of $18.8 million for 2002 for the Company's Fuel and Energy expense. AR-33-1,

Docket No. 01-10-10                                              Page 37

pp. 1-7. However, on an ongoing basis, the Department requires UI to seek reimbursement for any financial issues such as this through all possible avenues of monetary relief that may be available to it under Company's former contract with Enron.

         Relative to the amount allowed in this Decision, the Company used an Energy and Capacity amount in the working capital analysis that was approximately $3 million less. Part of the difference, per Section III, F, Expense adjustment for Sales Adjustment, and the Revenue Adjustment by Component Table, pp. 69 and 75 of the Decision, is attributable to the Department increasing expenses by $4,661,300 to account for the increase in purchased power and conservation expenses (GSC and C&LM) associated with higher expected revenues in these areas. The Department increased the amount in the working capital analysis accordingly. Additional expenses in the CTA or SBC will be trued-up as appropriate, accordingly no working capital adjustments were made in these areas. This results in a Department allowed working capital allowance for Energy and Capacity of $19,453,000 versus the $10,936,000 initially filed. Working capital is therefore increased by $8,517,000 ($19,453,000-$10,936,000) for Energy and Capacity.

         c.       Nuclear

         The Company included the working capital requirements of its nuclear division for 2002. AR-33a. UI noted that the nuclear division's working capital requirements are not included for 2003-2007 due to the expected sale of the Company's interests in the Seabrook generating unit. Further, the Company indicated that while its application generally excludes the impacts of the nuclear division, the working capital requirements must be included because the working capital requirements are not covered by the interim nuclear cost recovery mechanism. Tr. 4/19/02 pp. 1397 and 1400. The Company argued that it is appropriate to include the nuclear working capital requirements in the utility as a whole for 2002, and that inclusion of the nuclear division's working capital costs in this application provides a straightforward recovery mechanism for these costs. Company Brief, 6/5/02, p. 39.

         OCC questioned the Company's inclusion of $4,940,000 for Seabrook working capital since it is not recurring in periods subsequent to 2002 during which the rates established in this proceeding would be in effect. Id. OCC positioned that UI's nuclear expenses are non-recurring and should be excluded from the lead/lag study. OCC Brief, 6/5/02, pp. 40 and 41.

         OCC recommended removing the nuclear materials and supplies resulting in a working capital allowance for materials and supplies of $1,541,000, approximately the average of its actual balances for the year-ends 1999 and 2000. OCC Brief, 6/5/02, p. 25.

         The AG was essentially in agreement with the OCC's recommendation on materials and supplies in that its balance should be in the vicinity of $1.5 million, representing the average of the year-end 1999 and 2000 balances. AG Brief, p. 11.

         The Department requires an adjustment to the working capital analysis for the Company's inclusion of the working capital component of the nuclear division. In

Docket No. 01-10-10                                              Page 38

testimony, the Company validated that the costs of administering the nuclear division were not part of the rate case. Moreover, that nuclear operations are not included in revenues, expenses, or rate base proposed in the rate plan material submitted by the Company. Tr. 4/19/02, pp. 1396-1399. The Department finds that in as much as the Company is allowed stranded cost recovery for the nuclear division, which is not subject to true up through the CTA it is inconsistent to also include a working capital allowance for such nuclear division in the Company's proposed rate base. Therefore, the following adjustments are made to such proposed working capital requirements that relate to nuclear operations:

         Removed completely from the proposed cash working capital allowance are the requested amounts for 1) J.O. Expense Seabrook - The $4.940 million, and 2) Nuclear Decommissioning - $551,000. Partial reductions attributable to nuclear operations are made to: 1) Depreciation - $162,000, 2) Federal Income Tax - ($118,000), and Materials and supplies- $5,249,000 (Department allowance for working capital is $2,012,000 versus the Company's original filed amount of $7,261,000). The Department notes that Seabrook expenses are included in a number of other working capital items such as payroll and interest. However, the net effect of these other expenses on working capital is immaterial, therefore, the Department makes no adjustment.

         d.       Interest

         The Company used an expense lag of 86 days for interest payments. The Company noted that such interest payments are paid up semi-annually. Tr. 4/19/02, p. 1363. UI initially filed a working capital requirement of $3,000,000) based on interest expense of $31,118,000. Application, Schedule H-1,
p. 2. The Department allows expense of approximately $26 million consistent with the weighted cost of debt allowed by this Decision. Evaluating this from the mid-point to the end of the service period results in an expense lag of 91.25 days (365/2/2); and is accordingly required by the Department. The Department, therefore, allows working capital of ($2,929,000) for interest expense, which results in a net increase to working capital of $71,000 (($2,929,000)-($3,000,000)).

         e.       Payroll

         The Company's working capital analysis used an expense lag of 35.4 days for both payroll expense and payroll taxes, resulting in a net lag (revenue lead
50.8 - expense lag 35.4) of 15.4 days in each. Accordingly, in the Company's initial filing, working capital requests for payroll and payroll taxes were $2,115,000 and $233,000, respectively. Payroll tax expense was $5,093,000 in the initial filing, however was reduced to $3,826,000 in the working capital update. AR-33-1, p. 2.

         OCC noted that the Company had not adequately addressed the calculation of its net payroll lag. Instead of computing a lag for each item of payroll withholding, UI applied the lag days for net payroll to the gross payroll amount. PFT, Smith and DeRonne, p. 31. OCC recommended adding one day to the payroll lag reflected by UI to recognize additional time lag associated with payroll withholdings. OCC Brief, 6/5/02,

Docket No. 01-10-10                                              Page 39

p. 40. OCC recommended that the payroll tax expense lag be 36.4 days, the same lag that is being used for payroll, should be used for payroll taxes. OCC Brief 6/5/02, p. 42

         The Company has indicated that it has provided evidence to show that the withholdings associated with its payroll are paid by wire transfer at the same time the payroll is paid. Supplement to OCC-193; Company Written Exceptions, September 12, 2002, pp. 58 and 59. Accordingly, the Department accepts the 35.4-day expense lag requested by UI for payroll and payroll taxes. The Department accepts the reduction of payroll tax expense to $3,826,000, and reduces payroll expense by $1,129,727 for fewer FTEs per the Decision, p. 56. This results in Department allowed working capital allowances of $2,066,000 and $161,000 for payroll and payroll taxes, respectively. The net effect is a $121,000 (($2,115,000 + $233,000) - ($2,066,000 + $161,000)) reduction in working capital allowed from the Company's initial filing.

         f.       Customer Deposits

         The Company did not include customer deposits in the working capital calculation in the Application. The Company later proposed that the allowance for customer deposits is $1,785,000. This amount is deducted from the ratebase in the calculation of working capital. Response to Interrogatory OCC-13.

         The OCC noted that the level of customer deposits for the rate year 2002 should be $1,980,000. This represents an average ratebase for customer deposits based on the most recent five-years of such data supplied in UI's response to EL-43. PFT, Smith and DeRonne, p 12 and Schedule E-3. The OCC witness noted that while the use of such number was reasonable, OCC was willing to accept UI's amount as a rate base reduction. The December 31, 2001 amount for customer deposits is $1,785,000. Response to Interrogatory EL-43.

         Addressing customer deposits, the AG noted that through the years 1997 and 2001, UI has reported an average customer deposit amount to be $1,980,000. The AG positioned that subtracting this $1,980,000 in rate base will reduce UI's revenue requirements, and UI's rates, by an additional $300,000 a year. AG Brief, 6/5/02, P. 11.

         The Department notes that the amount of customer deposits fluctuates from year to year. The Department will approve the most recent five-year ratebase average for customer deposits of $1,980,000.

         g.       Non-Cash Expenses

         UI has included non-cash expense items in its cash working capital analysis. Such expense amounts consisted of Depreciation of $27.1 million, Deferred taxes of $9.1 million, Uncollectible accounts of $4.7 million, and amortization of PPAs (Resco) and contract for differences included in fuel and energy, of $24.1 million. AR-33-1, pp. 1 and 2.

         Prosecutorial indicated it was their belief that the displacement of rate base funds, by depreciation, amortization and write-offs is fully compensated for in O&M and tax expenses. Further, that such expenses are built into the annual revenue

Docket No. 01-10-10                                              Page 40

requirement and into the Company's allowed rates. In this regard, including non-cash items in the allowance of working capital results in a duplicate charge to ratepayers. Prosecutorial Brief, 6/5/02, p. 10. Prosecutorial noted that in all of the accounting pronouncements put out by the Accounting Principles Board and its successor the Financial Accounting Standards Board, depreciation and amortizations are always excluded when determining a company's working capital sources and uses. Therefore, inclusion of such non-cash items in UI's working capital allowance is clearly contrary to generally accepted accounting principles and practice. Accordingly, Prosecutorial recommended that UI's cash working capital be reduced by $5,617,000. Prosecutorial Brief, 6/5/02, pp. 10 and 11.

         OCC understands that the Department has allowed non-cash items in the working capital calculation in prior decisions but does not feel they should be included. However, the OCC accepts that the Department allows non-cash items in the calculation. Tr. 4/19/02, pp. 1215-1218.

         The Department continues with its prior rulings in this area. In this regard, non-cash expenses that result in reductions to rate base such as depreciation, amortization, and deferred taxes create a working capital need because the rate base reduction eliminates the return the Company was getting on invested funds. Any lag in payment after the reduction to rate base requires a working capital adjustment to keep the Company from losing a return on its investment. Giving non-cash expenses rate base treatment means that the Department finds it appropriate to pay a return on the corresponding investment. December 16, 1992 Decision in Docket No. 92-06-05, p. 11. Accordingly, the Department allows UI cash working capital allowances for non-cash expenses resulting in reductions to rate base.

         h.       Income Taxes

         UI states that $9,161,000 in deferred income taxes was double counted in the original working capital allowance calculation. In addition, UI claimed an unidentified error in income taxes in the amount of $854,000 in the original working capital allowance calculation. UI corrected both of these errors, resulting in an increase to cash working capital in the amount of $12,000. Response to Interrogatory OCC-238; Late Filed Exhibit No. 1, AR-33.

         The Department accepts UI's correction for income taxes and increases the working capital allowance by $12,000.

         i.       Prepayments

         UI included prepayments as a component of rate base and as a component of cash working capital. UI corrected the double count in its revised lead/lag study. The revision resulted in a net decrease to cash working capital of $1,021,000. Application, Schedules B-5.0 and H-1.1; Response to Interrogatories OCC-13 and OCC-15; Late Filed Exhibit No. 1, AR-33.

         The Department agrees with the change made in Late Filed Exhibit No. 1, AR-33. Specifically, the Department agrees that prepayments should not be included as part of

Docket No. 01-10-10                                              Page 41

rate base and cash working capital. Therefore, the Department reduces cash working capital by $1,021,000.

         j.       Deferred Taxes and Amortizations

         The Company included deferred taxes of approximately $9.2 million in its initial lead/lag study. However, in the rate year the Company's deferred taxes are expected to be in excess of $21 million. The Department has used the rate year level of deferred taxes as adjusted by this Decision in determining the appropriate working capital allowance. Likewise, the Department has modified the amount of amortizations in the working capital analysis to incorporate the additional amortizations of $8.3 million ordered herein. The combination of these two modifications increase the working capital allowance by about $3 million.

         k.       Conclusion on Working Capital

         In its written exceptions, UI explained that the Department double counted the adjustment to the December 31, 2001 balance for working capital. UI Written Exceptions, p. 54. The Department used the originally filed numbers upon which the adjustments discussed above were based. As shown in the table below, the Department used $34.7 million as the beginning working capital; the revised amount from Late Filed Exhibit No. 63 is $33.2 million. Therefore, the Department increases working capital by $1.5 million to remove the double count.

         Based on the impact of all adjustments that are deemed reasonable, the Department allows UI cash working capital of $31,080,000 for the 2002 rate year. This amounts to a $3,659,000 reduction to the Company's $34,739,000 proposed working capital allowance, as originally filed, resulting in a $3,659,000 decrease to rate base. The $31,080,000, therefore, is the working capital amount allowed in UI's rate base. Accordingly, the Company will earn its cost of capital, along with other rate base assets, on this amount.

         A summary of the Department's adjustments to working capital allowed is as follows:

Docket No. 01-10-10                                              Page 42

--------------------------------------------------------------------------------
  SUMMARY OF DEPARTMENT ADJUSTMENTS TO WORKING CAPITAL ALLOWED
                                  ($000'S)

                         Original UI    Department   Department
                           Filing        Allowed     Adjustment

Net Income                  -186          -3659         -3473
Interest                   -3000          -2929            71
Bal on Customer Deposits      0           -1980         -1980
Payroll & Payroll Taxes     2348           2227          -121
J.O. Seabrook               4940            0           -4940
Nuclear Decommissioning      551            0            -551
Materials and Supplies      7261           2012         -5249
Energy and Capacity        10936          19453          8517
Prepayments                 1021            0           -1021
Deferred Taxes               896           2139          1243
Amortizations               1775           3548          1773
12/31/01 WC Balance Adj.                   1524          1524
Other                       8197           8745           548
                           -----          -----         -----

Total                      34739          31080         -3659
                           =====          =====         =====
--------------------------------------------------------------------------------

         9. Capital Expenditures

         a.       Transmission System Upgrade

         The Company expects to upgrade a portion of its 115 kV transmission system to 345 kV during the period 2004 through 2006 in coordination with CL&P projects to upgrade its transmission system to improve reliability in Southwest Connecticut. PFT Vallillo p. 14; Response to Interrogatory EL-7. The project is in the planning stage at ISO-NE. UI testified that it is recognized by most experts that a transmission upgrade is needed and soon. UI claims its cost for its transmission upgrade is $80 million. PFT Vallillo p. 14. During hearings UI increased its cost estimate to $100 million. Tr. 4/22/02, p. 1503.

         In this case, UI did not include the upgrade costs in its capital budget however indicated the possibility of capital requirements for the project in 2004 and 2005. Tr. 4/22/02, pp. 1455-1456. These costs will be recovered as allowed by FERC in transmission rates. PFT Fiscus p. 7. The transmission component in standard offer rates is currently 75 mils/kWh. The Company claimed that an $80 million transmission upgrade would increase the transmission rate by 2.5 to 3.0 mils/kWh. PFT Vallillo p. 15.

         The Department no longer determines the revenue requirements for transmission service. This is regulated by FERC and therefore UI should seek recovery of its transmission upgrades from FERC at an appropriate time.

         b.       Capital Budget

          The Company provided information on its major capital expenditure projects (and corresponding budgets) for each year of the rate plan period, 2002-2007, in Schedule F-7.0 of its filing. The Company's expected capital investments have been updated in Late-File Exhibit Nos. 63 and 89. UI's capital budget for 2002 is

Docket No. 01-10-10                                              Page 43

approximately $60 million. Several large transmission, distribution and information technology (IT) projects are planned for 2002. UI's capital budgets for 2003-2007 vary from a high of approximately $57 million in 2003 to a low of approximately $21 million in 2007. UI's routine capital projects (such as replacement of transformers, poles, wires, meters, vehicles, standard IT equipment, along with new infrastructure for load growth, customer additions and load shifting) total approximately $20 million annually. PFT Vallillo p. 17.

         There was no opposition to UI's proposed capital projects by any of the parties in this proceeding.

         The Department has reviewed the capital projects and finds UI's capital program is reasonable overall to assure reliable and quality service to customers. The Department therefore approves the capital projects and associated budgets as proposed.

         10. CTA

         UI originally filed an estimated December 31, 2001 CTA rate base balance, which became the projected rate year beginning balance of $382,281,000. In addition the Company filed a projected rate year ending balance of $304,412,000 and average rate year balance of $365,550,000. UI later revised the amounts to reflect actual 2001 activity and the reversal of $4,837,000 offset to CTA rate base that ended on December 31, 2001. The CTA beginning rate year rate base decreased to $368,447,000. The major changes to the 2001 activity were the final results of the Millstone sale and correcting for prior period amortization. As a result of the change to the beginning balance, the 2002 year-end balance decreased to $290,524,000 and the 2002 average balance decreased to $351,688,000. The 2002 average balance is not the simple average of the December 31, 2001 and 2002 balances. UI anticipates that Seabrook Station will be sold on December 31, 2002; therefore, there is no impact on 2002 average rate base. UI's current estimate of the reduction to the 2003 CTA rate base due to the Seabrook sale is $48,021,449. The actual amount will vary by the actual amount of transaction costs and book value of plant assets at the time of the sale. Application, Schedule WP B-1.0; Response to Interrogatories EL-163 and OCC-214; Late Filed Exhibit Nos. 61 and 63; Tr. 5/1/02, pp. 1688-1690.

         OCC believes that UI's proposed 2002 average rate base should reflect the known amounts of rate base components as of December 31, 2001. OCC Brief, p. 23.

         The Department agrees with UI and OCC that the revised December 31, 2001 balances reflecting known amounts of rate base items are appropriate to carry forward for the calculation of the CTA average rate year rate base balance. Therefore, the Department adjusts UI's original CTA average rate year rate base amount by $13,862,000 ($365,550,000 - $351,688,000).

         UI included $831,000 in land sale proceeds as an offset to stranded nuclear plant. The amount is the total of proceeds from 5 land sales closed in 2001 and 3 expected to close in 2002. UI also included in the calculation net losses totaling $103,000 from land sales in Trumbull and Hamden. According to UI, Conn. Gen. Stat. Paragraph

Docket No. 01-10-10                                              Page 44

16-245e(h)(4) does not preclude the Department from adjusting stranded cost balances by negative net proceeds. In the alternative, UI believes the Department could order that the negative net proceeds be accounted for as a regulatory asset included in the Company's rate base. Schedule G-2.17; Response to Interrogatory EL-124; Late Filed Exhibit No. 55; Tr. 4/17/02, p. 1075.

         In the calculation of the proceeds from the sale of property in West Haven, the Department ruled that UI was not allowed to deduct $13,600 in transaction costs from a prior sale attempt. See Decision dated January 9, 2002, in Docket No. 01-09-10, Application of The United Illuminating Company for
                              --------------------------------------------------
Approval to Sell Land Located in West Haven, Connecticut, p. 3. Tr. 5/21/02,
--------------------------------------------------------
p. 1832.

         Regarding the Trumbull and Hamden land sales with net losses, the Department agreed in the Decision dated August 4, 1999, in Docket No. 99-03-04, Application of The United Illuminating Company for Calculation of Stranded
--------------------------------------------------------------------------
Costs, that it was appropriate to deduct remediation cost from the net proceeds
-----
in determining the amount available to offset stranded costs. Decision, p. 35. However, the Company still must follow the language of the statute, which allows net proceeds to offset stranded costs. Stranded costs have been previously defined as generation costs; not any cost of the Company that is not specifically recovered elsewhere. In addition, the Department disagrees with UI that it would be appropriate to set up a new regulatory asset for the negative net proceeds. UI's interpretation to increase stranded costs or otherwise recover net losses on land sales is incorrect and the Department increases UI's proposed stranded cost offset by $103,000. The Department also increases the offset by $13,600, the amount of transaction costs related to a prior sale attempt as stated in the Decision in Docket No. 01-09-10. The net effect of these adjustments is a decrease to the CTA rate year average rate base of $58,300. This results in an approved CTA rate year average rate base of $351,629,700. These adjustments will be reflected in the Department's decisions regarding UI's 2001 and 2002 CTA reconciliation proceeding.

         11. SBC

         UI originally filed the 2002 SBC average rate base balance of $1,564,000 using actual data through August 2001 and forecast data for the remainder of 2001 and 2002. The 2002 rate year beginning balance is equal to the December 31, 2001 balance. UI later revised the balance to reflect actual 2001 activity through December 31, 2001. The final proposed average 2002 balance is $1,179,000. Application Schedule WP B-1.0; Late Filed Exhibit No. 63.

         The Department accepts the revised 2002 average rate base balance and reduces rate base by $385,000.

         Summary of Rate Base

         In summary, total rate base adjustments amount to $27,153,974 resulting in an allowed rate base of $757,721,026.

Docket No. 01-10-10                                              Page 45

F.       EXPENSES

         1. Budget

         UI proposed for 2002 operating and maintenance (O&M) expenses of $182,773,000. UI testified that the expense budget is normally developed each fall for the subsequent year using various information resources. One of the resources used is a comparison of the current year (nine months of actual plus three months of forecast) to the original budget for the same year. Due to the rate case schedule, UI used eight months of actual data and four months of forecast data to help set the 2002 budget. However, the budget uses fully forecasted amounts; the Company did not use 2000 actual costs (test year costs) to set the 2002 budget. UI budgets by expense class and projects. It does not have all budget data on an account basis. UI does not know which account a budgeted item will be charged to until an actual invoice or time sheet data is recorded. Schedule C-2.0; Late Filed Exhibit No. 40; Tr. 4/15/02, pp. 941-948 and 952.

         UI testified that the budget process is started with Responsibility Center managers who develop their budgets based on planned activities and projects needed to accomplish work required to conduct business and to achieve stated service, operational, employee related and financial goals. The managers look at the components of a project and estimate the cost based on information they have such as contractor rates and employee costs. The individual budgets are combined and reviewed at higher levels until the President of the Company and the Board of Directors approve the final budget. Part of the process is a comparison of the proposed budget to prior year actuals as a sanity check to see if the budget is in line with the prior year's actual expenses or if there are known changes. The process includes a variance analysis with explanation of variances. Response to Interrogatory EL-69; Late Filed Exhibit No. 41; Tr. 4/15/02, pp. 946-947 and 958; Tr. 5/1/02, pp. 1610-1615, 1624 and 1625.

         The Department reviewed the methodology used to develop the 2002 budget and completed an analysis of the 2002 year to date expenses as well as specific items contained in the budget. The Department accepts the methodology used by UI to set the 2002 budget, however the Department believes some changes need to be made to the 2002 budget for specific items. Department adjustments to the 2002 individual O&M expenses or components of the budget are discussed in the sections that follow.

         2. Rate Case Expense

         UI included $403,000 for rate case expenses as part of the 2002 requested O&M expenses. The Company proposed to recover the expenses in the rate year. UI revised the rate case expenses to a total of $691,401, including outside professional services for Company and OCC witnesses of $331,517, legal expenses of $354,884 and miscellaneous expenses of $5,000. Response to Interrogatory EL-116; Late Filed Exhibit No. 51; Tr. 5/17/02, p. 1040.

         OCC believes the rate case expense should be amortized ratably over the period covered by the rate plan. OCC Brief, p. 27.

Docket No. 01-10-10                                              Page 46

         The Department was concerned about the level of legal expenses incurred in the instant docket since there were not significant legal issues involved. The Department therefore reviewed legal expenses in recent major dockets for comparison. UI incurred the following legal expenses for prior major dockets: Docket No. 96-03-29, DPUC Financial and Operational Review of
                                     ----------------------------------------
The United Illuminating Company, $592,089; Docket No. 99-03-04, Application of
-------------------------------                                 --------------
The United Illuminating Company for Calculation of Stranded Costs, $191,436 and
-----------------------------------------------------------------
Docket No. 99-03-35, DPUC Determination of The United Illuminating Company's
                     -------------------------------------------------------
Standard Offer, $290,035. Late Filed Exhibit No. 52.
--------------

         The Department finds the rate case expenses, including the legal expenses, reasonable. However, because the Department does not approve the rate plan, UI shall amortize the rate case expenses over three years. Therefore, the Department reduces the original rate year request by $172,533 ($403,000 - $691,401/3).

         3. Uncollectibles

         UI applied an uncollectible factor of .0071553 in determining revenue requirements. It was calculated by dividing the 2000 uncollectible expense, including hardship write-offs, into total retail revenue. However, UI recovers hardship write-offs through the Systems Benefits Charge and acknowledges that they should not be included in the uncollectible factor. The uncollectible factor, excluding hardship write-offs is .0056259. Application, Schedule A-3.0, Response to Interrogatory EL-40; Late Filed Exhibit No. 1, AR-38; Tr. 4/15/02, pp. 937 and 938.

         PRO believes that hardship expenses should be excluded from UI bad debt calculation. PRO Brief, p. 17.

         Hardship write-offs are recovered through the SBC and therefore should not be included again in the revenue requirements calculation. The Department agrees that the correct uncollectible factor for the rate year is .0056259 and uses that number in the rate year revenue requirements calculation.

         4. Rate A Meter Timers

         Approximately 24,400 UI customers currently have dual-element electric water heaters and are on UI's Rate A, which has time-differentiated pricing. The water tank's lower heating element is controlled by a timer in a special electric meter to heat water during off-peak periods. These meters are now obsolete because the only manufacturer of this type meter stopped producing them a year ago. These meters also can not accept the transmitter that is used in the new network meters. Tr. 4/12/02, pp. 775-776. Because UI's new network meters do not include a timer to control load, the Company proposed to replace the obsolete meter with standard meters and also provide and install customer-owned timers (Rate A Meter Timers) on the water tank that will continue to control the lower water heating element. The customer would then own the timer. PFT Vallillo
p. 16-17. The costs were estimated to be $5.1 million ($3.831 million in 2002 and $1.269 million in 2003), excluding the new meters, and would be expensed. Response to Interrogatory OCC-22.

Docket No. 01-10-10                                              Page 47

        During the docket, UI decided to install a less expensive alternative consisting of a timer and meter adapter at the meter box. This would reduce the cost of the project excluding the new meters to $4.0 million ($2 million in 2002 and $2 million in 2003) and these costs would be capitalized. See discussion under Rate Base, above. Response to Interrogatory OCC-22, Tr. 4/19/02, p. 1284.

         OCC and AG state that the Department should reduce UI's revenue requirements by the $3,831,000 because UI no longer expects to incur this expense. OCC Brief, p. 26; AG Brief, p. 10.

         The Department concurs with UI, OCC and AG that the projected expense for the Rate A Meter Timers should be removed because UI will pursue an installation option that includes capitalizing the cost of the installed meters. As such the Department decreases rate year expenses by $3,831,000. The Department makes an adjustment to rate base to account for the revised installation option. See discussion in Section III, E, Rate Base.

         5. Vault Inspections

         UI budgeted $700,000 in 2002 for vault inspections, inspections of the vaults that house electrical equipment. In most cases the customer owns the vault, but the Company has had problems with determining who is responsible for the costs resulting from an outage. The Company testified that the customer does not understand the maintenance that they are responsible for. Therefore, the Company is inspecting each vault to clear up issues of responsibility and get needed repairs completed. This is an expense just for 2002. Response to Interrogatory OCC-36; Tr. 4/15/02, pp. 969-971.

         PRO recommends the establishment of a regulatory asset during the rate year for the $700,000 to be amortized over the five years of the rate plan. PRO believes the Company should not be allowed to recover $700,000 in each year of the rate plan to cover expenses that are not now known and measurable. PRO Brief, p. 15.

         The Department concurs with PRO regarding the establishment of a regulatory asset. However, because the Department does not approve the rate plan, UI is allowed to recover the $700,000 over three years. Therefore, the Department allows one third of the proposed expense and reduces rate year expense by $467,000. As UI is performing this work for the benefit of individual customers as well as the Company, it is not allowed to incorporate the unamortized cost in rate base and earn a return.

         6. Steel Point Remediation

         UI collected $1,075,000 annually, $9,675,000 in total through 2001. UI budgeted $2,951,000 through 2004, $1,075,000 in 2002 and 2003 and $801,000 in
2004. The total recovery comes to $12,626,000 ($9,675,000 + $2,951,000) for
Steel Point remediation costs. The actual Steel Point remediation costs for the years 1993-2001 are $8,694,000 and UI anticipates spending $3,960,000 in 2003 for a total estimated cost of $12,626,000. UI fully intends to finish the remediation on the site and sell it. The remaining amortization should be sufficient to cover the anticipated expenditures assuming a zero sales value. UI believes the actual remediation costs will not be trued

Docket No. 01-10-10                                              Page 48

up until a rate proceeding that occurs after the remediation is complete and the disposition of the property has been determined. Schedule F-7.0; Responses to Interrogatories EL-65, OCC-69 and OCC-196; Late Filed Exhibit No. 54;
Tr. 4/17/02, pp. 1057-1064.

         OCC states that the $1,075,000 included in the rate year should be removed because UI has already over-collected for the remediation costs and UI has not identified remediation costs for 2002-2007. OCC Brief, p. 31.

         The Department accepts UI's statement that it will incur additional costs in 2003 and has budgeted the remaining amortization to recover all known and anticipated costs. The Department allows Steel Point remediation expense in 2002, however, the Department believes the amount to be collected during the rate year should be modified such that the remaining anticipated collection of $2,951,000 will be collected evenly over the three years or $984,000 per year resulting in a decrease to 2002 CTA expense of $91,000. The Company shall incorporate this change in the 2002 CTA amortizations and expenses. It shall be clearly identified in the 2002 CTA reconciliation filing. All Steel Point costs will be trued up when the site is sold.

         7. Legal Services

         UI budgeted $2,682,000 for 2002 legal services, which are all contracted out. Legal fees have ranged from $2,500,000 to $3,600,000 annually since 1997. Response to Interrogatory EL-107. The legal fees cover the following services: regulatory affairs, corporate, labor, major and minor litigation, FERC, environmental issues and workers compensation. The retainer budget for Wiggin and Dana includes the costs incurred for the rate case. UI contracts out for all its legal services. The DPUC issued a management audit report in December 1997 with a recommendation that UI should assess the need for in-house counsel. The report concluded that UI applies prudent controls to its legal services procurement and management processes. However, the report also stated that given the costs of contracted legal services, even a savings of 15-20% could provide justification for an in-house attorney. Late Filed Exhibit No. 1, AR-53; Late Filed Exhibit No. 43; Tr. 5/21/02, p. 1816.

         UI has not conducted a formal cost/benefit study regarding an in-house legal department since the 1997 management audit. UI testified that it continually reviews the cost of the legal services it receives. However, the Company has never gone out to bid for its legal services. UI believes that it is best served, both in terms of cost and quality, by not establishing an in-house legal department and by securing the services of outside counsel. If UI were to set up an in-house legal department, it estimates the cost would be $2,000,000 compared to the $1,923,000 budgeted for Wiggin and Dana and the Company would still need significant services to be provided by outside counsel. Tr. 4/15/02, p. 979; Tr. 4/22/02, p. 1572; Tr. 5/21/02, pp. 1824-1826 and 1958;
Late Filed Exhibit Nos. 43 and 44.

         The Department does not require the Company to conduct a cost/benefit analysis of the cost for legal services at this time. The Department does make one adjustment to the rate year legal expenses. The Department allows $354,884 for legal expenses associated with the rate case in the rate case adjustment. As such the Department

Docket No. 01-10-10                                              Page 49

removes $300,000 originally included in the budgeted legal expenses to eliminate the double count for this expense and approves legal expense of $2,382,000. See discussion on rate case expense above.

         8. DOT Right-of Way Lease Expense

         UI budgeted $750,000 for a Department of Transportation (DOT) right-of-way lease for a 115kV transmission line. UI later revised the amount to $650,000. Tr. 5/1/02, pp. 1616 and 1627. OCC recommends a $100,000 reduction for the decrease in the estimated DOT lease expense. OCC Brief, p. 40.

         The Department reduces expenses by $100,000 to account for the revised budget amount for the DOT right-of-way lease.

         9. Administrative Costs of Standard Offer and Retail Access

         UI included in 2002 costs for standard offer administration of $493,000 and supplier management costs of $1,221,000. Standard offer administration costs include the costs to administer the standard offer contracts such as billing and invoice and reconciliation with the standard offer provider and the associated ISO billing activities. It also includes load settlement activities with the ISO. These costs are directly tied to the standard offer contract. Supplier management payroll costs for people who work with retail suppliers.
The employees handle EDI transactions, enrollments and other pure retail access activities. These costs were not allocated to the generation services charge
(GSC).  Late Filed Exhibit No. 65; Tr. 4/17/02, p. 1133 and 1134;  Tr. 5/1/02,
pp. 1670-1672.

         The costs to administer the standard offer contract and work with the retail suppliers are not proper transmission and distribution costs. These costs more appropriately should be allocated to the GSC. The Department will allow $1,714,000 as proposed, however, these costs should be collected from revenues from the retail adder.

         10. Property Taxes

         UI included $9,358,000 for CT property taxes and $3,379,000 for New Hampshire property taxes in the rate year expenses. UI testified that the CT taxes are calculated using the latest mill rates and assessments for property in service prior to 2002 and a composite mill rate applied to one-half of the rate year plant additions at 70% assessment. UI also included $1,596,000 in the SBC for payments to Waterford in lieu of property taxes. Response to Interrogatory OCC-234; Late Filed Exhibit No. 56; Tr. 4/17/02, pp. 1082 and 1083; Tr. 5/1/02,
p. 1678.

         OCC recommends reducing rate year CT property taxes by $680,000, the difference between the Company's proposed expense of $9,358,000 and the most recent known CT property tax expense of $8,678,000 not allowing for any property tax expense for plant put in service during the rate year. OCC's understanding is that the Department has always relied upon the latest known actual property tax mill rates and assessments. Further, property added in 2002 would not be assessed until the October

Docket No. 01-10-10                                              Page 50

1, 2002 assessment at the earliest and therefore would not be taxed until 2003. Smith/DeRonne PFT, p. 25 and Schedule E-16; OCC Brief, p. 34.

         PRO recommends the Department allow property tax expense for one-half of allowed rate year plant-in-service additions times the mill rate of .0383 ($8,678,000 / $226,489,000). See response to Interrogatory EL-142. PRO Brief, p. 16.

         The Department finds UI's methodology and calculation of estimated rate year property taxes to be appropriate. The Department disagrees with OCC because the rate year is calculated on a fully projected basis, not test year adjusted for known and measurable changes. As such, the Department does not make an adjustment for property tax expense.

         11. Allocation of Affiliate Income Taxes

         UI included $1,155,000 of subsidiary income taxes as part of the 2002 revenue requirements. The amount is an estimate of income taxes for the 12 months ended August 31, 2001. UI believes this treatment of the subsidiary income taxes is in compliance with the December 16, 1992 Decision in Docket No. 92-06-05. UI further believes that it is a matter of equity to include the subsidiary income taxes in rates because ratepayers in the past received the benefits of lower taxes for the regulated utility because the consolidated non-utility income tax losses were included in the calculation of the return on equity. Application, Schedule A, Response to Interrogatory OCC-207; Tr 4/17/02, pp. 1068-1071.

         OCC and AG argue that non-utility income taxes are not necessary for the provision of regulated utility service and the Department should reduce UI's revenue requirements by the $1,155,000. OCC believes that exclusion of subsidiary income taxes is consistent with the fundamental ratemaking principle that nonutility expenses, revenues and investments are excluded from the determination of utility rates. Further, if a nonregulated affiliate has taxable income and that is included in a consolidated income tax return, that income is subject to the same maximum 35% federal income tax rate as the utility. It does not increase the 35% federal income tax rate that is applicable to the utility. Smith/DeRonne PFT, p. 8; Tr. 4/19/02, pp. 1228 and 1250. OCC Brief, p. 19; AG Brief, p. 8.

         PRO takes the position that UI be allowed to recover non-utility income tax benefits to the extent that they benefited the regulated utility net of the one-third excess earnings allocated to shareholders from 1997-2001. PRO believes that ratepayers received a net benefit of $8,603,000 from the consolidated tax calculations during that time period. PRO recommends that the Department allow the inclusion of non-utility income in the calculation of annual consolidated taxes capped at $8,603,000 and discontinue the practice of using a consolidated income tax expense thereafter. UI concurs with PRO on this issue. PRO Brief, p. 14; UI Reply Brief, p. 30. OCC contends that the position taken by PRO amounts to retroactive ratemaking, taking back benefits passed on to ratepayers under traditional ratemaking and incentive ratemaking. OCC Reply Brief, p. 6.

Docket No. 01-10-10                                              Page 51

         The Decision in Docket No. 92-06-05 states "Further, the Company will be directed to file two tax calculations in future rate applications using "stand alone" and consolidated tax rates." Decision, p. 34. The Department would analyze the different calculations to determine the appropriate amount of income taxes to include in the new revenue requirements. UI did not file the two calculations in the instant proceeding. The Department disagrees with UI and PRO regarding the appropriateness of including subsidiary income taxes in the revenue requirements calculation. PRO's claim that ratepayers received benefits during 1997-2001 is in error. Customers only received a benefit from the inclusion of non-utility income tax benefits during the rate year from the last rate case. All revenues and expenses, including income taxes, continuously change and are no longer part of the cost of service of existing rates. In the instant proceeding it is inappropriate to charge customers directly for more than the Company's cost of service just to subsidize UI's non-utility affiliates. The just and reasonable rates that will be set in this proceeding only include expenses that the Company expects to incur during the rate year. Therefore, Department disallows the subsidiary income taxes in the revenue requirements calculation and decreases expenses by $1,155,000.

         In the future, UI shall continue to file two tax calculations using consolidated and stand alone tax rates. Ratepayers should pay the taxes that the Company pays, but no more that that amount. Therefore, if an affiliate has a loss and UI's taxes are less than they would be using stand alone rates, ratepayers should pay less. However, if there are no net affiliate losses, then UI and its ratepayers should pay the UI stand alone rate.

         12. Depreciation Expense

         UI projected 2002 depreciation expense to be $25,447,000. UI adjusted depreciation expense by $59,000 in 2002, $176,000 in 2003 and $235,000, annually, from 2004-2007 to account for the decision to capitalize the Rate A Meter Timers. Tr. 4/17/02, pp. 1052-1054; Late Filed Exhibit No. 89.

         As discussed above, the Department accepted the changes to the December 31, 2001 plant balances made by UI. The rate year depreciation should change as a result. However, UI did not make such an adjustment. Late Filed Exhibit No. 89.

         OCC believes the decrease to depreciation expense as a result of the change in December 31, 2001 plant balances to be $527,000. OCC calculated this amount by multiply the $14,427,000 decrease in December 31, 2001 plant balance by the average effective depreciation rate of 3.65%. OCC concurs that it is appropriate to add depreciation for the Rate A Meter Timers. OCC Brief, pp. 26 and 32.

         The Department agrees that depreciation expense should increase to reflect the decision to capitalize the Rate A Meter Timers and decrease to account for the decrease in the December 31, 2001 plant balances. The net adjustment is a decrease to depreciation expense of $468,000. The approved depreciation expense is $24,979,000.

         13. Employee Development

Docket No. 01-10-10                                              Page 52

         Employee Development includes Expense Class 655 - Education and Training and Tuition Assistance. Late Filed Exhibit No. 30.

         UI's Employee Development Expense for the test year was $863,179. Audit Request No. 12. For the rate year, the Company is projecting $1,970,025, which is an increase of $1,106,846 or 128%. Response to Interrogatory EL-102.

         Based on the employee development analysis below, it is reasonable to conclude that the Company has over projected its employee development expenditures in the past. However, as a result of the Department's disallowance of 18 FTEs, the Department believes that employee development programs are imperative. Of the $1,970,025 projected the Department will disallow $310,198 and will allow recovery of $1,659,827. This is a 92% increase over the test year and will allow UI to expand and develop its employee development considerably over the year 2002. The Department will allow the Company to adjust the specific employee development categories as it believes is most beneficial to the Company.

         A.  Education and Training

         Expense Class 655, Education and Training consists of Workforce Development, Electric Systems Technical Training, Diversity Initiatives, Competency Management, Program Management Training, IT Related Training, Supply Chain Support Training and Various training initiatives under $15,000. Late Filed Exhibit No. 30 and Response to Interrogatory EL-102.

         In 2000, UI's actual expenditures for Education and Training were $679,997 less than the projected amount of $1,204,753. Response to OCC-68-1
p. 1 of 2. For 2001, the Company's actual expense was $375,153 less than projected. Late Filed Exhibit No. 37.

         a.  Workforce Development

         UI's test year expense for workforce development was $67,197. Audit Request No. 12. For the rate year the Company forecasted an increase of $175,853 or 262% to $243,050. This program includes courses and initiatives coordinated by Human Resources and is directed at enhancing the professional, management and leadership skills of process executives, process leaders, coaches, professional/staff and administrative/technical employees. The Company claims that the 2002 increase is a result of low activity in this area over the last few years, and the planned implementation of several new initiatives in 2002. The initiatives include formal succession and development planning, a new leadership curriculum (20 course topics) and a mentoring program. Late Filed Exhibit No. 31.

         In Audit Request No. 12, UI identified the workforce development expense for 2001 to be $56,614. This is $10,583 less than the test year. The Company claims that the work force development initiatives are in the developmental stage and are actively being designed. Tr. 05/21/02, p. 1788.

Docket No. 01-10-10                                              Page 53

         The Department cannot allow a 262% increase in workforce development for programs that are in the developmental stage. There is no evidence that actual expenses will reach the levels projected by the Company. The Department recognizes the importance of the Company developing its workforce however, the Company only spent $67,197 and $56,614 in 2000 and 2001, respectively. Additionally, the Company will be allowed to recover $1.66 million in total employee development expenses for the rate year. Any shortage of funds in one category can be applied to another.

         b.  Various Training Initiative under $15,000

         UI's test year expense for various training initiatives totaled $286,828. Audit Request No. 12. For the rate year the Company forecasted $537,515, an increase of $250,687 or 87%. Response to Interrogatory EL-102. The Company claims that during its redesign efforts, gaps in skills were identified at various levels throughout the company. These gaps suggested that increased training could offer additional impact and return. The various training initiatives include smaller dollar amounts that are budgeted for training and education. This includes job specific training programs, external educational seminars, external leadership programs for high potential employees identified through succession planning. In 2001, UI's various training expenditures declined by $76,264 to $210,564. Audit Request No. 12.

         The Company has a number of employee development programs in which the Company has projected considerable increases. The Department finds that the "gap in skills" expense could fall under a variety of other employee development programs. The Department commends the Company for encouraging employee development, however, the Department believes that the Company has projected a significant increase which is uncertain. Further, employee development programs generally occur over a period of time.

         B.  Tuition Assistance

         UI's test year tuition assistance expense was $178,566. Audit Request No. 12. For the rate year UI projected $379,000, an increase of $200,434 or 112%. Response to Interrogatory EL-102. Tuition assistance is the amount of employee tuition expense that is reimbursed by UI. UI states that policy changes in 2000 have expanded the types of fees and programs covered by the program. In 2000, UI established a flat reimbursement rate of 90%. Previously, undergraduate courses were reimbursed at 65-100% depending on the employee's GPA and graduate courses were reimbursed at 50%. Testimony indicates that 36 employees participated in the program in the year 2000 and that enrollment increased over 20% to 44 employees in 2001. The Company indicated that an increasing number of employees are choosing to enroll in more expensive programs (i.e., accelerated degree programs, executive MBA programs). In 2001, there were 21 new participants in the program and 70% or 15 of the participants enrolled in the accelerated or executive MBA programs. The company claims that most of the 2002 increase is the scheduled tuition costs for these employees. Late Filed Exhibit No. 31.

         OCC believes that the new reimbursement policy and increased level of participation has already impacted UI's level of expense. Therefore, the OCC

Docket No. 01-10-10                                              Page 54

recommended an adjustment of $198,651 this is equal to the amount of the increase requested by UI. OCC Brief, p. The adjustment proposed by the OCC, however, is not the amount of UI's requested increase. The OCC's adjustment was taken from Late Filed Exhibit No. 31. This Exhibit identifies the increase from 2001, not the test year.

         In Audit Request No. 12, UI identified tuition assistance expense for the year 2000 and 2001 to be $178,566 and $180,349, respectively. The 2000 to 2001 increase was only $1,783, however, the Company states that the policy changed in 2000 and that a number of new participants enrolled in 2000 and 2001. In 2001, the Company had 8 more participants than the year 2000 and only reimbursed an additional $1,783.

         The Department feels that employee development is important, however, the Company did not justify a 112% increase. The Department does recognize that expenses should increase due to changes in the program and greater participation.

         14. Advertising

         UI's test year expense in 2000 for advertising was $279,385. UI's actual expenditures were $247,415 or 89% less than the projected amount of $526,800. Response to Interrogatory OCC-68-1. In 2001, the actual expenditures declined to $197,217. In 2001, the actual advertising expenses were $277,115 or 141% less than projected. Late Filed Exhibit No. 37. The Company testified the 2001 decline is the result of a scaled back effort in Private Area Lighting due to a redesign in that area. For the rate year, the Company claims that the rate year increase returns the Company to a normal level of advertising. Late Filed Exhibit No. 30. The Company testified that the increase in 2002 is to return its advertising expense to a normal level.

         There was no evidence submitted that indicated that the year 2000 was an abnormal year. Additionally, the Company did not identify any new sales initiatives that would require additional advertising. Tr. 05/01/02, p. 1695 and Late Filed Exhibit No. 30. Historically, UI has over projected its advertising expense by 89% and 141% in 2000 and 2001, respectively. Based on the foregoing, it is reasonable to conclude that the actual advertising expended in 2000, is a normal level of expense. The Department will allow recovery of the test year advertising expense adjusted for inflation, therefore the amount disallowed is $84,833.

         15. Purchased PC Software

         UI's test year expense for purchased PC software was $233,770. The Company claims the increase in the rate year is due primarily to the purchase of a $400,000 financial modeling system and a $200,000 financial data repository. Late Filed Exhibit No. 30.

         In 2000, UI's actual expenditures were $864,730 or 370% less than the projected amount of $1,098,500. Response to Interrogatory OCC-68-1. In 2001, the Company's actual expenses increased by $30,762 to $264,532 which was $764,622 or 289% less than budgeted. Late Filed Exhibit No. 37.

Docket No. 01-10-10                                              Page 55

         OCC believes that because the financial modeling system and financial data repository are not representative of normal recurring expenses that the Department should use a historical average of expenses. OCC believes that the expenses should be reduced by $440,052 in order to set the recurring rate year expense level. OCC Brief, p. 47.

         The Department agrees with OCC that the financial modeling system and financial data repository are not representative of normal recurring expenses, however, the Department finds them to be reasonable expenses of the Company. The Department will allow recovery of both items over three years. Therefore, the Company must amortize $200,000 per year. Based on the Company's historical over projections for purchased PC software, the Department will allow the 2001 actuals adjusted for inflation plus 1/3 of the financial repository and financial modeling system. Therefore, the Department disallows $436,761.

         16. Telephone & Telegram Expense

         UI's test year expense for telephone and telegram was $1,119,880. For the rate year, the Company testified that the increase is attributed to actual expenditures for the Company's call center and collections 800 number being posted to expense class 613, Toll/Calling Cards (Telecom Invoicing). The remaining variances consist of completions of the NMR project, New Haven/Bridgeport and telephone circuits and lease line data due to additional phones. The Company also states that some of the pager rental expense is budgeted in one class and actuals are posted to a different class. Late Filed Exhibit No. 30-1. In 2000, the Company over projected by $291,056 or 26%. Response to OCC-68-1. In 2001, UI over projected by $135,053 or 12%. Late Filed Exhibit No. 37.

         Evidence has been provided that supports the projected increase, therefore the Department will allow the projected telephone and telegram expense. However, the Department will order the Company to budget and post actuals to the same expense class or present to the Department in the next rate case a clearer depiction of budgeted verses actual expenditures.

         17. Travel Expense for Trips

         UI's test year expense for travel was $518,961. For the rate year, the Company testified that the increase in travel is related to training for leadership development and succession planning related to management attrition. Late Filed Exhibit No. 30. In 2000, UI over projected its travel expense by $339,614 ($858,575 - $518,961). Response to Interrogatory OCC-68-1. In 2001,
actual travel expense for the Company declined to $494,716 which was $374,726 ($859,442 - $494,716) less than projected. Late Filed Exhibit No. 37.

         OCC believes that the projected 2002 expense is not representative of a normal recurring expense level, and therefore the expense level should be based on a historic average of expenses. OCC recommends a pro forma adjustment reducing the expense by $340,424. This reduction is the average of the years 2000, 2001 and the projection for 2002. OCC Brief, p. 52.

Docket No. 01-10-10                                              Page 56

         The Department agrees with the OCC that the projected 2002 travel expense is not representative of a normal recurring expense level and adds that the projection is significantly greater than 2000 and 2001 levels. Additionally, there was a $24,245 decline in travel expense from 2000 to 2001. OCC included the 2002 projection in its historical average of expenses. The Department will not accept the method of using the 2002 projection in its determination of travel expense. As a result of historical over projections, the Department will utilize the actual travel figures in 2000 and 2001 to obtain the allowed recovery amount. The Department will allow recovery of the average of years 2000 and 2001, therefore disallows $510,636.

         18. Statement of Position

         The proposed Statement of Position (SOP),"Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment of the American Institute of Certified Public Accountants proposes to standardize the costs and stages of projects eligible for capitalization as Property, Plant and Equipment
(PPE), to standardize PPE depreciation methodology used by all non-governmental entities. The Company filed a letter that the Edison Electric Institute (EEI) submitted comments in response to the proposed SOP. EEI is the association of the US investor-owned electric utilities and industry affiliates and associates worldwide. EEI's comments generally focus on the concern for regulated electric utilities because the SOP will conflict with current regulatory accounting requirements. The comments in the letter, state that utilities would have to conform both with FERC requirements for regulatory reporting and the SOP for reporting to the Securities and Exchange Commission (SEC). This would require utilities to have two sets of books with processes to categorize and capture information twice using different rules for reporting and ratemaking. Response to Interrogatory OCC-223. The Company projected the following for SOP: 2003 - $3.834 million, 2004 - $3,839 million, 2005 & 2006 - $3,842 million and 2007 -
$3.845 million. As currently proposed, the SOP applies to "all non-governmental entities, including not-for-profit organizations and regulated entities." UI is a regulated entity, so it would be required to adopt the SOP on the proposed effective date of January 1, 2003. Response to Interrogatory EL-144. The Company agrees that proposed Statement of Position of the AICPA on capitalized overhead has not yet been officially adopted. Response to Interrogatory OCC-220. Additionally, the Company states that the final adopted version may be different from the proposed version. Response to OCC-221.

         As the Company testified, the SOP is not officially adopted and a final version may be different then the current proposal. The Department will not allow recovery of any SOP costs that are uncertain at this time. The Department realizes that the Company will capitalize the actual costs. In the event the SOP is adopted, the Company may petition the Department for a limited re-opening.

         19. Severance

         The Company's projected severance cost for 2002 includes union severance associated with the sale of UI's generating assets and for non-generation employees. Response to Interrogatory OCC-7 and OCC-210. The Company testified that the generation severance is a result of an agreement with the union that dates back to the

Docket No. 01-10-10                                              Page 57

divestiture of generation. When the Company divested generation, 22 generation employees decided to stay with UI with an understanding that potentially there could be an involuntary separation. With that understanding an agreement was reached that there would be a one-year severance and that agreement is still outstanding. Testimony indicated that UI may have to exercise that option and would be obligated to pay that amount. Tr. 04/15/02, p. 924-925. The balance remaining is for 16 employees of UI's Severance/Enhanced Retirement Program and totals $878,000. However based on current information, the Company now anticipates that only 8 individuals will be part of the program and will generate $404,441 in severance in 2002. Response to Interrogatory EL-80.

         Based on the foregoing, it is reasonable to conclude that the severance figures projected for the rate year are accurate. Therefore the Department will allow the reduction of $473,559 to the Company's projected severance costs. The Department notes that the generation severance will be trued-up through displaced worker protection costs in the annual System Benefit Charge reconciliation.

         20. Payroll Expense

         UI's test year payroll totals $45,616,000. For the rate year, the Company projected an increase of $5,723,800 to $51,339,800. Response to AR-17-1 Revised. The projected amount includes payroll for 818 Full Time Equivalents
(FTE). The Company testified that the proposed FTE level represents a reasonable and accurate assessment of the number of employees needed to fulfill its public service obligations. Additionally, UI testified that it must continually address its service needs not only through new positions being filled, but also in filling openings that result from the usual course of business such as, employment movement due to promotions, terminations and/or retirements that require replacements. UI Brief, pp. 22-23. The Company states, "within the next three years 1/3 of the management and 1/3 of the hourly work force will be eligible for retirement (at least 55 years old with 30 years of UI service). Rather than wait for experienced people to retire before backfilling their positions, we are hiring the replacements early to gain some of the experience that will be lost when the aforementioned retirements occur." Audit Request 26.

         UI's FTE employee levels as of 12/31/99, 12/31/00 and 12/31/01 were reported at 818, 815 and 796, respectively. Response to Interrogatory EL-88. As of 4/19/02, the FTE level decreased to 786. The Company is projecting 22 FTEs (818 - 796) greater than 12/31/01 and 32 greater than 4/19/02 (818 - 786). Late
Filed Exhibit No. 80.

         OCC recommends a reduction to rate year expense of $2,115,038. This adjustment is a reduction of 32 FTE positions. OCC believes the FTE level should be based on the most current and measurable level of 786. Additionally, OCC argues that it does not appear as if the Company accounted for retired and terminated employees in its FTE projection. OCC reduced payroll expense for 32 FTEs using the average projected rate year salary level. OCC Brief, p. 37, OCC Reply Brief, p. 9-10.

         The Department finds that UI has been successful in fulfilling its public service obligations with a lower historical FTE count and the Company has not indicated otherwise. In fact, the Company testified, "I think what we have to look at is our

Docket No. 01-10-10                                              Page 58

performance record in that regard relative to the liability, customer service and other information we provided here, that hopefully demonstrates that in that regard we are meeting our obligation and providing very high quality service to our customers...." Tr. 04/15/02, p. 923.

          The Department agrees with the OCC regarding UI's projected FTE level not taking into account retired and terminated employees. There is no evidence that supports staffing level reductions for retired or terminated employees. Instead the Company projects that all retired and terminated positions will be replaced fairly quickly. As evidenced below, it is clear that UI's employee terminations offset the number of employees hired.

-------------------------------------------------------------------------------
                  Year            Hires         Terminations
                  ----            -----         ------------
                  1999             25                210
                  2000             36                 34
                  2001             51                 48
--------------------------------------------------------------------------------

         Response to Interrogatory EL-89.

         With respect to 1/3 of UI's management and hourly workforce retiring within the next three years and considering the longevity of the UI workforce, it is apparent that a majority of the employees with 30 years of UI service will be replaced by lower paid employees. This will impact 33% of UI's workforce and will certainly reduce payroll expense. Furthermore, any hiring that overlaps with the retiring employees is a non-recurring expense and should be for a short period of time.

         Finally, in reviewing the historical FTE figures it is evident that the Company has overinflated its FTE projection.

--------------------------------------------------------------------------------
    Year                      FTE             Change          Cumulative Change
    ----                      ---             ------          -----------------
    1999                      818               N/A                   N/A
    2000                      815               -3                    -3
    2001                      796               -19                   -22
    4/19/02                   786               -10                   -32
    2002 Projection           818               +32                   0
--------------------------------------------------------------------------------

         This exhibit illustrates that UI's FTE level has continued to decrease and yet the Company projects its rate year FTE level to increase to its 1999 level.

         In the Company's written exceptions, UI states that the Department overstated the cost per reduced FTE by $15,997 for a total overstatement of $287,953. Written Exceptions, p. 19. The Department did not use the data submitted in Late Filed Exhibit No. 98 for the average base salary because UI utilized the median base salary as of 4/19/02, not the proposed payroll. In addition, it appears that the Company did not include the total benefits in its calculation comparison. If the Department used the Company's total cost per FTE provided in Late Filed Exhibit No. 98, the adjustment would have been overstated by $138,844 ($1,440,316 - ($72,304*18)). The

Docket No. 01-10-10                                              Page 59

Department's payroll adjustment incorporates the O&M figures provided in Audit Request No.17 and 18 and reduced UI's payroll, health insurance, pension, 401k and life insurance in a consistent manner.

         Based on the foregoing, the Department adjusts the proposed FTE level from 818 to 800. This is the average of the years 2000, 2001 and the 4/19/02 FTE level plus one additional FTE. This will allow UI to fill 14 FTE positions. UI's $51,339,800 payroll expense should be reduced by $1,129,727 (($51,339,800/818) *
18)). Therefore, the Department allows a payroll expense of $50,210,073 ($51,339,800 - $1,129,727).

         a.       Health Insurance

         As a result of the above FTE adjustment, the health insurance expense is reduced by $159,304 for 18 less FTEs.

         b.       Pension Expense

         In the rate year, the Company projected $5,087,456 for pension expense. Audit Request No. 18 and Response to EL-192. As a result of the above FTE adjustment, the pension expense is reduced by $111,949 (($5,087,456/818)*18) to $4,975,507 ($5,087,456 - $111,949).

         c.       401K Contribution

         In the rate year, the Company projected $1,675,000 for its 401K contribution expense. Response to Interrogatory EL-70. As a result of the payroll adjustment above, the 401K contribution is reduced by $36,858 (($1,675,000/818)*18) to $1,638,142 ($1,675,000 - $36,858).

         d.       Life Insurance

         As a result of the FTE adjustment above, the life insurance expense is reduced by $2,478.

         This exhibit summarizes the overall FTE adjustment.

--------------------------------------------------------------------------------
     Payroll                                    $1,129,727
     Health Insurance                            $ 159,304
     Pension                                     $ 111,949
     401K Contribution                           $  36,858
     Life Insurance                              $   2,478

     Total Adjustment for 18 FTEs               $1,440,316
--------------------------------------------------------------------------------

         21. Insurance

         UI's projected insurance expense is $1,552,187. This is a $66,986 or 5% increase over the test year amount of $1,485,201. The projection includes the following

Docket No. 01-10-10                                              Page 60

types of coverage: Excess General Liability, Workers' Compensation, Directors & Officers, Property, Fiduciary Liability and Fiduciary Bond, Railroad
Protective Liability, Group Travel Accident and Self-Insured Reserve. Response to Interrogatories OCC-39 and OCC-40. In Late Filed Exhibit No. 89, the Company has proposed to increase the insurance projection by $323,000 to $1,875,187. Testimony indicated that the 2002 projected premium increase is mainly due to September 11, 2001.

         The OCC recognizes that some increases to insurance expense has occurred and is appropriate. However, the OCC recommends that the Company find ways of minimizing costs as oppose to simply renewing the existing policies. OCC believes the Department should allow only 50% or $161,500 of the additional $323,000 requested for 2002. OCC Reply Brief, pp. 11-12.

         The Department agrees with the OCC, the Company must attempt to minimize its insurance expense. For future years, the Department will require UI to explore cost savings for all types of insurance coverage and report the findings in the next rate case. The Department will allow recovery of the proposed $1,875,187. This allows a 26% increase in all types of coverage.

         22. Executive Compensation and Management Incentive Compensation

         UI has two incentive compensation plans, Management Compensation Program (MCP) and Executive Incentive Compensation Plan (EICP). The MCP applies to 446 non-union employees in UI leadership, professional, administrative and technical positions. The objective of this Program is to create a cash compensation package that reinforces the link between the Company's business results, employee contributions to those results, and employee pay. The purpose of the program is to align compensation to business results. Response to Interrogatory OCC-8 and Tr. 04/15/02, pp. 913-914. The EICP applies to 11 executives and managers and promotes the interests of UI, its ratepayers, and its shareholders by helping to attract and retain executives and managers of high ability, heightening the motivations of those employees to attain goals that are in the interest of shareholders and ratepayers and encouraging effective management teamwork. Response to Interrogatory OCC-197 and Tr. 04/15/02, pp. 913-914.

         The actual incentive payment is based on the performance relative to goals. UI budgets its annual target incentive amounts before the goals of the incentive plans are finalized. Tr. 04/15/02, pp. 920-921. UI testified that goals are not identified as shareholder or ratepayer goals, they are a combination of both. Although, the customer benefits on all goals, they are designed to provide a return to shareholders. Tr. 04/15/02, pp. 920-921.

         The Company projected its total for incentive payments to be $4,552,058 for 2002 (MCP - $3,809,947 and EICP - $742,111). Late Filed Exhibit No. 97.
The Company testified that in both plans it intends, in total, to compensate employees at a market rate. Tr. 04/17/02, p. 1137 and Tr. 05/21/02, p. 1792.
The incentive plan payment for the year 2001 was $3.539 million. Response to Interrogatory EL-133. The Company testified that the incentive compensation increase of $1.013 million is related to the Company finding that its combination of base salary and incentive payments were

Docket No. 01-10-10                                              Page 61

below market. Tr. 04/17/02, p. 1137. Overall, the Company testified that its increase in incentive compensation programs is a result of UI's 1999 competitive pay evaluation and Towers Perrin 2000 review which indicated UI was 3.2% below market for base salary and 2.3% below market for total compensation (base plus target incentives). Response to Interrogatory OCC-7 and OCC-212.

         The AG believes that the proposed MCP and EICP are redundant to a fair and balanced earning sharing mechanism (ESM) and would represent a double recovery to UI. AG Brief, p. 8. UI is operating under a PBR and the Company will respond to financial incentives and that sharing between ratepayers and shareholders in the ESM is adequate incentive for management to achieve cost savings. The AG believes that the Department should disallow the MCP and EICP in its entirety. AG Brief, p. 9.

         OCC states that the Company's incentive plans shows a number of goals that are shareholder orientated, not ratepayer oriented. Secondly, incentive pay is generally associated with putting a portion of pay at risk. This risk does not exist at the Company, incentive payments established for 2002 would award a performance payout at or below levels achieved in 2001. To pay incentive compensation based on levels of achievement at or below past accomplishments, has the effect of turning incentive plans that are designed to create a pay-for-performance mechanism, into expected compensation. Incentives in the form of additional compensation should be awarded to reduce costs and increase productivity, not to increase rates to customers. OCC recommends that 50% of the 2002 incentive compensation expense be charged below-the line for ratemaking purposes. OCC Brief, pp. 44-46.

         According to the payroll studies conducted by UI in 1999, and Towers Perrin in 2000, the Company's compensation (base salary and incentive compensation) was 2.3% below market. In order for UI to recoup any portion of its incentive compensation payments, the Company's aggregate salary levels must be below competitive market levels. The Department believes that the aggregate salary was below market level, but contends that the Company closed the salary gap in 2000 and 2001. It appears that in 2000 and 2001, respectively, UI officers received a 4.2% and 6.5% increase that included a competitive market adjustment. In addition, non-union employees received a 4.3% and 4.1% increase and union employees a 4.5% increase both years. These percentages are greater than the 2000 and 2001 Consumer Price Index of 3.5 % and 2.7%, respectively. Response to Interrogatory EL-97. Absent an updated market study, the Department finds that the Company's aggregate salary levels have reached competitive market levels. Therefore, the Department will allow recovery equal to the 2000 incentive compensation amount of $3.539 million and disallow the projected 2002 increase of $1.013 million.

         23. American Stock Transfer

         The Company projected $180,000 for American Stock Transfer - Shareholder services. Response to Interrogatory EL-109. These are payments that are made to American Stock Transfer that provide service to the Company by keeping records of shareholder transactions. UI identified this as a cost of a publicly traded company and stated that this cost belongs to the holding company. Tr. 04/15/02, p. 932.

Docket No. 01-10-10                                              Page 62

         Testimony indicates that this is a shareholder expense and 100% should not be passed on to ratepayers. Therefore, the Department will disallow $45,000, which is the amount borne by other companies within the UI holding company structure and allow the UI portion of $135,000.

         24. UIL Holdings Cost Allocation

         UIL Holdings total allocated direct O&M costs to UI for the year 2000 total $2,075,504. Response to Interrogatory OCC-227. In 2001, these chargebacks increased to $5,361,199. For the rate year, the Company is projecting an increase to $6,652,278. Response to Interrogatory OCC-227. The Company testified that the major reason for the 2002 increase is that the holding company was formed in the third quarter of 2000. 04/15/02, p. 926. In Late Filed Exhibit No. 89, UI reflected adjustments that total $428,000. The first adjustment of ($298,000) charges UI 75% of the costs as oppose to 80%. The second adjustment is a correction of UIL internal audit costs of ($124,000) and third is a ($6,000) update of charging UI 75% instead of 80% of UIL payroll taxes.

         OCC agrees with the adjustments that the Company identified in Late Filed Exhibit No. 89.

         The Department will allow the UIL Holdings cost allocations of $6,224,278 ($6,652,278 - $428,000) for 2002. The Department requests that the
Company maintain detailed records supporting all UI allocations. These records may be subject to Department audit.

         25. Transmission Agreement Savings

         In Late Filed Exhibit No. 89, UI reduced O&M Expenses by $1,849,000 for transmission agreement savings. This adjustment represents a deferred credit amount to be used for accelerated amortizations. The Department finds this adjustment to be reasonable and accepts the $1,849,000 reduction to O&M expense. These savings are not representative of normal recurring expense reductions and should be amortized over three years. The reduction to O&M for the year 2002 should be $616,333 ($1,849,000/3).

         26. Interest Synchronization

         The Department reduced the Company's proposed rate base by $27.2 million and adjusted the Company's proposed weighted cost of debt by .28%, from 3.22% to 3.5%. Accordingly, the interest synchronization results in an increase of $1.2 million ($784.9 million x .28% less $27.2 million x 3.5%) in interest expense for tax purposes.

         27. Pensions

         UI has a qualified pension plan that covers the majority of its employees. Contributions to qualified pension plans are tax-deductible, and such plans are regulated by the Pension Benefit Guarantee Corporation (PBGC). The PBGC is a federal corporation created by the Employee Retirement Income Security Act of 1974

Docket No. 01-10-10                                              Page 63

(ERISA) to encourage the continuation and maintenance of defined benefit pension plans, and to provide timely and uninterrupted payment of pension benefits to participants and beneficiaries in plans covered by the PBGC. The Company also has a non-qualified supplemental plan for certain executives, and a non-qualified retiree only plan for certain early retirement benefits. Contributions to non-qualified pension plans are not tax-deductible and such plan is not regulated by the PBGC.

         The net pension expense (income) for these plans was $(8.0) million, $(14.7) million, and $0.8 million for 1999, 2000, and 2001, respectively. UI Annual Statement, December 31, 2001. The Company is projecting net periodic benefit costs (pension expense) of $5.1, $6.7, $6.5, $$6.8, $7.1, and $7.1 millions for 2002, 2003, 2004, 2005, 2006, and 2007, respectively. Response to Interrogatory EL -192, p. 1. The underlying detail to these annual expense estimates is shown as follows:

                                                        UI PROJECTED NET PERIODIC BENEFIT COST
                                                                   ($ IN THOUSANDS)

                                      ACTUAL                          PROJECTED
                                              ---------------------------------------------------------------
                                        2001     2002      2003      2004       2005     2006        2007
                                    -------------------------------------------------------------------------
COMPONENTS:
  Service Cost                        $ 4,414  $ 4,532   $ 4,731    $ 4,914   $ 5,105   $ 5,303    $ 5,303
  Interest Cost                        17,242   17,443    17,781     18,177    18,618    19,099     19,099
  Expected Return on Plan Assets      (22,821) (19,280)  (18,879)   (19,399)  (19,983)  (20,623)   (20,623)
  Amortization of:
      Prior Service Costs               1,172    1,262     1,311      1,311     1,311     1,308      1,308
      Transition Obligation (Asset)    (1,054)  (1,054)   (1,054)    (1,054)     (514)       11         11
      Actuarial (gain) loss              (424)   2,185     2,851      2,538     2,254     1,998      1,998
  Settlements / Curtailments            2,256        -         -          -         -         -          -
                                    -------------------------------------------------------------------------

NET PERIODIC BENEFIT COST               $ 785  $ 5,088    $6,741     $6,487    $6,791   $ 7,096    $ 7,096
=============================================================================================================

ACTUARIAL ASSUMPTIONS:
  Discount Rate                         7.25%    7.25%     7.25%      7.25%     7.25%     7.25%      7.25%
  Average Wage Increase                 4.50%    4.50%     4.50%      4.50%     4.50%     4.50%      4.50%
  Return on Plan Assets                 9.50%    5.00%     9.50%      9.50%     9.50%     9.50%      9.50%


         Response to Interrogatory EL-192, attachment EL-1, p. 1; Pension Provision, Account Class 420, Audit Request 18, p. 3.

         Net periodic benefit cost in each year is a reduction to income on the Company's income statement. Response to Interrogatory EL-162. Accordingly, the Company is seeking recovery in its rates for such net periodic benefit cost. The actuarial assumptions deriving net periodic benefit cost were examined in evaluating the reasonableness of the projected costs. Such constant set of assumptions used to determine the projected expenses estimates consisted of 1) a discount rate equal to 7.25%, 2) an expected return on plan assets of 9.5%, and
3) an average wage increase of 4.5%. These assumptions are critical to establishing expense levels, and were evaluated by the Department to determine their appropriateness.

         At 7.25% throughout the rate plan period, the discount rate remained unchanged from the rate used to determine the 2001 pension cost. The Company had been using

Docket No. 01-10-10                                              Page 64

7.5%, in 2000; however, based on information that was provided by UI's actuary, William B. Mercer, (Mercer) this rate was reduced in 2001 to reflect lower long-term interest rates. The Company reinforced this finding by testifying that the 7.25% rate is an appropriate rate based on what has happened in the long-term market. Tr. 4/17/02, p. 1140. This rate is used to discount the future obligation to current dollars. Pension Provision, Account Class 420, Audit Request 18, p. 1. The 4.5% assumption for average wage increase has been in place since 1996, therefore net periodic benefit cost relative to this can be expected to remain consistent.

         Regarding return on plan assets, the Company noted that it had changed its 2000 earnings assumption of 11% because it was clearly not earning this. The Company indicated that such assumption was appropriate when the stock market was pretty good, but it is not okay in the kind of market we are in right now. Tr. 4/17/02, p.1148. The Company noted that pension assets have declined because of market changes. Accordingly, there are two factors in play that are causing the pension plan earnings to go down, and therefore pension costs to go up. One is that the market returns are lower, and the balance of pension fund assets to which the returns are applied, are also low. Tr. 4/17/02, p. 1149. Accordingly, while the Company's expected rate of return on plan assets covering the longer term remained at 9.5% (used in the 2001 component calculation), with poor investment returns continuing into early 2002, the Company asked Mercer to update its projections during February 2002. In this regard, it was assumed that investment performance for the year 2002 would not exceed 5%. Accordingly, such assumption was used in determining a pension cost of approximately $5.1 million for 2002. Id.

         Relative to information provided by Mercer, the Company noted that its 9.5% assumed return in the future years placed UI in the top quartile among companies that disclose their pension assumption relative to their earnings. Therefore, approximately three-quarters of the companies assume something less than what UI assumed. Tr. 4/17/02, pp. 1144 and 1145. This observed relationship would indicate conservatism in UI's projections as a lower assumed return on plan assets (where three-quarters of the companies fell) would result in a larger pension contribution (expense).

         UI indicated that its investment mix in its pension plan assets is currently about 65% in equities and 35% in debt. The Company noted that, generally speaking, one would find UI's equity mix to be on the high side compared to benchmarks, and has been on the high side for some years. Tr. 4/17/02, p.1150. UI further stated that such mix doesn't serve one in the best way in the present market, but resulted in gains in the mid to late nineties. Id. When asked if the Company was planning on changing its investment mix, UI responded that it had given some instruction to equity managers about lowering the mix. Further, UI noted that it was about to make a change in the way it manages the pension fund assets. UI noted that its pension fund, which is in the vicinity of $200 to $250 million dollars, is managed by five or six managers. Therefore, it is difficult to make changes in equity mix as the Company must shift money between managers. The Company intends to change this so that its monies are invested under one manager and thus it will be able to make fixed income and equity changes in a relatively brief period of time. Tr. 4/17/02, pp. 1151 and 1152. However, the Company's projections through 2007 continue to assume a 65% equity and 35% debt investment mix in its pension fund assets.

Docket No. 01-10-10                                              Page 65

         UI originally projected its non-qualified pension plan expense for the rate year to be $1.2 million. Response to Interrogatory OCC-71. UI reflected an adjustment of ($343,000) for Supplemental Employee Retirement Plan (SERP) that should have been allocated to UIL as opposed to directly to UI. The Company has recorded this adjustment in Late Filed Exhibit No. 89. The Department agrees with the Company's adjustment of $343,000 and will allow recovery of $857,000.

         The Department has reviewed UI's actuarial assumptions used in calculating its net periodic benefit cost and find them to be reasonable. The Company initially filed 2002 rate year net periodic benefit cost of $4,473,000. Response to Interrogatory EL-162. Such 2002 amount was later increased $615,000 by UI to $5,088,000, which the Department accepted. In addition, given the low returns which continue to be experienced in 2002, and the impact on pension assets and funding of future liabilities, the Department allows UI an additional $500,000 for pension recovery. Accordingly, expenses submitted for the Company's pension plans pursuant to its rate year 2002, as updated, are approved plus $500,000, less the Company's SERP adjustment of $343,000, and a reduction of $111,949 caused by fewer allowed FTEs, for a total allowance of $5,133,051 ($5,088,000-$343,000-$111,949+$500,000). The Department finds, however, that the investment mix of UI's pension plan assets to be high, at 65%, in equity holdings. The Department finds this level may be presently placing unnecessary capital risk on the fund attributable to the unpredictability in the equity markets. Accordingly, UI is required to consider more closely aligning such investment mix of its pension plan assets with appropriate industry benchmarks, and periodically apprise the Department of the Company's documented progress in this regard.

         28. 401(k) Employee Stock Ownership Plan

         UI has a 401(k) Employee Stock Ownership Plan (KSOP) for its employees. This Plan has been in existence since 1986 and provides a vehicle for employee investment in the Company, because the Company contribution is in the form of Company stock. Company matching became effective February 1, 1990. Since then, increases to the matched percentage have followed. December 16, 1992 Decision, Docket No. 92-06-05, Application of The United Illuminating Company for a Rate
                     ---------------------------------------------------------
Increase. The last increase in employee matching to the KSOP Plan was January 1,
--------
1998. Responses to Interrogatories EL-193 and EL-13.

         The KSOP enables employees to defer receipt of up to 15% of their compensation and to invest such funds in various investment alternatives. UIL Annual Statement, December 31, 2001, p. 61. The Company contributes to the KSOP Plan in the form of Company stock in an amount equal to one-half of one percent (.5%) for each one percent of the employee's gross wages, up to six and three quarters percent (6.75%). Accordingly, the maximum matching contribution is three and three-eighths percent (3.375%) of an employees wage up to the maximum established by law. The Company is assuming this level of matching in the rate year and in its rate plan. Response to Interrogatory EL-193, p. 1. Matching contributions to the KSOP during 2001, 2000, and 1999 were $1.6 million, $1.8 million, and $1.5 million, respectively. UIL Annual Statement, December 31, 2001, p. 61. The Company also pays additional dividends on the shares of stock in the KSOP to the participant. Contributions are made

Docket No. 01-10-10                                              Page 66

to the KSOP equal to 25% of the dividends paid to each participant. Such annual contributions during 2001, 2000, and 1999 were $295,000, $293,000 and $319,000, respectively. Id.
              --

         The Company is seeking recovery of its share of matching contributions (including the 25% dividend match) made under the Company's KSOP Plan. UI projects its KSOP matching contributions to be $1,989,000 in 2002, and $2,039,000 for each year thereafter through 2007. The Company has included the 401(k) match in its requested level of O&M expense. Response to Interrogatory El-193, p. 1.

         The Department has reviewed the issue of matching contributions as they relate to the Company's KSOP Plan. In its prior Decision, in Docket No. 92-06-05, the Department allowed full recovery of such contributions, noting that "in the future, however, this entire area is open to further, more demanding scrutiny." Presently, the Department finds that the KSOP plan provides a benefit to employees, however will restrict the amount of matching recovery allowed. In this regard, keeping the matching formula intact, the Department allows full recovery of matching contributions for all UI employees, excepting those who are entitled to benefit under the executive incentive compensation plan (EICP) and the management compensation program (MCP). The Department finds that this group of employees has already significant potential for benefit under such programs, therefore ratepayers should not be required to fully fund their matching contributions as well. Accordingly, for those employees entitled to benefits under the EICP and MCP, matching expense will be borne 50% by shareholders and 50% by ratepayers. For all other employees of UI (not entitled to EICP and MCP), the Department attributes 50% of the 2002 matching expense requested and allows an expense recovery of $994,500 (50% X $1,989,000). Combined with the 50% allowance, only, for EICP and MCP employees, the total allowance for KSOP matching contributions is $1,491,750 ($1,989,000 - $497,250).

         OPEB

         In Late Filed Exhibit No. 89, the Company provided an update of its OPEB expense. This update reflects an increase of $392,000 to the Company's original projection. The Department will allow the $392,000 increase.

         29. English Station

         English Station is a fossil generating site located in New Haven, Connecticut, and was previously owned by UI. The plant consists of two non-operating oil-fired generating units with a total capacity of 75 MW, and six partially dismantled generating units. English Station was not divested with the Company's fossil assets, but was sold subsequent to that process to Quinnipiac Energy. The Department approved this sale by Decision dated June 29, 2000 in Docket No. 00-04-05, Petition of The United Illuminating Company for Approval to
                     -----------------------------------------------------------
Sell English Station.
--------------------

         In the test year, the Company incurred $201,000 in operating expense and $884,000 in maintenance expense for English Station. Schedule G-2.5. The Company has removed the English Station expenses from the rate year.
Tr. 4/22/02,  p. 1486.  By

Docket No. 01-10-10                                              Page 67

removing all English Station expenses, the Company has treated these expenses appropriately.

         30. Tree Trimming Program

         The Company trims trees and removes trees and brush in an attempt to prevent tree related outages. Prior to 1998, UI trimmed trees near its distribution on a five-year basis. Beginning in 1998, the Company instituted a performance-based tree trimming program, whereby the three phase portions of circuits are trimmed on a four-year interval, and single phase side-taps are trimmed on an eight-year cycle, or more frequently if tree-related outages
occur./1   The Company implemented this tree-trimming strategy to apply its tree-trimming resources in a more cost-effective manner.

         UI's annual distribution tree trimming budget is $1.4 million. Response to Interrogatory EL- 171. UI estimates that its performance-based tree trimming program has saved $4.56 million since its inception to year-end 2001. Response to Interrogatory EL-171. The Company is presently realizing cost savings from this program, and has identified annual savings of $550,000 in the rate year compared to the test year. Response to Interrogatory EL-36; Tr. 4/22/02, p. 1532. The Company has included these savings in the rate year, and the Department approves it as filed.

         31. Network Metering

         The Company has deployed a new wireless metering network, which it refers to as Network Meter Reading (NMR). NMR consists of communications modules attached to meters, which transmits meter data to local area transmitter-receivers, which collect and transmit the data to concentrators located on towers, which relay the information to a host data center. NMR eliminates the need for manual meter reading, with the exception of meters used for Rate A service. NMR deployment began in 2000, and was fully deployed in May, 2002. Tr. 4/22/02, p. 1488. Schlumberger administers the NMR system. For providing NMR service, Schlumberger charges an annual service fee proportionate to the number of meters on-line. Tr. 4/22/02, p. 1537. According to UI, NMR offers a number of benefits, including the following:

         o Daily meter reading, for use in billing determinants and load reconciliation;
         o Meter tampering and power loss features which assist in theft of service prevention and local outage detection;
         o   Reduction in estimated bills;
         o   Reduction in need to enter customer's home for meter access;
         o   Reduction in need for field trips;
         o   Improved customer electric usage and billing information;
         o   Enhances customer choice.

Response to Interrogatory OCC-160.

------------------------
1 UI's performance-based tree trimming program requires trimming a single phase line when two tree contact outages occur over any rolling 36 month period. Decision dated August 21, 1998 in Docket No. 97-11-10, DPUC Review
                                                                   -----------
    of Electric Utility Line Maintenance Plans-1998, p. 15.
    -----------------------------------------------

Docket No. 01-10-10                                              Page 68

         NMR was deployed at a net capital cost of $9.4 million. Response to Interrogatory EL-35. Annual expense savings attributable to NMR are $2.1 million, and an estimated revenue of $125,000 in avoided theft of service. Id.
                                                                            --
The savings of $2.1 million is attributable to staff reductions in the meter reading and meter services departments. The meter services department will reduce the total number of positions from 40 to approximately 25, and the meter reading department from approximately 50 personnel (employees and contractors) to seven. Tr. 4/22/02, p. 1537. The seven meter readers are being retained to read Rate A meters, to read NMR meters that develop operational difficulties, and to conduct periodic on-site inspections of meter facilities. Id., p. 1539.
                                                                  --

         The total meter reading budget for 2002 is approximately $4.5 million, consisting of $3.744 million for the Schlumberger service fee and $752,000 for seven manual meter readers. Tr. 5/1/02, p. 1594. The budget for 2001 was approximately $4.140 million. The total meter reading budget has therefore increased. As discussed above, NMR has benefits that are not quantifiable, particularly facilitation of customer choice. The Department believes that it is appropriate that rates should reflect the costs of full NMR deployment, since it will be complete (except for Rate A meters) in the first half of 2002. Therefore the Department approves the Company's treatment of these costs.

         The Department remains concerned about the potential for theft of service with the NMR system. Although the meters will detect forms of tampering that involve the meter itself, there are methods that do not directly affect the meter and are detectable only by direct observation, particularly diversion of electricity on the utility side of the meter (line side taps). As discussed above, UI has retained seven meter reading positions. Four of these positions will be used for facility inspectors who will inspect meter sites for public safety concerns and signs of theft. The Company plans to inspect every site once every two years. Tr. 5/1/02, p. 1545. The Department believes this inspection frequency should at least be maintained going forward. With the elimination of monthly meter readings, it is vitally important that each site is periodically inspected. The Company should ensure this program continues into the future, and maintain the staff necessary to properly inspect and maintain the condition of its metering equipment.

         32. Low Voltage Substation Removal

         The Company is implementing a program to eliminate high maintenance substations from its distribution system. Elimination typically consists of physical elimination of the substation and reconductoring the circuit. The Company is eliminating two or three substations per year and plans to complete the program in 2011. Response to Interrogatory EL-168. The Company has budgeted $1.5 million per year for substation removal, and plans to eliminate three substations in 2002 at a cost of $2.2 million. Response to Interrogatory EL-72; Tr. 4/22/02, p. 1491. The budgeted amount for this activity is $1.5 million, and is the amount included for the rate year in the application. Id. Although the Company estimated $2.2 million for this item in 2002, $1.5 million is representative of going forward costs and the Department accepts this amount.

         Elimination of each substation saves the Company approximately $10,000 to $12,000 per year in avoided maintenance expenses, which are recorded in account

Docket No. 01-10-10                                              Page 69

592, Maintenance of Station Equipment - Distribution. Tr. 4/22/02, p. 1494. The Company has included these savings in the Schedule C-2.0. UI has appropriately reflected the adjustments for its high maintenance substation removal program, and the Department accepts them as filed.

         33. Expense Adjustment for Sales Adjustment

         The Company will incur additional costs related to the CTA, SBC, C&LM and Renewables due to an adjustment to rate year sales and revenues as discussed below. However, since the CTA and SBC are trued up there is no impact on net income or rates. Similarly, the cost of purchased power, conservation and renewables will increase to offset higher revenues from the GSC, C&LM and Renewable charges, therefore, there is no impact on these rates either. The Department, therefore, increased expenses by $6,147,935 and gross earnings tax by $126,428 to offset revenues of $6,274,363 associated with increased sales from these rates. The net impact of the sales adjustment is an increase of $710,928 to transmission revenues and $3,481,186 to distribution revenues.

         Summary of Expense Adjustments

         In summary, the Department's adjustments to expenses amounted to a decrease in O&M of $11,332,284, an increase in expense of $6,147,935 as an adjustment for increased sales, and a decrease in depreciation expense of $468,000.

G.       REVENUES

         1. Test Year Revenues

         The Company used 2000 as its Test Year for this application. The Company shows total Test Year operating revenues of $648.1 million. Retail sales for the Test Year total 5,656,717 MWhs. The following table provides a breakdown of those revenues. Schedule C-2.0.

--------------------------------------------------------------------------------
                        Test Year Operating Revenues
--------------------------------------------------------------------------------
                           (Dollars in Thousands)

    Sales of Electricity                                   $602,348
    Wholesale Revenues                                      $11,550
    Other Operating Revenues                                $34,180
                                                           --------
                                                           $648,078
    Source of data: Schedule C-2.0
--------------------------------------------------------------------------------

         2. Sales and Revenue Forecast

         UI used calendar year 2002 as the Rate Year in its filing. UI states that it did so to avoid the difficulties that would be faced by the Department, Company and other participants if the schedules were based on a split Rate Year, May 2002 - April 2003. Application Cover Letter. The Company forecasts total revenues of $655.2 million for 2002; $628.9 million based on retail electric sales of 5,658,729 MWhs, and $26.3 million

Docket No. 01-10-10                                              Page 70

from other sources. In addition to the forecast for 2002, the Company included a forecast of annual sales and revenue for the period through December 31, 2007. Schedules F-6.0 and F-6.1.

         UI's revenue forecast is based on its sales forecast. Essentially, a rate per kWh is applied to sales by rate and class. Revenues from demand and meter charges are captured through the use of the average per kWh rate, which in turn captures the revenue associated with customer growth. Late Filed Exhibit No. 1, AR-46; Tr. 4/12/02, pp. 702-707. The following table shows UI's forecasted revenues for the Rate Year through 2007.

--------------------------------------------------------------------------------
                                 Operating Revenues
                               (Dollars in Thousands)

                           2002      2003     2004      2005     2006     2007
Sales of Electricity     $628,889  $630,462 $639,744  $639,520 $641,091 $642,774
Other Operating Revenues  $26,301   $27,059  $22,692   $23,473  $23,278  $22,967
                         --------  -------- --------  -------- -------- --------
                         $655,190  $657,521 $662,436  $662,993 $664,369 $665,741

Source of data: Schedule C-2.0
--------------------------------------------------------------------------------

         To forecast sales, UI utilized actual weather-corrected sales for the first seven months of 2001, then projected sales for the remaining five months of the Test Year. The five-month projection was adjusted to reflect the experience of the first seven months of the year. UI combined these values to establish base sales for 2001. For 2002, UI subtracted the number of kWhs of reduced consumption resulting from conservation and load management (C&LM) and specific known large customer reductions, and then added sales for specific marketing activities and overall economic growth to the 2001 base sales. Specific reductions are based on the usage forecast for large customers provided by UI's account managers. C&LM initiatives reduced the sales forecast by approximately 53,000 MWhs. Overall economic growth is assumed to increase sales through 2007. Vallillo PFT, pp. 14-16; Tr. 4/12/02, p. 698; Schedule F-6.0 and F-6.1. The following shows UI's forecasted sales for the period 2002 - 2007.

--------------------------------------------------------------------------------
                                  Forecasted Sales
                                        (MWh)
Customer Class     2002      2003        2004       2005       2006       2007

Residential     2,075,548  2,075,511  2,081,312  2,075,464  2,075,426  2,075,388
Commercial      2,498,889  2,537,289  2,571,326  2,585,870  2,607,383  2,629,166
Industrial      1,035,454  1,006,250    995,238    982,831    973,727    964,699
Streetlighting     48,838     50,838     52,972     54,838     56,838     58,838
                ---------  ---------  ---------  ---------  ---------  ---------
   Total        5,658,729  5,669,888  5,700,848  5,699,003  5,713,374  5,728,091

Source of Data: Schedule F-6.1
--------------------------------------------------------------------------------

         The Company provided annual historical sales data for the period 1996 to 2001, as summarized in the following table. The Department has included the annual change in sales and the percentage that the change in sales represents. Late Filed Exhibit No. 1, AR-45; Schedule F-6.1; Tr. 4/12/02, p. 648.

Docket No. 01-10-10                                              Page 71

--------------------------------------------------------------------------------
                              HISTORICAL AND FORECASTED SALES

                                         Historical
                   -------------------------------------------------------------
                       1996      1997      1998     1999       2000      2001
Total               5,382,355 5,371,576 5,469,693 5,597,068 5,656,716  5,760,653
Annual change - MWh             -10,779    98,117   127,375     59,648   103,937
Annual change - %                -0.20%     1.83%     2.33%      1.07%     1.84%
                   -------------------------------------------------------------

                                         Forecasted
                   -------------------------------------------------------------
                       2002      2003      2004      2005     2006       2007
Total               5,658,510 5,669,888 5,700,847 5,699,003 5,713,374  5,728,091
Annual change - MWh  -102,143    11,378    30,959    -1,844    14,371     14,717
Annual change - %      -1.77%     0.20%     0.55%    -0.03%     0.25%      0.26%
                    ------------------------------------------------------------

Source of Data: AR-45; Schedule F-6.1.
--------------------------------------------------------------------------------

         As the table shows, UI forecasted 2002 sales to be 5,658,510 MWhs, a reduction from the previous years' sales of 102,143 MWhs or about 1.8%. To arrive at this forecast UI applied several adjustments to its 2001 sales, including a weather-normalization correction factor and an adjustment for conservation-related activity. UI states that its weather-corrected sales for 2001 total 5,684,000 MWhs, a reduction of 76,653 MWhs from actual 2001 sales. Tr. 4/12/02, p. 653.

         UI agrees that over the last four years that its actual sales have
increased on average, by approximately 1.8%./2   However, the Company attributes
this increase to strong economic conditions during the period and the fact that, prior to 2000, spending on C&LM was limited. UI states that if those two factors were reflected in an analysis of historical sales that the average annual increase would have been .94%. UI states that economic growth rates prior to 2000 were approximately 1.3%. However, UI's forecast includes economic growth rates of .65% to .75% reflecting current and forecasted economic conditions. UI states that although its forecasted growth rates may appear to be conservative, that the compounding effect of said adjustments has a major impact on annual sales. Therefore UI concludes that the use of these growth rates is reasonable. Tr. 4/12/02, p. 650-658; Late Filed Exhibit No. 13.

         OCC states that UI has been extremely conservative in past sales forecasts resulting in forecasted revenues being grossly understated. Further, the Company's current forecast, which includes a decrease in sales in 2002, is at odds with the actual sales that were experienced during the current Rate Plan. Based on its review, OCC recommends that the Company's forecast be abandoned. OCC believes that Rate Year sales should reflect UI's actual sales for 2001 plus a growth factor of 1.4%, reflecting the growth experienced between 1997-2001. OCC further recommends that the calculation of any revenue adjustment be based on the Test Year Company average rate of $.1102/kWh. OCC Brief, pp. 53 and 54. OCC further states that if the Department approves a multi-year rate plan, that an annual growth rate of 1.4% be applied to UI's sales forecast for 2003 and beyond. Id.
                 --

----------------------
2 UI states that if a compounding effect were applied to its historical sales data that sales would show a slightly smaller increase than the simple average noted in the analysis. Tr. 4/12/02, p. 650.

Docket No. 01-10-10                                              Page 72

         AG states that UI has substantially underestimated its sales and revenues for the Rate Year. AG believes that the Company's forecast, which shows sales declining by 1.7% in 2002, is inconsistent with UI's historical annual growth in sales. AG states "UI's sales forecasts are plainly an effort to lowball projected rate year revenues because . . . the practical effect of underestimating projected sales is an increase in the rates that UI will be allowed to charge." AG recommends that the Department reject UI's forecast and recalculate sales for the Rate Year by applying a growth rate of 1.5% to Test Year sales. AG Brief, p 12.

         PRO states that UI has underestimated its sales forecast. PRO cites a recent ISO-NE Position Paper regarding the growth of demand in UI's service territory as well as UI's historical sales data in support of its position. As a result, PRO recommends increasing UI's Rate Year sales and revenues by 1.45% times actual Test Year values. This results in an increase in revenues of $9,094,086. PRO goes on to state that UI's purchased power costs must also be adjusted to reflect the increased sales forecast (i.e., the purchase of additional kWhs). PRO recommends that purchased power expense be increased by $3,889,541 to reflect this cost. PRO Brief, p. 13.

         Utilities employ a variety of methods to forecast sales and revenues and the methodology selected by UI, (i.e., adjusting normalized Test Year sales for economic growth and other factors) is common among them. Therefore, the Department finds UI's methodology to be reasonable. However, the results of any forecasting model will vary based on the inputs that are applied to it. For example, varying the assumed economic growth rates or the weather-normalization input values will change the final outcome. Therefore, the outcome must be reviewed for reasonableness, essentially a `sanity check' of the resulting forecasted data.

         Historical sales data show that UI's sales have increased on average by approximately 1.8% annually over the last four years, and 1.4% over the past five-year period. Based on UI's forecast, sales will decrease by 1.8% in 2002 and will grow annually by less than .2% through 2007. In total, sales for the period 2002 through 2007 will increase by approximately 70 million kWhs (5,728,091 - 5,658,510), or 1.2%. To put UI's forecast in perspective, based on the Company's estimate sales in each year through and including 2007 will be below the sales level experienced by UI in 2001. This result is inconsistent with UI's historical sales data and trends.

         An example of the inconsistent result of UI's forecast can be found in the sales and revenue data for residential Rate R. Rate R serves approximately 77% of UI's total customers and represents about 30% of UI total kWh sales. The following table summarizes the historical and forecasted sales data for that rate.

Docket No. 01-10-10                                              Page 73

---------------------------------------------------------------------------------------------
                      Historical and Forecasted Sales and Revenues - Rate R
                                                                                    Forecast
---------------------------------------------------------------------------------------------
         Item             1996     1997     1998      1999      2000      2001        2002
---------------------------------------------------------------------------------------------
Total Sales           1,463,992 1,465,647 1,519,742 1,607,524 1,615,120 1,700,542  1,637,179
Annual Change - MWh                 1,655    54,095    87,782     7,596    85,422    -63,363
Annual Change - %                   0.11%     3.69%     5.78%     0.47%     5.29%     -3.73%
No. of Cust.            237,545   238,724   240,518   242,890   247,403   249,075    248,683
Annual Change - Cust.               1,179     1,794     2,372     4,513     1,672       -392
Total Revenue ($000)   $204,248  $204,885  $212,542  $224,537  $209,690  $220,124   $211,912

Source of Data: Late Filed Exhibit No. 1, AR-45.
---------------------------------------------------------------------------------------------

         As the table shows, UI has experienced an annual growth in sales and in the number of customers served under this rate. However, UI forecasts this trend to reverse, showing a reduction in sales as well as the number of customers served under Rate R in 2002.

         UI states that a portion of the historical increase in the number of customers served under Rate R is due to customer migration from other residential rates, notably from Rate A. For example, UI states that in 1997 and 1998, customers served under Rate A were replacing electric hot water heaters with oil or gas-fired models. These customers could no longer take service under Rate A and were assigned to Rate R, accounting for the abnormal growth in number of customers seen in Rate R at that time. In addition, UI states that its Test Year Rate R customer values may appear to be inconsistent with historical annual growth rates because there is a lag built into the Company's forecast for customer counts. Tr. 4/12/02, pp. 666-674.

         UI's assertion regarding Rate R implies that although the growth under Rate R may appear to be inconsistent with historical trends, that the growth in UI's residential class as a whole should be consistent with historical data. The following table shows historical and forecasted number of residential customers for the class as a whole.

--------------------------------------------------------------------------------
                       No. of Residential Customers
--------------------------------------------------------------------------------

                  1999      2000     2001       2002

                278,775   282,964   284,484    284,143

Source of Data: Late Filed Exhibit No. 1, AR-45.
--------------------------------------------------------------------------------

         Historical data show that the total number of residential customers increases annually while UI forecasts a decline in the number of customers served in 2002. UI provides the Department and OCC with a copy of its Monthly Electric Utility Sales and Revenue Report that is filed with the U.S. Department of Energy, Form EIA-826 (2002). In addition to monthly sales and revenue, this report contains the number of customers served, by class. This report shows that UI's historical residential growth continues unabated. For example, the number of residential customers served as of June 2001 was 285,936 while the number served in June of 2002 increased to 287,042, an increase of 1,106 customers. Comparing UI's actual customer count at the mid-point of 2002 to its Rate Year forecast of 284,143, results in a difference of 2,899 customers.

Docket No. 01-10-10                                              Page 74

         The Department concludes that UI's sales and revenue forecast for Rate R, and its residential class as a whole, is inconsistent with historical data. Further, we find that UI has grossly understated residential sales. Based on the foregoing, the Department concludes that UI has understated its sales forecast for 2002. Further, the evidence supports a finding that UI's sales increase annually. Therefore, Rate Year sales must be adjusted, as discussed below.

         Although the Department rejects UI's forecasted sales value, Department review of UI's weather-normalized sales finds it to be reasonable. Therefore, the Department relied on UI's 2001 weather-normalized sales as the starting point of its analysis and adjustments. As discussed below, the Department rejects UI's overall proposed conservation adjustment. However, the Department adjusted (reduced) Rate Year sales to reflect the incremental conservation that customers will provide as well as the incremental conservation that is expected as the result of the addition of $2 million to UI's conservation budget. In addition to the conservation adjustment, the Department adjusted sales to reflect current economic conditions, known losses such as the sales that will not occur to Wisvest/3 and the continuation of strong growth within the residential class. Based on its analysis the Department forecasts UI's Rate Year sales to be 5,753,093 MWhs an increase of 94,583 MWhs above UI's forecast.

--------------------------------------------------------------------------------
                         Sales Adjustment (MWhs)

               UI Forecast for 2002          5,658,510
               DPUC Adjustment                  94,583
                                            ----------
                    Total                    5,753,093

               Total Adjustment                 94,583
               UI Avg. Revenue per kWh         0.11066
                                            ----------
                                           $10,466,477
--------------------------------------------------------------------------------

         Based on the foregoing, Rate Year sales total 5,753,093 MWhs resulting in a total adjustment to UI's forecasted sales of 94,583 MWhs. This adjustment will result in additional revenues. Therefore, revenues must be adjusted.

         To adjust revenues, the Department considered allocating the total sales adjustment by class and rate. However, this method proved to be problematic because it required multiple assumptions regarding customer growth within each rate. Therefore, the Department discarded this approach. A second method relied on the use of an overall average per kWh revenue value applied to the total sales adjustment. The Department chose this method because it captures the revenue from customer growth (i.e., monthly charges) as well as all distribution demand and energy revenues. Tr. 4/12/02, p. 706.

         The Department used UI's total average revenue, $.11066/kWh to determine the total revenue adjustment of $10,466,477. Response to Interrogatory OCC-101-1.

------------------------
3   In the Decision dated May 8, 2002, in Docket No. 99-03-35RE02, DPUC
                                                                   ----
    Determination of The United Illuminating Company's Standard Offer - Services
    ----------------------------------------------------------------------------
    and Charges, the Department ruled that Wisvest is not a distribution
    -----------
    customer of UI. This decision was rendered during the proceeding in this matter, therefore, UI's forecast did not reflect the loss of retail sales associated with this ruling.

Docket No. 01-10-10                                              Page 75

Based on the foregoing, the Department increases UI's 2002 forecasted revenues from retail sales by $10,466,477 (94,583,000 x $.11066/kWh) rounded.

         In the following table, the Department shows revenues for each unbundled rate: Associated expenses are referenced in the Expense Section, Expense Adjustment for Sales Adjustment.

--------------------------------------------------------------------------------
                        Revenue Adjustment by Component

              Rate Component  Avg. Rate/kWh    Revenue by Component

              GSC                $0.04628           $4,377,283
              CTA                $0.01490           $1,409,494
              SBC                $0.00165             $156,194
              C&LM               $0.00300             $284,017
              Renewables         $0.00050              $47,375
              Transmission       $0.00752             $710,928
              Distribution       $0.03681           $3,481,186
                                                    ----------
                                                   $10,466,477

              Source of data: Response to Interrogatory OCC-101
--------------------------------------------------------------------------------

         3. Conservation Adjustment

         UI reduced its forecasted sales for the Rate Year by 53,000 MWhs ($5,323,380) to reflect the implementation of C&LM measures in 2002. UI states that this adjustment is necessary to reflect sales that will not occur as the result of its C&LM programs. The Company did not adjust (i.e., increase) historical sales to reflect lost sales from past C&LM activities. UI believes that its C&LM adjustment is proper because, unlike a weather-normalization adjustment which adjusts for sales that fluctuate annually, the C&LM adjustment should not be applied to past sales because past C&LM actions create lost sales that are essentially "gone . . . forever." Vallillo PFT, p. 16; Response to Interrogatories OCC-105, 106, 107 and 109. Tr. 4/11/02, pp. 694-702.

         UI's C&LM programs are funded through a three-mill/kWh charge that is assessed to all customers. The charge became effective on January 1, 2000, and will remain at three-mills/kWh throughout the Rate Year./4 Therefore, UI's total 2002 C&LM expenditures (and expected kWh savings) will be similar to those experienced in 2000 and 2001. Tr. 4/12/02, p. 697. As historical sales data shows, UI's sales are growing at an average of about 1.8% annually. These sales include the kWhs that are `lost' to conservation. Simply stated, UI's historical annual growth would be greater had C&LM activities not occurred.

         The Department agrees that the conservation adjustment is different than a weather adjustment because sales lost to conservation continue. It is appropriate to adjust sales for the impact of conservation, however, it appears that UI has overestimated the adjustment.

--------------------------
4 The three-mill assessment is required pursuant to Section 16-244m of Conn. Gen. Stat. and will remain in place until the end of year 2003.

Docket No. 01-10-10                                              Page 76

         Conservation to existing customers is cumulative and reduces sales the following year. If an existing customer replaces an appliance with a more efficient model or adds insulation in an electrically heated home this would reduce future electric sales and therefore a conservation adjustment is appropriate.

         The situation, however, is different regarding new sales. When historical averages are used to forecast new sales conservation-related losses are captured and should not be adjusted going forward. Doing so subtracts these sales twice. For example, assume that the average use per residential customer is 6,000 kWh per year (total residential sales/total residential customers). The average residential sales reflect all previous residential conservation. Therefore, when residential growth is based on the 6,000 kWh average it assumes that new customers participate in conservation at the same rate as all current customers. UI's adjustment assumes that no conservation-related sales are captured in historical averages, therefore, UI's proposal is overstated and must be adjusted (reduced).

         As discussed below, the Department will increase UI's annual conservation budget by $2 million. These additional funds will provide conservation-related lost sales in excess of the Company's current budget. Therefore, it is appropriate to adjust the sales forecast to reflect these incremental `lost' sales. The Department included these losses in its sales forecast.

         For the foregoing reasons the Department believes that UI has overstated its proposed conservation adjustment. The Department therefore reduced the conservation adjustment increasing the sales forecast for the rate year.

         4. Other Revenue

         a. Cross Sound LLC Lease

         UI states that it will receive annual revenues of up to $100,000 to lease a piece of property to Cross Sound LLC. UI also states that these revenues were not included in its filing. Tr. 5/21/02, p. 1871.

         OCC recommends that the Department increase Rate Year revenues by $75,000 to capture the revenues UI will receive for leasing property to Cross Sound LLC. OCC Brief, p. 56.

         UI did not include the lease revenues noted above in its filing. However, the treatment of these revenues is currently under review in Docket No. 99-11-13RE01, Application of The United Illuminating Company For Approval of An
              -----------------------------------------------------------------
Option To Purchase And Sale of 6.2 Acres of Improved Land In New Haven Together
-------------------------------------------------------------------------------
With Related Utility Easements. Therefore, it is inappropriate to include these
------------------------------
revenues in UI's Rate Year revenues at this time.

Docket No. 01-10-10                                              Page 77

         b. Water Heaters

         UI operates a water heater rental program for residential customers. UI charges $5 per month to rent an 80 gallon heater and $6 per month to rent the 120 gallon model. UI indicates that in 2001, it served 14,240 customers under the program, receiving revenues of $788,827. UI forecasts that in 2002 that it will serve 14,204 customers and receive revenues totaling $740,000 under this program. UI states that in general the number of water heater rental customers is declining. Late Filed Exhibit No. 1, AR-42; Late Filed Exhibit No. 19; Tr. 4/12/02, pp. 761-764; Tr. 5/21/02, pp. 1871-1878.

         The following table provides information regarding UI's water heater program.
--------------------------------------------------------------------------------
                        UI Water Heater Rental Summary

Monthly  Size    Number of  Monthly Rev.  Annual Rev.   UI Revenue
 Rate    (gal.)   Heaters   (DPUC calc.)  (DPUC calc.)   Forecast   Difference
 (a)      (b)      (c)         (d)           (e)           (f)         (g)
                             =(a x c)      =(d x 12)                =(e - f)

                                  2001
--------------------------------------------------------------------------------

$4.00    80/100   1,649       $6,596        $79,152
$5.00      80     9,195      $45,975       $551,700
$6.00     120     3,396      $20,376       $244,512
                 ------       ------        -------
                 14,240      $72,947       $875,364     $788,827     $86,537
                                                                    ========
--------------------------------------------------------------------------------


                                  2002
--------------------------------------------------------------------------------
$4.00    80/100   1,643       $6,572        $78,864
$5.00      80     9,147      $45,735       $548,820
$6.00     120     3,414      $20,484       $245,808
                 ------       ------        -------
                 14,204      $72,791       $873,492     $740,400    $133,092
                                                                    ========
--------------------------------------------------------------------------------
Source of data: Late Filed Exhibit No. 1, AR-42; Late Filed Exhibit No. 19.
--------------------------------------------------------------------------------

         Based on the above table, the Department calculates Rate Year revenues to be $873,492, or $133,092 greater than UI's estimate ($873,492 - $740,400).
Based on the evidence presented it is reasonable to conclude that UI has understated the forecasted revenues from its water heater rental program by approximately $133,092. Therefore, a revenue adjustment of at least that amount is warranted.

         UI estimates that the total installed cost of an 80-gallon heater totals $739 and $857 for the 120-gallon model. Of the total cost, the customer pays $350; therefore UI's cost is $389 and $507 for the 80 and 120 gallon heaters, respectively. Supplement to Late Filed Exhibit No. 19. In addition, UI states that it incurs about $232,000 annually to maintain its `fleet' of water heaters, an average cost of $16.30 per customer. UI acknowledges that its current monthly rental rates are inadequate to recover the cost of this program and states "in order that the Company recover its costs, the monthly rental rates would need to be raised to $6 for the 80 gallon tank and $8 for the 120 gallon tanks." However, UI did not supply an analysis to support these proposed rates. Further, UI believes that renting water heaters should remain a part of its regulated business. Id.; Tr. 5/21/02, pp. 1870-1878.

Docket No. 01-10-10                                              Page 78

         UI's current water heater rental rates were approved in Docket No. 81-04-13, and have not been adjusted since that time. Tr. 4/12/02, pp. 762 and 1872. UI did not submit supporting calculations for its suggested rental rates, therefore, the Department performed its own analysis. The Department used the installed cost and annual maintenance expense data provided by UI to calculate the monthly rates (revenue requirements) that are necessary to support this program. The Department used a 10-year life for the heaters and the straight-line method of depreciation and $16.30 per unit, the annual maintenance expense, escalated at 2% per year. The Department used an 8.41% cost of capital and revenue conversion factor of 1.79 to calculate the return on UI's investment. The Department then levelized the total cost over 10 years.

         Based on its analysis the Department finds that the monthly rate for the 80-gallon heater should be $7 and the rate for the 120-gallon heater should be $8.50. The following table demonstrates the revenue adjustment associated with the increase to these rates.

--------------------------------------------------------------------------------
                UI Water Heater Rental Summary - DPUC Adjustment

Adjusted   Size of
Monthly    Heater   Number of    Monthly     Annual     UI Revenue
 Rate      (gal.)   Heaters      Revenue     Revenue     Forecast    Difference
  (a)       (b)      (c)          (d)          (e)         (f)          (g)
                                =(a x c)    =(d x 12)                 =(e - f)
--------------------------------------------------------------------------------
$7.00      80/100    1,643       $11,501     $138,012
$7.00        80      9,147       $64,029     $768,348
$8.50       120      3,414       $29,019     $348,228
                    ------       -------     --------
                    14,204      $104,549   $1,254,588    $740,400     $514,188
                                                                      ========
--------------------------------------------------------------------------------
Source of data:
 Late Filed Exhibit No. 1, AR-42; Supplement to Late Filed Exhibit No. 19.
--------------------------------------------------------------------------------

         The Company was aware that its water heater rental rate was inadequate to support the cost of this program but did not seek to amend the rate. Therefore, UI was aware that other ratepayers were subsidizing this program for some time. Tr. 5/21/02, p. 1877. Based on the foregoing the Department increases Rate Year revenues from this program to $1,254,588, an increase of $514,188 ($1,254,588 - $740,400) from the revenues proposed by UI. The Company will be required to increase its water heater rates to those noted above and to submit a tariff for this program to include the rates and all other aspects of the program.

         c. Late Payment Charge

         UI estimates that it will receive $1,795,000 in late payment revenues in 2002, a reduction of $250,198 from Test Year late payment revenues of $2,045,198. The following shows the historical and forecasted revenue from late payment charges.

Docket No. 01-10-10                                              Page 79

-----------------------------------------------------------------------------------------------------
                             Revenues from UI's Late Payment Charge

                         1997      1998        1999       2000        2001        2002        2003
Residential                 $0        $0    $864,642  $1,138,823   $1,238,817
Commercial/Industrial $849,506  $763,678    $781,049    $723,387     $806,381
                       -------   -------   ---------   ---------    ---------
Total Annual Revenue  $849,506  $763,678  $1,645,691  $1,862,210   $2,045,198  $1,795,000  $1,795,000
Annual Change - $                           $882,013    $216,519     $182,988   -$250,198          $0
Annual Change - %                               115%         13%          10%        -12%          0%

Source of Data:
Late Filed Exhibit No. 1 AR-47; Response to Interrogatory OCC-42b.
Compliance filings, Order 1, Docket No. 76-03-07, dated May 1, 2000,
  January 31, 2002.
Response to Interrogatory EL-21 Revised, Docket No. 01-02-07.
------------------------------------------------------------------------------------------------------

         UI states that the increase in late payment revenues experienced between 2000 and 2001 was due to an economic downturn that occurred throughout 2001. As a result, customers took longer to pay their bill, resulting in increased late payment revenues. UI goes on to state that the forecast for 2002 and beyond assumes that as the economy improves that late payment charges will decline, and will be close to the level experienced in 2000. Late Filed Exhibit No. 1, AR-47; Tr. 4/12/02, pp. 759-761.

         OCC states that the Company has reduced the Rate Year revenues from its late payment charge without justification. Therefore, OCC recommends that Rate Year revenues be set at $2,045,198, the level experienced in the Test Year. OCC Brief, p. 56.

         Pursuant to the Decision dated October 1, 1998, in Docket No. 92-06-05, Application of The United Illuminating Company for a Rate Increase - Reopening,
------------------------------------------------------------------------------
UI implemented a residential Late Payment Charge in the fall of 1998. Prior to that time UI did not assess a late payment fee to its residential customers. Therefore, the anomalous increase in late payment revenues that occurred between 1998 and 1999 (shown in the table) is the result of implementing the residential charge.

         Prior to 1998 UI only collected late payment charges from its commercial and industrial customers. A review of the annual late payment revenues collected from these customers for the period of 1997 through 2001 shows that the total revenues are relatively stable. Therefore, it is reasonable to conclude that late payment revenues from commercial and industrial customers will not decline.

         A review of the late payment revenues from residential customers finds that these revenues have increased annually since UI began assessing this charge in late 1998. In addition, UI's data shows that residential sales are increasing annually and the Department forecasts this trend to continue. Further, given that UI is collecting approximately $1.2 million from this charge, the Company has a strong incentive to enforce this penalty. Therefore, The Department believes that residential late payment revenues are increasing as the result of increased sales and UI's enforcement of its late payment charge.

         UI has forecasted its Late Payment Charge revenues to decline in 2002 by approximately 12% from Test Year levels. UI's forecast is inconsistent with the historical trend for these revenues and the evidence presented herein. Absent evidence to the contrary it is reasonable to conclude that these revenues will increase from their

Docket No. 01-10-10                                              Page 80

test year level at approximately 10%. Therefore, the Department increases 2002 Late Payment Revenues to $2,249,718, ($2,045,198 + $204,520) an adjustment of $454,718 ($2,045,198 - $1,795,000). There are no expense adjustments associated with this change in revenues.

         d. Account 454

         UI states that it failed to include $80,000 of revenue that it receives annually from Bridgeport Resco that is booked to Account 454, Rent from Electric Property. Late Filed Exhibit No. 20, Attachment.

         The evidence shows that Bridgeport Resco provides $80,000 annually to UI under Account 454. Therefore, the Department increases Rate Year revenues by that amount.

         Summary of Revenue Adjustments

         The following table summarizes the Department's revised revenue forecast:

--------------------------------------------------------------------------------
                  Summary of Rate Year Revenue Adjustments

        2002 Forecasted Revenues                      $655,190,000

        DPUC Adjustments
               Sales                    $10,466,477
               Cross Sound Lease           $100,000
               Water Heaters               $514,188
               Late Payment Charge         $454,718
               Bridgeport Resco             $80,000
               Residential Rate RT        ($207,000)
                                         ----------
                                        $11,408,383    $11,408,383
                                                       -----------
        DPUC Adjusted Revenues                        $666,598,383
                                                       ===========
--------------------------------------------------------------------------------

H.       RATES AND RATE DESIGN

         UI proposed no change to its rates or tariffs. However, as discussed below, the Department finds it necessary to adjust UI's rates to account for changes in the revenue requirements allowed in this case and to meet policy objectives regarding retail competition. Therefore, UI will be directed to modify its tariffs based on the following.

         Distribution rates will be decreased by the reduction in distribution revenue requirements resulting in an overall reduction to customer rates. Transmission rates will be reduced to collect the retail transmission revenue requirement based on the Department adjusted sales approved herein. In addition, all GSC rates will be increased. The increased GSC rates will be offset by a corresponding reduction to CTA rates.

Docket No. 01-10-10                                              Page 81

         1. Distribution Rates

         UI proposes that its distribution rate be determined annually and that the rate be established by subtracting the transmission revenue requirement from the total T&D rate. Tr. 5/1/02, p. 1599. Late Filed Exhibit No. 89;
Tr. 5/1/02, p. 1599.

         As discussed above, UI's retail transmission rate will reflect the current FERC-approved revenue requirement. Since the transmission rate will be based on the transmission revenue requirement it is appropriate to establish the distribution rate based on a distribution revenue requirement. The Company will be required to do so. Therefore, the Company's proposal to adjust the distribution rate annually is denied.

         a.       Rate RHP

         UI currently offers a Residential Heat Pump tariff, Rate RHP. This rate was approved in the Decision dated January 17, 1996, in Docket No. 95-07-13, Application of The United Illuminating Company for Expedited Approval of
------------------------------------------------------------------------
Residential Heat Pump Rate RHP. Pursuant to the Decision dated December 9, 1999,
------------------------------
in Docket No. 99-03-35, DPUC Determination of The United Illuminating Company's
                        -------------------------------------------------------
Standard Offer, Rate RHP will end effective December 31, 2003. Decision, p. 4.
--------------
In early 2000 UI notified its customers that Rate RHP will end in December 2003. UI plans no further communication with its approximately 1,500 Rate RHP customers regarding this rate. In January 2004 UI will assign these customers to an alternate residential rate, either Rate A or Rate RT, and begin billing them under the alternate rate at that time. Tr. 4/12/02, pp. 671-677.

         UI states that the load pattern exhibited by its Rate RHP customers are similar to those of its Rate RT customers. Therefore, the majority of Rate RHP customers will likely be assigned to Rate RT. The average revenue under Rate RT is $.11088/kWh while the average under Rate RHP is $.08682/kWh, a difference of $.02406/kWh. Therefore, based on forecasted sales for Rate RHP of approximately
20.5 million kWhs, annual revenues will increase by $492,000 as the result of reassigning Rate RHP customers to an alternate rate in 2004. UI goes on to state that these additional revenues will be reduced by approximately $340,000 as the result of the day-to-day migration of residential customers to more economic rates. Late Filed Exhibit No. 14; Tr.

         UI's revenues will increase by approximately $492,000 in 2004 when Rate RHP ends. However, these revenues will not be realized in 2002, therefore no adjustment to Rate Year revenues is warranted.

         Although UI notified its Rate RHP customers in 2000 that Rate RHP would end, over three years will have passed since that notification was provided and the rate ends. The Department believes that it is prudent for UI to once again notify its Rate RHP customers of this pending rate change, rather than to increase the rate in January 2004 without further notification. UI will be required to do so. UI must also provide information regarding the residential rates that are available for these customers and to provide an analysis of the most beneficial rate so the customer can choose the least-cost option. UI should assign a person(s) to contact at UI to assist customers regarding this change and include that information in the customer notice.

Docket No. 01-10-10                                              Page 82

         b.       Residential Time of Use Tariff - Rate RT

         UI's tariffs include a residential Time-of-Use-Rate, Rate RT, which offers seasonal and time-of-use differentiated charges. The average annual charge under Rate RT is about $.11/kWh, or approximately 16% lower than the
annual average rate under UI's residential Rate R, $.13/kWh./5   At present,
1,650 residential customers are served under Rate RT, or less than 1% of UI's total residential class of approximately 285,000 customers. UI states that all residential customers are eligible to take service under Rate RT. Tr. 4/12/02, pp. 679-685.

         Under Rate RT the rate charged during off-peak periods is lower than the rate charged during on-peak, reflecting the fact that the total cost of electricity is lower during the off-peak. The following summarizes the charges under Rate RT.

--------------------------------------------------------------------------------
                              Rate RT
--------------------------------------------------------------------------------

                 Summer*               rate per kWh
                   On-peak                $0.184
                   Off-peak               $0.089

                 Winter
                   On-peak                $0.147
                   Off-peak               $0.073

..                *The summer period is June-Sept. inclusive
                 On-peak hours: 9am to 8pm, Monday - Friday
                 All other hours are off-peak.
--------------------------------------------------------------------------------

         The Company states that this rate was designed when UI was a vertically integrated utility and was intended to address the variable cost of generating electricity. UI states that its distribution costs do not vary significantly based on time-of-use, therefore, the rate could be eliminated. However, UI has retained the rate because it can provide societal benefits. UI states that the basic service charge under Rate RT is identical to that charged under Rate R,
allowing low use customers to benefit from Rate RT./6   UI does not aggressively
market this rate. However, when responding to customer inquiries regarding 'high bill' complaints, the Company's customer service personnel discuss Rate RT as a way to reduce a customer's electric bill. The Company goes on to state that its network metering system can be used to gather consumption data that can be used to assist a customer in deciding whether to opt for Rate RT. Tr. 4/12/02, pp. 678-694; Late Filed Exhibit No. 15.

         The Southwest portion of Connecticut (SWCT) faces the possibility of electric shortages and reliability problems during periods of peak demand. This is due to an imbalance of supply and demand in the region and constraints on the transmission system that limit the amount of power that can be produced or imported to meet growing

---------------------------
5 These average rates equal total annual revenue divided by total annual sales, by rate. Late Filed Exhibit No. 1, AR-45.
6 A time-of-use meter is more costly than a meter that only tracks consumption. Typically the increased meter cost would be recovered through the basis service charge, increasing that charge and providing a disincentive for low use customers with off-peak usage to benefit from a time-of-use rate.

Docket No. 01-10-10                                              Page 83

demands in this area of the state. See Decision dated May 29, 2002, in Docket No. 02-01-22, DPUC Review of The Connecticut Light and Power Company's and The
              ----------------------------------------------------------------
United Illuminating Company's Budgets and Modifications for Conservation and
----------------------------------------------------------------------------
Load Management for Year 2002, pp. 8-22.
-----------------------------

         The design of Rate RT affords customers the opportunity to reduce their overall cost of electricity by shifting load to off-peak periods. If customers respond to the price signals under Rate RT, and change their consumption habits, peak demands can be reduced on the generation, transmission and distribution systems. UI's service territory is located within SWCT. Therefore, promoting Rate RT can be beneficial in addressing the supply/demand situation in that region of Connecticut.

         The Department's Consumer Education Outreach staff is conducting a grass-roots program in SWCT to increase awareness among residential customers concerning issues of supply and demand that region of the state. Decision in Docket No. 02-01-22, p. 11. As part of its 2002 program the Outreach staff will provide information regarding Rate RT, encouraging residential customers to explore this rate option with UI. Because the issues in SWCT will not be resolved in the short-term, it is likely that similar outreach efforts and/or educational programs will be conducted over the next couple of years. Id.
                                                                      --

         Customers that contact UI will need information regarding this rate and whether to consider opting for it. Therefore, the Department will direct UI to establish a program to increase awareness about Rate RT and to expand the tariff for this rate to include guidelines for customers that switch from other residential rates. UI will be required to work with the Department to develop this program.

         Based on the increased focus regarding Rate RT, it is reasonable to conclude that residential customers will switch to the rate and in so doing will reduce their annual electric bill. This in turn will reduce revenues to UI. UI did not anticipate an increase in the number of customers served under Rate RT when it filed its rate application. Therefore, the Company did not have an opportunity to address the potential for the lost revenue that will occur as customers switch to this rate. The Department estimates that up to 1500 residential Rate R customers may switch to Rate RT in 2002. A typical customer served under Rate R uses 6900 kWh annually. 2001 FERC Form 1, p. 304. Based on a revenue reduction of approximately $.02/kWh the Department estimates that revenues will be reduced by approximately $207,000 as the result of the 1500 customers that switch to Rate RT (1500 x 6900 x $.02), or $138 per customer per year. Based on the foregoing the Department reduces forecasted revenues by $207,000.

         UI states that it may require that a customer remain on Rate RT for one year before being allowed to switch to another residential rate. This policy will discourage customers that wish to explore Rate RT and must be evaluated further. Therefore, the Company should develop standards for estimating the bill impacts that customers will likely experience if they switch to this rate. The Department will work with UI on this issue.

         The Department believes that UI should be provided an opportunity to recover the administrative costs that it will incur to develop and implement this load

Docket No. 01-10-10                                              Page 84

management program. Therefore, said costs will be reviewed in UI's C&LM proceedings. Lost revenues have already been built into the sales forecast. Therefore, additional recovery of those revenues associated with lost sales will not be considered.

         c.       Purchased Power Adjustment Clause

         UI states that its power supply contract with Dominion essentially guarantees a fixed price for energy through December 31, 2003, the end of the Standard Offer Period. Therefore, UI expects there to be no need to implement its current Purchased Power Adjustment Clause (PPAC) through that time. However, it is unclear whether UI will be able to procure energy under a fixed price contract in 2004 and beyond. Therefore, UI testified that it may be necessary to implement a PPAC in the future. If that happens, it is important that a process be developed to minimize the lag between the time UI incurs a change (increase or decrease) in its cost to purchase energy and when its customers are billed for the change. Vallillo PFT, p. 8.

         UI's current PPAC anticipates a review of the energy costs that are incurred by UI over a recent six-month period and a billing adjustment for that cost differential over a subsequent six-month period. UI did not propose any changes to its PPAC in this proceeding.

         The Department is aware that changes to the cost to procure energy could impact UI's financial condition. If it becomes necessary to implement the PPAC, and the current review/recovery period proves to be unacceptable to UI, the Department would entertain a limited reopening of this proceeding to address modifying the PPAC.

         d.       Non-Utility Generating Facility Standby Service - Rate NUS

         UI provides service under its Non-Utility Generating Facility Standby Rate NUS (Rate NUS). Service under this rate is for those situations where partial or total electric service requirements are obtained from a Self-Generation Facility on the customers' premises and interconnected with UI's electric power system. Under this rate UI stands ready to replace the electricity provided from customer-owned generation during periods of scheduled or unscheduled outages, or where the customer may require supplemental service.

         Distributed generation is one of the most rapidly expanding technologies in the utility industry because previously unavailable small, natural gas-fired generating units can now be installed on-site for utility customers. These units can displace some of the electricity supplied from the local Distribution Company, reducing or limiting the need for centralized electric generation, transmission and distribution systems. Due to recent advances in distributed generation technologies it is likely that UI will see an increase in the number of these units being installed throughout its service territory. However, UI's current Rate NUS was designed prior to these advances, and was, in general, crafted to address the requirements of larger non-utility generation. Therefore Rate NUS may need to be modified to address the applicability and costs required to provide backup service for smaller distributed generators.

Docket No. 01-10-10                                              Page 85

         The Department believes that distributed generation has the potential to reduce the need for capital investment in centralized generating plants and T&D facilities and can provide economic and environmental benefit to Connecticut. Based on the foregoing, the Department intends to open a generic proceeding to address the issue of distributed generation. Further, the Department will reopen this proceeding to modify Rate NUS if necessary.

         2. Transmission - General

          UI states that the annual revenue requirement approved by FERC includes Regional Network Service (RNS), Local Network Service (LNS), Schedule 1 (Account 561) and Hydro-Quebec. RNS is transmission service that interconnects the NEPOOL Control Area to other neighboring Control Areas and is provided by all of the Transmission Providers in NEPOOL. The rate is derived by the total revenue requirements of all transmission owners providing service over Pool Transmission Facilities (PTF). The PTF are the transmission facilities owned by participants rated 69kV or above required to allow energy from significant power sources to move freely on the New England transmission network. LNS is the transmission service that is local to the UI service territory instead of regional. Schedule 1, (Scheduling), System Control and Dispatch Service is the service required to schedule the movement of power through, out of, within, or into the NEPOOL Control Area. The Transmission Provider and the NEPOOL System Operator provide Schedule 1 Service. Hydro Quebec expenses are UI's pro rata share of the support costs for the Phase I and Phase II DC facilities. These costs cover UI's share (5.447% for Phase I and 5.45% for Phase II) of debt service, O&M, A&G, property taxes, etc, to maintain this line. Response to Interrogatory EL-205.

         UI unbundled its retail transmission revenue requirements as part of the proceeding in Docket No. 99-03-35, DPUC Determination of The United
                                       --------------------------------
Illuminating Company's Standard Offer. UI states that at the outset of that
-------------------------------------
proceeding it calculated a combined transmission and distribution rate (T&D) to become effective on January 1, 2000. However, UI was required to unbundle that combined rate, separating the transmission and distribution components. UI states that it made an error when it established the retail transmission revenue requirement portion of the rate which resulted in the current average retail transmission rate ($.0075/kwh) being slightly higher than it should have been ($.00722/kWh). Because the distribution rate was established as the `residual' of the unbundled T&D rate, the distribution rate is slightly lower than it
should be./7   As noted by UI, "the combined T&D rate would have been the same, it just would have been allocated differently." UI goes on to state that at the present time its retail transmission rate is subsidizing its distribution rates. Tr. 4/15/02, p. 832-838.

         UI's states that its retail transmission revenue requirement is a component of its overall transmission revenue requirement, which is approved annually, in July, at

-------------------
7 Although UI stated that the distribution rate was too low, testimony was unclear as to the average distribution rate and the differential between the current and the correct rate. Tr. 5/15/02, p. 835.

Docket No. 01-10-10                                              Page 86

FERC./8   The Company proposes to charge its retail customers the actual
FERC-approved revenue requirement for retail transmission service and to adjust the retail transmission rate on customer bills annually to reflect any changes to the approved revenue requirement. UI states that it should only recover its FERC approved revenue requirement for transmission service, "no more, no less." Tr. 4/15/02, p. 838. UI also states that its 2002 retail transmission rate should be lower than the current retail rate of $.0075/kWh because the current rate is higher than needed to recover UI's 2002 retail transmission revenue requirement. Id.
                                  --

         As part of an annual transmission rate adjustment, UI proposes to adjust the CTA if its retail transmission rate needs to change. UI states that increasing the CTA would allow the Department to accelerate the amortization of UI's stranded cost balance, while reducing the CTA would allow the Department to maintain rates at their current level. Tr. 4/8/02, pp. 14-16.

         The Department agrees that UI's retail transmission rate should provide for the recovery of the FERC-approved revenue requirement. The Department will require UI to adjust its retail transmission rate in this proceeding to properly reflect the Company's current retail transmission revenue requirement.

         UI indicates that its 2002 retail transmission rate is $.005460/kWh. Late Filed Exhibit No. 89. Based on UI's projected 2002 sales of 5,658,510,281 kWhs, the Department concludes that UI's retail transmission revenue requirement is $30,895,466, ($.005460 x 5,658,510,281). However, the Department has
increased UI's 2002 sales to 5,753,093,000 kWhs. Therefore, based on these adjusted sales, the retail transmission rate needed to recover the total retail revenue requirement is $.005370.

         The Department has adjusted UI's retail transmission rate to properly reflect the retail revenue requirement and in doing so has provided UI an opportunity to achieve its FERC-authorized ROE. The Department will not authorize an annual adjustment to UI's transmission rate at this time. However, the Department would consider a limited reopening of this proceeding for purposes of reviewing the need to adjust the retail transmission rate should UI deem such a request necessary.

         In addition to the revenue UI receives from its retail transmission rate the Company states that it receives revenue for the provision of regional transmission service. Tr. 4/12/02, pp. 707-711. Therefore, UI's total transmission revenue requirement comprises its retail and regional (other) transmission revenues. The Company provided a breakdown of its regional transmission revenues. Late Filed Exhibit No. 1, ADR-47 and 51; Response to Interrogatory OCC-42b; Late Filed Exhibit No. 17.

         UI states that "all transmission related revenues will be used to lower the retail transmission rate in the following year. Therefore, any variations in budgeted amounts versus actual amounts are trued-up the following year as directed by FERC." Late Filed Exhibit No. 17. UI goes on to state that the term "true-up" does not mean that its retail

---------------------------
8 The retail transmission revenue requirement is a component of the total transmission revenue requirement and is determined by UI. Tr. 5/21/02, p. 1850.

Docket No. 01-10-10                                              Page 87

customers, or the ISO, receives a refund/credit for overrecoveries, or a subsequent billing for underrecoveries. Nor is there a mechanism in place to provide such refunds or billings. UI means that the transmission revenues it receives in the current year are used to set UI's total transmission revenue requirement in the following year. Tr. 5/21/02, p. 1851.

         Based on the manner in which FERC establishes UI's transmission revenue requirement, i.e., a true-up based on the previous years' experience, the Department finds that the total of the `other' transmission revenues proposed by UI to be reasonable.

         3. Conservation and Load Management

         Pursuant to Conn. Gen. Stat. Paragraph 16-245m UI recovers a conservation and load management (C&LM) assessment of $.003/kWh from each of its customers. UI's service territory is located with the southwest Connecticut load pocket, a region that is facing electric capacity constraints. See Decision dated July 3, 2002, in Docket No. 02-04-12, DPUC Investigation Into Possible
                                            --------------------------------
Shortages of Electricity in Southwest Connecticut During Summer Peak Periods.
----------------------------------------------------------------------------
The benefits provided through UI's C&LM programs can mitigate these capacity constraints, providing benefit to all of UI's customers. Id. The Department is
                                                         --
aware that there are C&LM programs that have slowed or have been halted as the result of budget constraints, resulting in lost opportunities to implement conservation. Therefore, the Department will allocate $2 million annually to UI's annual C&LM budget.

         4. Renewables Charge

         Pursuant to Conn. Gen. Stat. Paragraph 16-245n UI currently includes a Renewables Energy Charge of $.0005/kWh on customer bills. That statute requires UI to increase the Renewable Energy assessment to $.00075/kWh on July 1, 2002 and to $.001/kWh on July 1, 2004. UI proposed to increase the Renewable Energy Charge rate on customer bills by $.00025/kWh and to reduce all CTA charges by a similar amount. Late Filed Exhibit No. 25.

         Pursuant to Motion No. 34, dated June 12, 2002, in Docket No. 99-03-35, DPUC Determination of The United Illuminating Company's Standard Offer, UI
----------------------------------------------------------------------
requested that it be allowed to delay the implementation of the increase to the Renewable Energy Charge on customer bills until the completion of the instant rate-setting proceeding. The Company sought the delay to avoid multiple, and potentially confusing changes to customer bills that would occur if UI were to modify its rates on July 1, 2002, only to change rates again shortly thereafter, at the conclusion of this proceeding. UI stated that under its proposal to delay implementation of the rate increase that the revenues associated with changing the Renewable Energy assessment would be tracked through an accounting adjustment as an offset to CTA revenues.

         Pursuant to a letter dated June 14, 2002, in Docket No. 99-03-35, the Department granted UI's request. Therefore, UI did not increase the Renewable Energy Charge on customer bills on July 1, 2002, but is tracking the change in the assessment.

Docket No. 01-10-10                                              Page 88

         Upon completion of this proceeding UI's tariffs must reflect a Renewable Energy Charge of $.00075/kWh. The increase to the Renewable Charge will be an offset to the CTA. This charge will appear on customer bills upon approval of UI's final tariffs. The Department will true-up these revenues at the time of the CTA/SBC proceeding so that the renewables fund is allocated the full amount of revenues allowed by the July 1st change. Further, the tariff must also reflect the increase to the Renewable Energy Charge that must be implemented on July 1, 2004.

         5. Generation Service Charge Rates

         The following table shows the current GSC rates for comparable service for UI and The Connecticut Light and Power Company (CL&P). The table is limited to the rates that serve the vast majority of each company's customers.

--------------------------------------------------------------------------------
                       Current GSC Rates for Comparable Service
                                  (cents per kWh)

                                    CL&P                     UI
     Residential (Non-Heating)    Rate 1     5.643        Rate R     5.000
     Residential Heating          Rate 5     4.943        Rate A     4.300
     Small C&I                    Rate 30    4.843        Rate GS    4.500
     Intermediate C&I             Rate 35    4.644        Rate GST   4.200
     Large C&I                    Rate 57    4.541        Rate LPT   4.000
     Streetlighting               Rate 116   4.000        Rate M     3.200
--------------------------------------------------------------------------------

         The Department set UI's current GSC rates in late 1999. See Decision dated October 1, 1999, in Docket No. 99-03-35, DPUC Determination of The United
                                               --------------------------------
Illuminating Company's Standard Offer. At that time the retail market for
-------------------------------------
electricity was in its infancy, having begun in May of 1999. As a result, the Department set UI's GSC rates based on the then available (and very limited) amount of information regarding the retail electric market in Connecticut. Based on the experience gained from the market to date, and the retail price of electricity experienced since that time, the Department finds that UI's GSC rates must be increased to stimulate retail competition./9

         Further, in 1999 the Department established separate GSC rates for UI and CL&P for similar service, among all rate classes. UI's GSC rates were set lower than CL&P's. At that time, based on limited data regarding the retail electric market, the Department believed that lower GSC rates were appropriate for UI's service territory. However, experience has shown that the retail market for electricity in Connecticut is seamless. UI's GSC rates are low and as a result the retail market in UI's territory has not developed. Therefore, it is appropriate to levelize the GSC rates for CL&P and UI. UI is directed to adjust its CTA charges to accommodate the increased GSC rates.

-------------------
9 Increasing UI's GSC rates is consistent with the Decision dated June 20, 2001, in Docket No. 00-12-01 & 99-03 36RE03, Petitions of The Office of
                                                 --------------------------
    Attorney General and Office of Consumer Counsel For An Investigation of
    -----------------------------------------------------------------------
    Over-Earnings by The Connecticut Light and Power Company; DPUC Determination
    ----------------------------------------------------------------------------
    of The Connecticut Light and Power Company's Standard Offer - 16-19(G), and
    ----------------------------------------------------------------------
    the Decision dated September 28, 2001, in Docket No. 99-03-36RE02, DPUC
                                                                       ----
    Determination of The Connecticut Light and Power Company's Standard Offer -
    ---------------------------------------------------------------------------
    2000 Reconciliation.
    -------------------

Docket No. 01-10-10                                              Page 89

         The Department is aware that the CTA for some rates may be insufficient to support the increase necessary to levelize the GSC charge within that rate. UI is directed to maximize the increase to the GSC while maintaining an appropriate CTA charge for those rates.

         6. Special Contracts

         UI provides service to some customers under what is referred to as "special contract" rates. See the Decision dated December 9, 1999, in Docket No. 99-03-35, DPUC Determination of The United Illuminating Company's Standard
          ----------------------------------------------------------------
Offer, p. 14. The rate discount that is provided to these customers is based on
-----
tariffs that were in place prior to January 1, 2000, and that were not unbundled under restructuring. Id. UI retained these tariffs for the purpose of providing the discount. UI also provides service under certain economic development riders and flexible rate tariffs.

         The Department will require UI to apply the rate reduction to flexible rate customers, and special contract customers that would also be subject to general rate increases. In some cases, special contract or flexible rates are computed using components of tariffs (i.e., the customer charge, or distribution charge) or as a percentage reduction from otherwise applicable tariff rates. The Department will allow the transmission/distribution rate reduction for flexible rate customers, and those special contract customers whose rates relate to current tariffs. The Company, however, shall not apply the reduction if the special contract specifically restricts rate adjustments in the event of a general rate increase. In all cases, the Company must comply with the terms of the contract as agreed to by the Parties.

         7. Final Rates

         The Conservation and Renewable Energy Charges will be $.0030 and $.00075/kWh, respectively; the SBC rate is $.00165/kWh; and the GSC rates are as indicated above. Transmission and distribution rates will be reduced by $20.3 million resulting in an overall rate reduction for customers of 3%. The average Retail Transmission rate is $.005370/kWh. The CTA shall be filed in the compliance filing to offset the increase in the GSC where possible. UI will be required to design final distribution rates based on these charges, allowed revenue requirements and the modification to rate design discussed herein.

I.       SERVICE QUALITY

         1. Customer Service Issues

         a.       Standard Bill Form

         UI's standard bill form, termination notice, and customer rights notice have been reviewed and found to be in compliance with Conn. Agencies Regs. Paragraph 16-3-100. Application Schedule H 2.0a and H 2.0b. UI's customer rights notice is also provided in Spanish. Response to Interrogatory CA-9. Within UI's customer rights notice is mention of a customer's right to a review officer. According to UI, a review officer can be requested for issues regarding billing, collections, and payment arrangements. Tr.

Docket No. 01-10-10                                              Page 90

4/10/02, p. 621. Presently, UI will attempt to contact a customer via telephone 5 days prior to termination. At that time, the Company representative will inform the customer of local payment centers in which to make a payment, attempt to negotiate a payment arrangement to avoid future collection actions, or explain options such as Energy Assistance or the Company's Matching Payment Program. Response to Interrogatory CA-10.

         During the course of the proceeding, it was discovered that on occasion in the past, UI's termination notice has included unregulated charges, such as its ApplianceGard program. Response to Interrogatory CA-11. This would appear not to be in compliance with Conn. Agencies Regs. Paragraph 16-3-100 (b) (3)
(G), which states in part:

            (b) Grounds for termination; termination with and without notice: utility service may be terminated only for the reasons listed below.
            (3) Exceptions. Notwithstanding subdivisions (1) and (2) of this subsection, no utility company shall:
            (G) terminate or deny utility service for failure to pay for merchandise purchased from the utility;

         According to UI, it had not become aware of this situation until it was responding to the Department's interrogatories in this proceeding.
Tr. 4/10/02, pp. 622 and 623. UI has since identified this practice and is working on a procedure that would remove unregulated charges from the
termination notice. Tr. 4/10/02, p. 622.   Although UI is confident that its new
Computer Information System (CIS) will alleviate the problem, the Department is concerned that UI allowed unregulated charges to appear on termination notices and that the Company was not aware of it until queried by the Department. Accordingly, the Department will order UI to remedy the situation as well as to report on its efforts to remove the ApplianceGard and any other unregulated charge appearing on the termination notice.

         b.       Customer Deposit Requirements

         The policies and procedures utilized by UI in administering customer security deposits were reviewed and found to be in compliance with applicable regulations with one small exception. Application Schedule H 2.0d, Response to Interrogatories CA-13, CA-15, CA-16, CA-17 and CA-18. According to UI, a receipt for a security deposit is issued only if the customer pays with cash or specifically requests a receipt. Response to Interrogatory CA-14. Conn. Agencies Regs. Paragraph 16-11-105(c) states that:

         (c) Each utility shall issue a receipt to every customer from whom a deposit is received and shall provide means whereby the depositor may receive his deposit or balance if such receipt is lost.

         Presently, UI does not provide a separate receipt for those customers paying their security deposit with a check. Tr. 4/10/02, p. 625. The Company believes that the cancelled check in this case would have the same effect as a receipt. Tr. 4/10/02, p. 626. While a cancelled check may act as proof that a security deposit was provided by

Docket No. 01-10-10                                              Page 91

a customer, a receipt signed by UI is better. UI's practice of not issuing a receipt does not comply with the stated regulation. Accordingly, the Department will order UI to amend its security deposit procedures and ensure that every customer providing a security deposit is given a receipt, regardless of payment type or if the customer specifically requests the receipt.

         c.       Telephone Answering Responsiveness

         UI establishes an internal objective for the average speed of answer at its customer service center at 35 seconds. Tr. 4/10/02, pp. 626 and 627. Telephone answering statistics submitted by UI indicate that the Company was meeting, and on many occasions, exceeding that standard. Response to Interrogatory CA-22. However, these statistics also indicated that UI's telephone answering responsiveness declined significantly during the end of 2001. During that time period, the average speed of answer increased well above the 35-second mark, reaching a high of 149 seconds in December of 2001. Id.
                                                                        --
According to UI, the reason for the deterioration in the average speed of answer was due to a new collection process that contributed to longer, detailed discussions with customers calling the Company. Tr. 4/10/02, p. 629. UI did state that the average speed of answer improved in the beginning of 2002. For January 2002 the average speed of answer decreased to 40 seconds and for February of 2002 it declined again, to 30 seconds. Id. The Department notes this
                                                   --
improvement, and recommends that UI maintain its efforts to insure that the Company's telephone answering responsiveness remains within its established goals.

         d.       Department Complaints

         Customer complaints against UI increased from 311 in 1998 to 362 in 2001. UI was asked to explain the increase in consumer complaints filed with the Department's Consumer Assistance and Information Unit (CA&I). UI stated that the increase in the complaint total are due to a number of factors such as the increase in estimated bill complaints due to the Network Meter Reading system or that calls made to the Department were merely inquiries, not complaints. Response to Interrogatory CA-27. The Department's position that complaint totals are a measurement of the customer's satisfaction level after working with the utility company. The information does not reflect the validity of the complaint, just that the customer was not satisfied with the company's response. According to Department records, the number of complaints received since 1999 are as follows:

--------------------------------------------------------------------------------
                          Year      Total Complaints
--------------------------------------------------------------------------------
                          1999              311
                          2000              354
                          2001              362
--------------------------------------------------------------------------------

         As of mid-June, 2002, the number of complaints received by the Department against UI had reached 181. The trend would appear to indicate that the number of customers expressing dissatisfaction with UI is not decreasing. The Department is concerned with this trend and believes fundamental actions can be taken to help alleviate this situation. For that reason, the Department will order UI to meet and confer

Docket No. 01-10-10                                              Page 92

at least once per quarter with the Unit Supervisor of the CA&I Unit and/or his designee about any ongoing performance issues for the next 12 months following the issuance of this Decision. Furthermore, the meetings should be in person at the Department, unless the CA&I Unit Supervisor directs otherwise.

IV.      FINDINGS OF FACT

1.   UI projects a decrease in sales and revenues for the rate year.

2. UI applied several adjustments to Test Year sales including a weather-normalization correction factor and an adjustment for C&LM-related activity.

3.   Economic growth rates prior to 2000 were approximately 1.3%.

4.   UI's forecast includes economic growth rates of .65% to .75%.

5. UI reduced Rate Year sales by 53,000 MWhs and $5,323,380 to reflect lost sales from C&LM programs.

6.   Sales do not occur as the result of C&LM programs.

7. UI's actual annual sales have increased, on average, by approximately 1.8% from 1996 levels.

8. UI will receive annual revenues of up to $100,000 to lease a piece of property to Cross Sound LLC.

9.   Cross Sound LLC lease revenues were not included in UI's filing.

10. UI charges $5 per month to rent an 80-gallon heater and $6 per month to rent the 120-gallon model.

11.  UI's current water heater rental rates were approved in Docket
     No. 81-04-13, do not recover the cost of this program and are being subsidized by other customers.

12.  UI forecasts $1,795,000 in late payment revenues in 2002.

13. The annual revenue from late payment charges has increased annually since 1999.

14.  UI unbundled its retail transmission revenue requirements in 2000.

15. UI made an error when it established the retail transmission revenue requirement in 2000.

16. UI's current retail transmission rate is higher than is necessary to recover its current transmission revenue requirement.

Docket No. 01-10-10                                              Page 93

17. UI's retail transmission revenue requirement is approved annually, in July, at FERC.

18.  UI's Rate RHP will end on December 31, 2003.

19.  The Company does not intend to notify customers that the rate will end.

20.  UI's tariffs include a residential Time-of-Use-Rate, Rate RT.

21.  Approximately 1,650 residential customers are served under Rate RT.

22. All of UI's residential customers are eligible to take service under Rate RT.

23.  UI will lose revenues if customers switch to Rate RT.

24. UI has used the operating results for the 12 months ended December 31, 2000, as its test year.

25.  UI used a fully forecasted rate year, 2002.

26. The 2002 budget was built from the bottom up based on projects that are expected to take place.

27. The test year and the rate year exclude the effects of the Company's nuclear division.

28.  The final proposed 2002 average rate base balance is $409,099,000.

29. UI will capitalize the $4,000,000 installed cost of the meter-base adapters, $2,000,000 in 2002 and $2,000,000 in 2003.

30. Reserves are a reduction to rate base as they include funds already paid by ratepayers.

31. UI included $89,000 as an increase to rate base for the rate year, which was the August 2001 balance, for prepaid workers' compensation. By year-end 2001 the balance had dropped to $61,000.

32. UI originally filed a projected CTA average rate year balance of $365,550,000.

33. UI revised the CTA average rate year balance to reflect actual 2001 activity and the reversal of $4,837,000 offset to CTA rate base that ended on December 31, 2001.

34. As a result of the change to the beginning CTA balance, the 2002 average balance decreased to $351,688,000.

Docket No. 01-10-10                                              Page 94

35. UI anticipates that Seabrook Station will be sold on December 31, 2002; therefore, there is no impact on 2002 CTA average rate base.

36. UI included $831,000 in land sale proceeds as an offset to stranded nuclear plant.

37. UI included in the land sale proceeds calculation net losses totaling $103,000 from land sales in Trumbull and Hamden.

38.  Stranded costs have been previously defined as generation costs.

39. Deferred income taxes were double counted in the original working capital allowance calculation.

40. UI included prepayments as a component of rate base and as a component of cash working capital.

41. UI budgets by expense class and projects. It does not have all budget data on an account basis.

42.  The Company proposed to recover rate case expenses in the rate year.

43.  Hardship write-offs are recovered through the Systems Benefits Charge.

44. UI intends to replace 24,400 specialty electric revenue meters on customers' dual-element electric water heaters, which are now obsolete.

45. UI budgeted $700,000 in 2002 for vault inspections, inspections of the vaults that house electrical equipment. This is an expense just for 2002.

46. UI collected $1,075,000 annually, $9,675,000 in total through 2001 for Steel Point remediation costs.

47. UI anticipates spending a total estimated cost of $12,626,000 for Steel Point remediation.

48. UI contracts out all its legal services: regulatory affairs, corporate, labor, major and minor litigation, FERC, environmental issues and workers compensation.

49. UI expects to incur $650,000 for a Department of Transportation right-of-way lease for a 115kV transmission line.

50. UI included in 2002 costs for standard offer administration and supplier management costs which were not allocated to the generation services charge.

51. Connecticut property taxes are calculated using the latest mill rates and assessments for property in service prior to 2002 and a composite mill rate applied to one-half of the rate year plant additions at 70% assessment.

Docket No. 01-10-10                                              Page 95

52. UI included subsidiary income taxes as part of the 2002 revenue requirements.

53. The rate year depreciation should change as a result of the change to the December 31, 2001 plant balances.

54. In 2000, UI's actual expenditures for education and training were $679,997 less than projected.

55. In 2001, the Company's workforce development expense was $10,583 less than 2000.

56. From 2000 to 2001, UI's tuition expense increased by $1,783. In 2001, the Company had 8 more participants than the year 2000.

57. UI's test year expense in 2000 for advertising was $279,385. UI's actual expenditures were $247,415 or 89% less than the projected amount of $526,800.

58. In 2000, UI's actual purchased pc software expenditures were $864,730 or 370% less than projected. In 2001, the Company's expenditures were $764,622 or 289% less than projected.

59. UI's projected payroll amount includes payroll for 818 Full Time Equivalents (FTE).

60. UI's FTE employee levels as of 12/31/99, 12/31/00 and 12/31/01 were reported at 818, 815 and 796, respectively. As of 4/19/02, the FTE level decreased to 786. The Company is projecting 22 FTEs greater than 12/31/01 and 32 greater than 4/19/02 (818 - 786).

61. NMR was fully deployed in May 2002, and UI's meter service department will reduce its staff from 40 to approximately 25 and the meter reading department will reduce its employees and contractors from approximately 50 to 7.

62.  UI's two incentive compensation plans compensate employees at market rate.

63. In 1999, UI's total compensation (base plus target incentives) was 2.3% below market.

64. In 2000 and 2001, UI's officers received a 4.2% and 6.5% increase that included a competitive market adjustment.

65. In 2000 and 2001, non-union employees received a 4.3% and 4.1% increase, respectively.

66.  In 2000 and 2001, union employees received a 4.5% increase both years.

67.  The 2000 and 2001 consumer price index was 3.5% and 2.7%, respectively.

Docket No. 01-10-10                                              Page 96

68. The Company proposed the continuation of its existing 11.5% allowed return on equity (ROE).

69. The Company's testimony was based on a discounted cash flow (DCF) analysis of ten comparable (proxy group) electric and combination electric and gas utilities, of which UI was a member.

70. The Company employed the use of the periodic or annual model in its DCF, however did not use the Capital Asset Pricing Model (CAPM).

71. The "Zacks" version of the Company's DCF used the most recent five-year Zacks earnings per share estimates available as a basis for growth rate.

72. The "Sustainable Growth" version of the Company's DCF used the average of sustainable growth and the latest available five-year Value Line EPS projections, as a basis for growth rate.

73. UI's original DCF analysis was based on closing stock prices on October 10, 2001, and resulted in a cost of equity recommendation of 11.63%, including 29 basis points for flotation costs.

74. The Company performed an updated DCF analysis based on closing stock prices on March 25, 2002, and resulted in a cost of equity of 11.22%, including 22 basis points for flotation costs.

75. In the March 25, 2002 DCF analysis, DPL Inc., Empire District, and UniSource Energy were added to the proxy list, while CH Energy was dropped because merger activity recently came to light.

76. The Company used a selling and issuance cost percentage of 4.52% in developing its adjustment for flotation costs determined through the use of historical data from 1982-1983.

77.  OCC's cost of equity recommendation in this proceeding was 9.75%.

78. OCC employed the use of a simplified (constant or single stage) DCF, a complex (multi-stage) DCF, and a risk premium capital asset pricing model (CAPM) in developing its recommendation.

79.  The OCC used the Company's sample group in its DCF material.

80. OCC's single stage DCF yielded a cost of equity ranging from 9.92% to 9.93%.

81. OCC's single stage model yielded a cost of equity from 9.11% to 9.40% for UIL, individually.

82. Using a 13% expected return on equity, OCC's multi-stage DCF analysis developed a cost of equity ranging from 10.13% to 10.15%.

Docket No. 01-10-10                                              Page 97

83. Using an 11.5% expected return, OCC's multi-stage DFC developed a cost of equity ranging from 9.15% to 9.16%.

84. OCC's 13.0% expected return on equity for the second stage of its multi-stage DCF represented the median value, versus the 12.45% average value, of the Value Line projected return on equity for the proxy group members.

85. OCC performed a risk premium/CAPM analysis which yielded a cost of equity of 8.97%.

86. OCC calculated a retention ratio for Alliant Energy, a proxy group member, of 24.24%, versus the Company's methodology which resulted in a calculation of 31.03%, using the same data.

87. The OCC and Company methods for calculating retention resulted in a 31 basis point difference in the cost of equity for Alliant
     ((12.20% - 11.89%).

88. The OCC's recommendation for flotation costs in this proceeding was 2 basis points supported by material provided in a FERC ruling on this subject.

89. FERC found 2.87% to be an industry average cost related to the total offering price of the stock, and .85% to be a reasonable rate of new issuance of stock.

90. In the Company's October 10, 2001 DCF status, Green Mountain Power and Northeast Utilities were excluded because they reported losses in earnings.

91. Green Mountain Power and Northeast Utilities were excluded from UI's March 25, 2002 DCF analysis.

92. Value Line's March 8, 2002 issues showed positive earnings in 2001 for Northeast Utilities and Green Mountain Power, resulting in calculable five-year EPS growth rates of 9.94% and 6.28%, respectively.

93. Green Mountain Power and Northeast Utilities satisfied all other criteria established in UI's study for proxy group membership in the Company's March 25, 2002 DCF analysis.

94. In the March 25, 2002 DCF analysis, the Company failed to use the most recent EPS data available for Pinnacle West and UniSource Energy.

95. The Company included DPL as a proxy group member in its March 25, 2002 DCF analysis.

96. UI's DCF criteria required that any companies that are the publicly known targets of possible takeovers or are involved in mergers to be excluded from the analysis.

97. The January 4, 2002 Value Line for DPL indicated that "investors should be aware that the company considers itself an acquisition candidate".

Docket No. 01-10-10                                              Page 98

98. DPL showed a long-term debt to capital ratio of 71.6%, noticeably in excess of the 56.9% average for the proxy group.

99. The April 5, 2002 Value Line for DPL showed an expected return on equity of 26% for DPL for the 2005-2007 period.

100. A higher calculation of expected retention ratio, "B", in the Company's DCF results in a higher cost of equity.

101. Decision in Docket 93-02-04, Application of Connecticut Natural Gas to Amend its Rate Schedules, noted that underwriting spreads achieved by gas utilities over the years 1989-1992 averaged from 80 to 90 cents per issued share (share price of CNG was noted to be in the range of $28 to $29 dollars resulting in cost percentages from 2.86% to 3.10%).

102. UI's own DCF analysis of UI, individually, indicated that a DCF cost of equity of approximately 7.65% is appropriate.

103. Various of the proxy group companies contained both regulated and unregulated operations, therefore a risk profile that was greater, and requiring a higher return, than UI's regulated lines.

104. The charge of this proceeding was to determine the return for UI's regulated operations.

105. In 1996, when UI's ROE of 11.5% was set, the Company exhibited a Moody's bond rating of Baa3 and an S&P rating of BBB-.

106. In 2001, UI's Moody's rating improved to A3 and Fitch rated UI's debt A-.

107. In 1996, UI's Value Line financial strength rating was C++, it improved to B++ in 2001.

108. In 1996, UI's capital structure contained 32.4% common equity, it improved to 46.4% at year-end 2001.

109. In 1996, yields on 30-year treasury bonds were in the high 6% to low 7% range.

110. In 2001, yields on 30-year treasury bonds have been in the mid to upper 5% range.

111. Subsequent to deregulation, UI became a transmission and distribution company only, and at year-end 2002 is about to shed itself of its remaining 17.5% interest in Seabrook Nuclear.

112. Generation is more risky than distribution business.

Docket No. 01-10-10                                              Page 99

113. A 1999 Utility Credit Report by Standard and Poors (S&P) noted, among other reasons, as the rationale for the bond rating it issued for UI, "The sale of generating assets enhanced the Company's business profile, with management focusing on the lower-risk transmission and distribution system."

114. Risk is also reduced since a higher proportion of distribution costs are collected though fixed customer service and demand charges than in the past.

115. The collection of costs through fixed charges rather than energy charges reduces the variability of earnings associated with sales.

116. Approximately one half of UI's ratebase has been classified to be stranded costs.

117. Conn. Gen. Stat. Paragraph 16-245 guarantees 100% recovery of stranded costs.

118. A separate charge appears on customers' bills for stranded cost recovery and costs are trued-up annually.

119. UI's sizeable stranded cost balance and resultant CTA recovery schedule has enabled the Company guaranteed returns on this portion of its assets as was not the case in 1996.

120. The Company has proposed that a capital structure consisting of 50% equity and 50% debt be utilized for each year of the rate plan.

121. At the time of the filing of the Company's rate case application in the fall of 2001, UI's actual capital structure was approximately 46% equity and 54% debt.

122. The Company's proposed weighted average cost of capital is 8.97%.

123. OCC witness noted that a capital structure containing 40% to 45% common equity is typically optimal.

124. The OCC recommended weighted average cost of capital is 8.16%.

125. UI's Order No. 1 compliance filing for the year ended December 31, 2001, in Docket No. 76-03-07, shows both average and end of period common stock ratios of 46.23% and 45.5%, respectively, for the Company.

126. The Company's December 31, 2001 Order No. 1 indicated that its embedded cost of debt was 6.66%, while UI has testified that it is projected to be 6.56% as of December 31, 2002.

127. UI has not been advised by ratings agencies that it needs to increase its equity position to 50%.

128. The Company is not experiencing problems with cash flow or accessing capital markets for funds at its current equity ratio of 46-47%.

Docket No. 01-10-10                                              Page 100

129. The proxy group used in UI's March 25, 2002 DCF analysis had a group average long-term debt ratio of 56.5%.

130. UI evaluated its revenue lead as the time period from when service is provided until the Company receives its payment from customers.

131. UI evaluated its expense lag as the time period beginning with the mid-point of the service period analyzed to the date bills were paid by the Company supporting such services.

132. If the revenue lead exceeded the expense lag (customer payments were received later than the date UI paid its bills) in any category, the Company sought recovery through a working capital allowance which is added to rate base.

133. In its working capital analysis for 2002, the Company used a revenue lead of 50.8 days.

134. UI proposes that 2002 net income of $53.2 million be paid up to the parent as a dividend to balance its equity using a 45-day expense lag.

135. UIL's dividend to price yield was 6.22%, comprising about 67% of the 9.3% cost of equity calculated for UI in the Company's October 2001 DCF analysis.

136. Company's updated DCF analysis showed UIL's dividend to price yield of 5.19%, or approximately68.4% of its DCF cost of equity of 7.59%.

137. In its final working capital status, UI reflected a shorter expense lag (22.5 days) which was based on its contractual obligation to now pay its fuel and energy supplier, Dominion Energy, on a bi-monthly basis.

138. Costs of administering the nuclear division are not part of the rate case.

139. Nuclear operations are not included in revenues, expenses, or rate base proposed in the rate plan material submitted by the Company.

140. Interest payments are paid up semi-annually.

141. The average ratebase for customer deposits based on the most recent five-years of such data supplied by UI is $1,980,000.

142. UI has a qualified pension plan for most of its employees, a non-qualified supplemental plan for certain executives, and a non-qualified retiree only plan for certain early retirement benefits.

143. Net periodic benefit cost is a reduction to income on the Company's income statement for which the Company is seeking recovery through rates.

144. The actuarial assumptions used by UI to develop net periodic benefit cost throughout the rate plan period consisted of: 1) a discount rate equal to 7.25%, 2)

Docket No. 01-10-10                                              Page 101

     an expected return on plan assets of 9.5% (5.0% in 2002), and 3) an average wage increase of 4.5%.

145. The 7.25% discount rate remained unchanged from the rate used to determine the 2001 pension cost.

146. The 4.5% average wage increase assumption has been in place since 1996.

147. The Company's 9.5% assumed return assumption placed UI in the top quartile (about three-quarters of the companies assume something less) among companies that disclose their pension assumption relative to their earnings.

148. UI's investment mix in its pension plan assets is currently about 65% in equities and 35% in debt which is, according to the Company, on the high side compared to benchmarks, and has been on the high side for some years.

149. UI has a 401(k) Employee Stock Ownership Plan (KSOP) for its employees which has been in existence since 1986.

150. The KSOP provides a vehicle for employee investment in the Company because the Company contribution is in the form of Company stock.

151. The KSOP enables employees to defer receipt of up to 15% of their compensation which is matched by the Company in an amount equal to one-half of one percent (.5%) for each one percent of the employee's gross wages, up to six and three quarters percent (6.75%).

152. Contributions are made to the KSOP equal to 25% of the dividends paid on the shares of stock in the KSOP.

153. The Company is seeking recovery of its share of matching contributions made under the Company's KSOP Plan.

154. UI's standard bill form, termination notice, and customer rights notice are in compliance with Conn. Agencies Regs. Paragraph 16-3-100.

155. On certain occasions, UI has included unregulated charges on its termination notice.

156. UI does not provide a receipt for every customer that provides a security deposit to the Company.

157. Customer complaints filed with the Department against UI have increased from 311 in 1998 to 362 in 2001.

158. The Department approved the sale of English Station by Decision dated June 29, 2000 in Docket No. 00-04-05.

159. The Company has removed English Station expenses from the rate year.

Docket No. 01-10-10                                              Page 102

160. The Company trims trees and removes trees and brush in an attempt to prevent tree related outages.

161. Until 1998, UI trimmed trees near its distribution on a five-year basis. Beginning in 1998, the Company instituted a performance-based tree trimming program.

162. The Company has deployed a new wireless metering network.

163. NMR eliminates the need for manual meter reading, with the exception of meters used for Rate A service.

164. Upon deployment of NMR, the meter services department will reduce the total number of positions from 40 to approximately 25, and the meter reading department from approximately 50 personnel (employees and contractors) to seven.

165. There are methods of service theft that do not directly affect the meter and are detectable only by direct observation.

166. The Company is implementing a program to eliminate high maintenance substations from its distribution system. Elimination of each substation saves the Company approximately $10,000 to $12,000 per year in avoided maintenance expenses.

167. Rate A meters are obsolete.

168. Rate A meters can not accept the transmitter used in new network meters.

169. Transmission rates are approved by FERC.

V.       CONCLUSION AND ORDERS

A.       Conclusion

         The Department concludes that, with the revenue decrease authorized herein, the Company's revenues will be sufficient to enable the Company to operate successfully, maintain its financial integrity, attract capital, compensate its investors for the use of their money and the risks assumed, and maintain high quality service. The Department has reduced the Company's revenue requirements by $30.9 million and allows UI an ROE of 10.45%. The Company's cost of capital will be based on an allowed capital structure containing a 47% common equity and 53% debt capitalization. Therefore, the allowed cost of capital for UI is 8.41%. The Company will be allowed such return on its rate base assets. Rate base allowed is $757.7 million, a reduction of $27.2 million from UI's $784.9 million rate base initially filed. Accordingly, the Company is allowed operating income of $63.9 million ($757.7 million x 8.41% + $129,579 for 10.75% ROE adjustment on transmission).

Docket No. 01-10-10                                              Page 103

         Based on the analysis herein, the Department finds that the Company will generate excess revenues at current rates of $30.9 million. Accordingly, the Department requires: 1) a $20.3 million reduction to transmission and distribution rates, 2) $8.3 million to be applied annually to reduce the customer's balance of stranded costs, and 3) $2.0 million annually to go towards funding conservation programs. The remaining $0.3 million is a combination of uncollectibles, taxes, and impacts of changes to rate base associated with the increased amortizations ordered in the Decision. The rate adjustment results in an average rate decrease of 3% to be applied in an across-the-board manner with no change in rate design. In addition, all GSC rates will be increased. The increased GSC rates will be offset by a corresponding reduction to CTA rates.

         The Department allows UI an earning sharing mechanism (ESM) that provides for a 50/50% (Company/ratepayers) sharing of earnings above UI's allowed ROE of 10.45%. In this regard, 50% shall be retained by the shareholders of UI, 25% will be returned to the customers of UI through bill surcredits, and the remaining 25% will be used to reduce the customer's balance of stranded costs.

         The Department does not impose financial penalties or performance standards upon the Company. UI is required, however, to continue to maintain its excellent service quality to customers, and provide periodic monitoring of such to the Department.

         The requirements in this Decision will benefit ratepayers through a 3% overall rate reduction and increased pay-downs of the customer's balance of stranded costs. The acceleration in these write-offs will enable the reduction of the stranded cost balance to occur more quickly, thereby reducing interest costs (8.41%) that customers must pay on the outstanding stranded cost balance into the future.

         The Department notes that for the twelve months ended December 31, 2001, March 31, 2002, and June 30, 2002, UI's Order No. 1 filings, Docket No. 76-03-07, show that the Company had ROEs of 11.98%, 12.83%, and 14.05%, respectively, after sharing. The pre-sharing returns for UI are estimated to be 12.94%, 15.5%, and 19.15% ((14.05%-11.5%) x 3 +11.5%) for the same time periods, respectively. In this regard, the Department further concludes that the robustness of these earnings rates validates the rate reductions ordered herein as justified and reasonable.

         Finally, the Department makes note of the integrity and dedication of the Company, and of the Parties and Intervenors, in supplying a vast amount of information in this rate case proceeding through testimony, discovery, interrogatory responses, audit requests, late filed exhibits, and 11 days of hearings. Such information noticeably aided the Department's ability to decide on this matter in a fair and equitable manner.

         Accordingly, all rate orders in this Decision, explicit in their regulatory impact on both UI and its ratepayers, are subject to compliance by UI. Effective with the date of this Decision the Department will require the company to begin amortizing the full amount of the revenue requirement reduction until final rates are approved in a compliance decision.

Docket No. 01-10-10                                              Page 104

B.  ORDERS

1. Effective with the date of this Decision, the Department requires the Company to begin writing-off stranded costs in the equal monthly amounts of $2,571,254 ($30,855,042/12 months) until the effective date of the Compliance decision.

2. Effective with the date of the Compliance decision the Department requires the Company to begin writing-off stranded costs of $8,274,949 annually in equal monthly amounts of $689,579. These amortizations will continue until rates are reset in a future rate setting proceeding. The Company will provide the Department calculations of all accounting entries regarding stranded cost write-offs for review and approval not later than 90 days after the end of each quarter in 2002, and thereafter March 31 of each year.

3. Effective with the date of this Decision, the Department requires the Company to reduce its distribution rates by $20.3 million in annual revenues. On or before October 26, 2002, UI shall submit revised tariffs for approval for its rates as discussed herein.

4. On or before March 3, 2003, UI must notify its Rate RHP customers that Rate RHP will end on December 31, 2003, as discussed herein.

5. On or before November 22, 2002, as discussed herein, UI shall develop a program and budget to increase awareness about Rate RT for Department approval. The Department must approve monies spent to promote this rate.

6. Effective with the date of the Compliance decision, the Department requires UI to set aside revenues of $2,000,000 annually in equal monthly amounts of $166,667 in a special reserve account to be used exclusively for the funding of direct incentives to customers of conservation programs. These revenues will continue to be set aside annually until ordered otherwise by the Department.

7. The Company shall evaluate its ROE for the twelve-month period beginning with the effective date of this Decision. The Company's ROE shall be evaluated using the cost of capital method as filed in the Company's Order
    No. 1 reports, in the Decision in Docket No. 76-03-07.   Earnings above the
    Company's allowed ROE of 10.45% will be shared 50/50% (Company/ratepayers). Specifically, 50% shall be retained by the shareholders of UI, 25% will be returned to the customers of UI by virtue of bill surcredits, and the remaining 25% will be used to reduce the customer's balance of stranded costs. The Department will be provided the Company's calculations and receipt of all accounting entries for review and approval within 60 days following the close of the twelve month evaluated period. Such evaluations shall be done thereafter every twelve months, immediately succeeding the date of the first evaluation.

8. The Department requires UI to calculate its ROE pursuant to the Company's Order No. 1 filings under Docket No. 76-03-07 on a pre-sharing and after-sharing basis.

Docket No. 01-10-10                                              Page 105

9. UI is required to explore cost savings for all types of insurance coverage and report the findings in the next rate case.

10. The Company is required to maintain detailed records supporting all UIL allocations to UI. These records may be subject to Department audit.

11. The Department will order the Company to budget and post actuals to the same expense class to present to the Department a clearer depiction of budgeted verses actual expenditures in the next rate case.

12. UI is required, on an ongoing basis, to consider more closely aligning the investment mix of its pension plan assets with currently appropriate industry benchmarks. Accordingly, within 90 days following each calendar year-end, as part of its quarterly financial reports, the Company shall file with the Department a report showing the current investment mix of UI's pension plan assets. Such report shall fully document the source of such industry benchmarks and shall demonstrate the manner in which the investment mix of UI's pension plan assets compares.

13. No later than October 31, 2002, UI will report to the Department on its efforts to eliminate the inclusion of all unregulated charges from termination notices.

14. No later than September 30, 2003 UI will amend its security deposit procedures to include the provision of a receipt of a security deposit to every customer, as required by Conn. Agencies Regs. Paragraph 16-11-105(c).

15. No later than December 31, 2002, and continuing for the next 12 months, UI will meet and confer quarterly with the Department's CA&I Unit regarding complaints and ongoing performance issues.

16. UI shall provide the Department with any changes to its customer service practices, procedures or policies as they apply to customer termination, amortization of bills, and credit and collection procedures in writing at least 10 business days prior to the effective date of such changes.

17. Within 60 days following the effective date of this Decision, UI shall provide the Department with a list of the Company's key areas of service quality and an accurate measurement of the Company's current performance in each (Initial Performance Filing). Thereafter, within 90 days following each calendar year-end, the Company shall file with the Department a report that evaluates its actual performance in such key areas of service quality against those in the Initial Performance Filing. Such analysis will be provided as part of the annual reliability filing for Department review.

Docket No. 01-10-10                                              Page 106


         Index A:  Allowed Rate Base Summary

UNITED ILLUMINATING COMPANY DN 01-10-10
RATE BASE
RATE YEAR 2002
                                                                     TABLE  I

                                     COMPANY       AUTHORITY       AS ADJUSTED
                                    PRO FORMA     ADJUSTMENTS      BY AUTHORITY


UTILITY PLANT IN SERVICE           $693,050,000            0       $693,050,000
PLANT 2                                       0            0                  0

LESS: CONS. WORK IN PROGRESS                  0            0                  0
LESS: ACCUM DEP AND AMORT           246,624,000     (234,000)       246,390,000
                                    -----------    ----------       -----------
NET PLANT                          $446,426,000      234,000       $446,660,000
                                    -----------    ----------       -----------

PLUS:
 MATERIALS AND SUPPLIES            $          0            0       $          0
 WORKING CAPITAL                     34,739,000   (3,659,000)        31,080,000
 PREPAYMENTS                          1,726,000            0          1,726,000
 MISCELLANEOUS                      426,732,000  (20,407,942)       406,324,058
DEFERRED TAXES                       10,495,000            0         10,495,000
 UNAMORTIZED DEFERRALS, NET                   0            0                  0
DEFERRED FAS 106                              0            0                  0

LESS:
 DEFERRED INCOME TAXES             $130,200,000       93,308       $130,293,308
 CUST. ADVANCES AND DEPOSITS          1,777,000            0          1,777,000
  OTHER RESERVES                      5,469,000    1,387,250          6,856,250
 DEFERRED INCOME TAXES - FAS 109              0            0                  0
  REGULATORY LIABILITY - FAS 109              0            0                  0
  REGULATORY PENSION LIABILITY       (2,203,000)  (1,119,000)        (3,322,000)
  PENSION LIABILITY - DEFERRED TAXES          0   (1,178,000)        (1,178,000)
  MISCELLANEOUS                               0            0                  0
                                   ------------   ----------        -----------
RATE BASE                          $784,875,000  (23,016,500)      $761,858,501
                                    ===========   ==========        -----------
Adj. for Increased Amortizations                                     (4,137,475)
                                                                    -----------
Final Ratebase                                                      757,721,026
Allowed Weighted Cost of Capital                                          8.41%
Operating Income w/o Transmission Adj.                               63,720,550
Transmission Adjustment                                                 129,579
Final Operating Income                                               63,850,129
                                                                     ==========

Docket No. 01-10-10                                              Page 107

         Index B:  Allowed Operating Income Summary

UNITED ILLUMINATING COMPANY DN 01-10-10                                                                       RATE REDUCTION
INCOME STATEMENT                                                                                            Percent   Amount
RATE YEAR 2002                                                                                               3.05%  $20,300,000
AS FILED WITH APPLICATION - NOVEMBER 2001
                                       REVISED
                                        PRO FORMA   AUTHORITY                  INITIAL                       FINAL
                                       RATE YEAR   ADJUSTMENTS    TABLE II     CHANGES                      CHANGES  TABLE III

OPERATING REV. - FIRM SALES & TRANS.  $628,889,000  $10,466,477  $639,355,477              $639,355,477              639,355,477
OPER. REV. - INTER., SPEC.
   CONTR., OTHER                        26,301,000      941,906    27,242,906                27,242,906               27,242,906
RATE REQUEST                                     0            0             0 (30,855,042)  (30,855,042)  10,555,042 (20,300,000)
                                      ------------  -----------  ------------ -----------  ------------   ---------- -----------
   TOTAL REVENUES                      655,190,000   11,408,383   666,598,383 (30,855,042)  635,743,341              646,298,383

O & M EXPENSE                         $655,190,000  (11,332,284) $171,440,716    (173,587)  171,267,128       59,382 171,326,510
MISC. EXPENSE                                    0    6,147,935     6,147,935                 6,147,935                6,147,935
FUEL AND ENERGY                        265,711,000            0   265,711,000               265,711,000              265,711,000
DEPRECIATION & DECOMMISSIONING          28,640,000     (468,000)   28,172,000                28,172,000               28,172,000
AMORTIZATION EXPENSE                    27,643,000            0    27,643,000                27,643,000               27,643,000
INCOME TAXES                            35,557,000            0    35,557,000                35,557,000               35,557,000
TAXES OTHER THAN GET OR
  INCOME TAXES                           3,272,000            0    43,272,000                43,272,000               43,272,000
GROSS EARNINGS TAXES                             0      468,576       468,576  (2,056,282)   (1,587,706)     703,423    (884,283)
DPUC INCREASE TO CONSERVATION                    0            0             0           0             0    2,000,000   2,000,000
PROVISION FOR DEF. INCOME TAXES, NET             0      186,615       186,615           0       186,615                  186,615
STATE TAXES (CURRENT)                            0    1,022,367     1,022,367  (2,146,888)   (1,124,521)     (25,349) (1,149,869)
FEDERAL TAXES (CURRENT)                          0    4,413,219     4,413,219  (9,267,400)   (4,854,181)    (109,422) (4,963,602)
DPUC INCREASE TO AMORTIZATIONS                   0            0             0                         0    8,274,949   8,274,949
                                      ------------  -----------  ------------ -----------  ------------   ---------- -----------
TOTAL OPERATING EXPENSES              $583,596,000      438,428  $584,034,428 (13,644,157) $570,390,271   10,902,983 581,293,254
                                      ------------  -----------  ------------ -----------  ------------   ---------- -----------
Subsidiary Income Taxes                 (1,155,000)           0    (1,155,000)               (1,155,000)              (1,155,000)

OPERATING INCOME                       $70,439,000  $10,969,955   $81,408,955 (17,210,885)  $64,198,070     (347,941) 63,850,129
                                      ============  ===========  ============ ===========  ============   ========== ===========

Docket No. 01-10-10                                              Page 108


         Index C:  Allowed Rate Base Detail

UNITED ILLUMINATING COMPANY DN 01-10-10
RATE BASE                          LAST REVIEW DATE
RATE YEAR 2002
                                         REVISED      AUTHORITY
                                         PROFORMA     ADJUSTMENTS     TABLE I

UTILITY PLANT IN SERVICE                $693,050,000           $0  $693,050,000
PLANT 2                                            0            0             0

LESS: CONS. WORK IN PROGRESS                       0            0             0
LESS: ACCUM DEP AND AMORT                246,624,000    3,903,475   250,527,475
                                         -----------  -----------   -----------
NET PLANT                                446,426,000   (3,903,475)  442,522,526
                                         -----------  -----------   -----------

PLUS:
 MATERIALS AND SUPPLIES                           $0            0             0
 WORKING CAPITAL                          34,739,000   (3,659,000)   31,080,000
 PREPAYMENTS                               1,726,000            0     1,726,000
 MISCELLANEOUS                           426,732,000  (20,407,942)  406,324,058
DEFERRED TAXES                            10,495,000            0    10,495,000
 UNAMORTIZED DEFERRALS, NET                        0            0             0
DEFERRED FAS 106                                   0            0             0


LESS:
 DEFERRED INCOME TAXES                  $130,200,000       93,308   130,293,308
 CUST. ADVANCES AND DEPOSITS               1,777,000            0     1,777,000
  OTHER RESERVES                           5,469,000    1,387,250     6,856,250
 DEFERRED INCOME TAXES - FAS 109                   0            0             0
  REGULATORY LIABILITY - FAS 109                   0            0             0
  REGULATORY PENSION LIABILITY            (2,203,000)  (1,119,000)   (3,322,000)
  PENSION LIABILITY - DEFERRED TAXES               0   (1,178,000)   (1,178,000)
  MISCELLANEOUS                                    0            0             0

                                         -----------  -----------   -----------
RATE BASE                                784,875,000  (27,153,974)  757,721,026
                                         ===========  ===========   ===========
RETURN ON RATE BASE                            8.98%        8.41%         8.41%
                                         -----------  ===========   -----------
OPERATING INCOME                          70,442,531   (6,721,982)   63,720,550
                                         ===========  ===========   ===========


$1,576,002 increase to rate base for
 deferred taxes on acccrued vacation and
 rate base decrease of $16,644                          1,559,358
Rate-A-Meter Timers                                     1,000,000
12/31/01 balance adjustment LF63                       (8,662,000)
CTA Rate Base LF63                                    (13,862,000)
Land Sales CTA Rate Base Adj.                             (58,300)
                                                      (20,022,942)

Injuries and Damages Reserve               1,267,000
Allowance for Bad Debt                       120,250
                                           1,387,250
Adjustment to SBC for 12/31/01 bal          (385,000)

Docket No. 01-10-10                                              Page 109

         Index D:  Expense Detail

UNITED ILLUMINATING COMPANY DN 01-10-10

O & M                                         OTHER TAX EFFECTED EXP. ADJ'S                DEFERRED OR NON-TAX EFFECTED EXP.ADJ'S
----------------------                        -----------------------------
DESCRIPTION                                   DEPRECIATION & DECOMMISSIONING    (468,000)  DESCRIPTION
-----------                      -----------  DEPRECIATION & DECOMMISSIONING           0   -----------               -----------
O & M EXPENSE                                 DEPRECIATION & DECOMMISSIONING           0   O & M EXPENSE              (1,155,000)
UNCOLLECTIBLE EXP.                  (937,865) DEPRECIATION & DECOMMISSIONING           0   O & M EXPENSE                       0
Payroll                           (2,142,727) DEPRECIATION & DECOMMISSIONING           0   O & M EXPENSE                       0
Education & Training                (310,198) AMORTIZATION EXPENSE                     0   Hardship and MPP Program            0
Purchased PC Software               (436,761) INCOME TAXES                             0   MISC. EXPENSE                       0
Travel                              (510,636) INCOME TAXES                             0   MISC. EXPENSE                       0
Legal Services                      (300,000) INCOME TAXES                             0   FUEL AND ENERGY                     0
Miscellaneous                     (1,096,097) DPUC INCREASE TO AMORTIZATIONS           0   FUEL AND ENERGY                     0
MISC. EXPENSE                                 DPUC INCREASE TO AMORTIZATIONS           0   FUEL AND ENERGY                     0
Vault Inspections                   (467,000) DPUC INCREASE TO AMORTIZATIONS           0   DEPRECIATION & DECOMMISSIONING      0
Increased Conservation                     0                                               DEPRECIATION & DECOMMISSIONING      0
Rate A Meter Timers               (3,831,000)                                -----------   DEPRECIATION & DECOMMISSIONING      0
Administrative Costs of Standard
   Offer & Retail Access                   0  Total                             (468,000)  AMORTIZATION EXPENSE                0
Allocation of Affiliate Income Taxes       0                                 ===========   AMORTIZATION EXPENSE                0
DOT Right-of-Way Lease Exp.         (100,000)                                              AMORTIZATION EXPENSE                0
American Stock Transfer              (45,000)                                              INCOME TAXES                        0
FUEL AND ENERGY                                                                            INCOME TAXES                        0
PGA mechanism                              0                                               INCOME TAXES                        0
new sales                                  0                                               DPUC INCREASE TO AMORTIZATIONS      0
MISC. EXPENSE                              0                                               DPUC INCREASE TO AMORTIZATIONS      0
MISC. EXPENSE                              0                                               DPUC INCREASE TO AMORTIZATIONS      0
MISC. EXPENSE                              0
MISC. EXPENSE                              0                                                                         -----------
MISC. EXPENSE                              0                                                   Total                  (1,155,000)
MISC. EXPENSE                              0                                                                         ===========
MISC. EXPENSE                              0
MISC. EXPENSE                              0
                                 -----------
TOTAL 0 & M adjustments         (10,177,284)
                                 ===========




Advertising                          (84,833)
Life Insurance                        (2,478)
Pension                             (111,949)
401k Contribution                    (36,858)
Rate Case Expense                   (172,533)
Insurance Adjustment LF89            323,000
Severance Adjustment LF89           (473,559)
UIL cost allocation LF89            (428,000)
Transmission Agreement Savings LF89 (616,333)
Employee matching KSOP              (497,250)
Pension non-qualified SERP          (343,000)
Pension Increase                     615,000
Health Insurance                    (159,304)
OPEB LF89                            392,000
Pension investment exp.              500,000
                                  (1,096,097)

Docket No. 01-10-10                                              Page 110


          Index E:  Revenue Detail

REVENUE ADJUSTMENTS
--------------
   1 OPERATING REV. - FIRM SALES & TRANS.                 6,089,194
   2 OPERATING REV. - FIRM SALES & TRANS.                         0
   3 OP. REV. 1 (with sales & GET taxes) Target Margin            0
   4 OP. REV. 1 (with sales & GET taxes) PGA                      0
   5 OPER. REV. - INTER., SPEC. CONTR., OTHER               941,906
   6 OPER. REV. - INTER., SPEC. CONTR., OTHER                     0
   7 OP. REV. 2 (w/o sales & GET taxes)                   4,377,283
   8 OP. REV. 2 (w/o sales & GET taxes)                           0
   9 RATE REQUEST                                                 0
  10 RATE INC. (w/o sales & GET taxes)                            0
  11
                                                       ------------
               Total                                     11,408,383

Docket No. 01-10-10                                              Page 111


         Index F:  Cost of Capital

COST OF CAPITAL

                                            $ AMOUNT                                  % COSTS                            FINAL
                               ----------- ------------  ------------  ------------ ------------ ----------    FINAL    WEIGHTED
                                PRO FORMA      ADJ's         FINAL       PRO FORMA      ADJ's      FINAL      WEIGHTS     COST
                               ----------- ------------  ------------  ------------ ------------ ----------  ---------  --------
DEBT - LONG TERM               382,546,000   22,952,760   405,498,760      6.45%       0.15%        6.60%      53.00%    3.50%
           - SHORT TERM                  0            0             0      0.00%       0.00%        0.00%       0.00%    0.00%
PREFERRED STOCK                          0            0             0      0.00%       0.00%        0.00%       0.00%    0.00%
CUSTOMER DEPOSITS IN RATEBASE            0            0             0      0.00%       0.00%        0.00%       0.00%    0.00%
COMMON EQUITY                  382,546,000  (22,952,760)  359,593,240     11.50%      -1.05%       10.45%      47.00%    4.91%
                               -----------  -----------   -----------                                         -------    -----
TOTAL                          765,092,000            0   765,092,000      8.98%                              100.00%    8.41%
LESS:SHORT TERM                          0                          0                                         =======    =====
                               -----------                -----------
                               765,092,000                765,092,000   Rounding        100                              8.41%
                               ===========                ===========                                                    =====


INCLUDE SHORT DEBT IN CAP.
  STRUCTURE? (YES = 1)                   0

                                            $ AMOUNT                                  % COSTS                            FINAL
                               ----------- ------------  ------------   ----------- ------------ ----------     FINAL   WEIGHTED
                               PRO FORMA      ADJ's         FINAL        PRO FORMA      ADJ's      FINAL       WEIGHTS    COST
                               ----------- ------------  ------------   ----------- ------------ ----------  ---------- --------
DEBT - SHORT TERM                        0            0             0      0.00%       0.00%        0.00%        0.00%   0.00%
DEBT - LONG TERM               382,546,000   22,952,760   405,498,760      6.45%       0.15%        6.60%       53.00%   3.50%
PREFERRED STOCK                          0            0             0      0.00%       0.00%        0.00%        0.00%   0.00%
CUSTOMER DEPOSITS                        0            0             0      0.00%       0.00%        0.00%        0.00%   0.00%
COMMON EQUITY                  382,546,000  (22,952,760)  359,593,240     11.50%      -1.05%       10.45%       47.00%   4.91%
                               -----------  -----------   -----------                                          -------   ----
                                                                           8.98%
TOTAL                          765,092,000            0   765,092,000                                          100.00%   8.41%
                               ===========  ===========   ===========                                          =======   =====


Docket No. 01-10-10       DPUC REVIEW OF THE UNITED ILLUMINATING COMPANY'S RATE
                          FILING AND RATE PLAN PROPOSAL

 This Decision is adopted by the following Commissioners:


                      /s/ John W. Betkowski, III
                    ----------------------------------
                          John W. Betkoski, III



                      /s/ Donald W. Downes
                    ----------------------------------
                          Donald W. Downes



                      /s/ Jack R. Goldberg
                    ----------------------------------
                          Jack R. Goldberg





                             CERTIFICATE OF SERVICE
                             ----------------------

         The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.





                        /s/ Louise E. Rickard                  9/26/02
                    ------------------------------------    --------------
                          Louise E. Rickard                     Date
                    Acting Executive Secretary
                    Department of Public Utility Control